Filed Pursuant to Rule 424(b)(3)
File No. 333-148901

Prospectus

7,159,384 Shares

(including 1,966,017 Shares underlying Warrants)

Offered by Selling Shareholders of
UME ENERGY MANAGEMENT CORP.
COMMON STOCK

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to 7,159,384 shares of our common stock. These shares comprise (i) 5,193,367 shares sold to investors in various private placements from 2006 to 2007, including 50,383 shares issued to the placement agent and its affiliates in connection with the private placements, and (ii) 1,966,017 shares underlying warrants issued in connection with those private placements, including 370,169 shares underlying warrants issued to the placement agent and its affiliates in connection with the private placements. The warrants have exercise prices ranging from $1.75 to $2.25 and expire the later of two years after the effective date of this registration statement or five years after the date of issuance.

Information regarding the selling shareholders and the manner in which they acquired their shares, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Shareholders” and “Plan of Distribution” in this prospectus.

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “ENLU.”  The closing price of our common stock on February 4, 2008 on the Over-the-Counter Bulletin Board was $2.01.

All of the securities offered by this prospectus may be sold from time to time by or on behalf of the selling shareholders. The prices at which the selling shareholders may sell their shares of our common stock will be determined by the prevailing market price for the shares or in negotiated transactions.

We will receive none of the proceeds from the sale of these shares by the selling shareholders under this prospectus. To the extent the warrants are exercised for cash, if at all, we may receive the exercise price for those warrants. However, under the terms of the 370,169 warrants issued to the placement agent and its affiliates, cashless exercise is permitted.  We intend to use any cash proceeds received from the exercise of warrants for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised for cash or at all. We will pay all of the registration expenses incurred in connection with this offering (estimated to be approximately $65,535) but the selling shareholders will pay all of the selling commissions, brokerage fees and related expenses.

Investing in our securities involves a high degree of risk. See the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” on pages 5 and 13, respectively, of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 6, 2008

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

References in this prospectus to “we,” “our,” “us” and “EnerLume” refer to EnerLume Energy Management Corp. and our consolidated subsidiaries, including RS Services Inc. and EnerLume Corp.

ii

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus.  You should carefully consider, among other things, the matters discussed under the caption “Risk Factors.”

The Offering

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to 7,159,384 shares of our common stock. These shares comprise (i) 5,193,367 shares sold to investors in various private placements from 2006 to 2007, including 50,383 shares issued to the placement agent and its affiliates in connection with the private placements, and (ii) 1,966,017 shares underlying warrants issued in connection with those private placements, including 370,169 shares underlying warrants issued to the placement agent and its affiliates in connection with the private placements. The warrants have exercise prices ranging from $1.75 to $2.25 and expire the later of two years after the effective date of this registration statement or five years after the date of issuance.

No shares are being offered for sale by us.

Shares of common stock outstanding	13,215,730

Shares offered by us	0

Total number of shares offered by selling shareholders	7,159,384 (assuming exercise of the warrants).

Common stock to be outstanding after the offering (assuming exercise of the Warrants)	15,181,747

Use of Proceeds
We will not receive any of the proceeds from the sales of the shares by the selling shareholders. We will pay all of the registration expenses incurred in connection with this offering (estimated to be approximately $65,535) but the selling shareholders will pay all of the selling commissions, brokerage fees and related expenses. To the extent the warrants are exercised for cash, if at all, we may receive the exercise price for those warrants. However, under the terms of the 370,169 warrants issued to our placement agent and its affiliates, cashless exercise is permitted.  We intend to use any cash proceeds received from the exercise of warrants for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised for cash or at all.

OTCBB	Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “ENLU.” The closing price of our common stock on the Over-the-Counter Bulleting Board on February 4, 2008 was $2.01.

Risk Factors	See “Risk Factors” beginning on page 5 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

The selling shareholders may sell their shares in the open market at prevailing market prices or in private transactions at negotiated prices. The selling shareholders may sell the shares directly, or may sell them through underwriters, brokers or dealers. The selling shareholders and their respective agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. Underwriters, brokers or dealers may receive discounts, concessions or commissions from a selling shareholder or from a purchaser and this compensation might be in excess of the compensation customary in the type of transaction involved. We provide more information about how the selling shareholders may sell their shares in the section of this prospectus titled “Plan of Distribution.”

In this prospectus, the terms “the company,” “we,” “us,” and “our” refer to EnerLume Energy Management Corp. and, unless the context otherwise requires, its subsidiaries.

Our Company

EnerLume Energy Management Corp. is a Colorado corporation headquartered in Hamden, Connecticut.  Through our wholly-owned subsidiaries, RS Services, Inc. and EnerLume Corp., we are an outsource provider of energy conservation management products and services.

Our RS Services subsidiary comprises our full service electrical contracting services segment.  RS Services offers its customers an experienced team of individuals specializing in the installation and design of electrical systems, energy management systems, telecommunication networks and retrofitting of existing control panels, lighting systems, and alarm systems.  Our EnerLume Corp. subsidiary comprises our energy conservation segment and currently consists of the sales, marketing, and research and development of our EnerLume|EM®.  The EnerLume|EM® is an electrical energy saving device that treats electronic ballasts with fluorescent lighting systems, and can reduce electricity bills by up to 15% or more.  The EnerLume|EM® is suitable for use in manufacturing facilities, parking garages, warehouses and anywhere fluorescent lighting is used, and has a universal fit and causes a minimum disruption for approximately 50% of electrical usage in energy by eliminating waste through facility wide control and treatment of power consumption.  EnerLume|EM® also provides strong value-adds inherent in the technology, including energy measurement and power monitoring.  The firmware provides timing direction to the ballasts as to when to draw power in such a way as to maintain full, peak voltage for maximum light output.  Electrical consumption is reduced because ballast efficiency is maximized.  Therefore, the EnerLume|EM® improves the efficiency of a lighting system by reducing the electrical energy consumed while maintaining nearly all the light output.

As of January 18, 2008 we employed approximately 62 full-time employees and 1 temporary staff.

Our principal executive offices are located at Two Broadway, Hamden, Connecticut 06518. Our telephone number is (203) 248-4100.

Recent Developments

This section covers developments beginning in the first quarter of fiscal 2008 (beginning July 1, 2007), the last period for which reports were provided to shareholders.

Sale of Corporate Dining

On October 19, 2007, the holders of a majority of shares of the Company’s outstanding common stock approved the sale of substantially all of the assets comprising our contract food management division pursuant to the Asset Purchase Agreement dated April 17, 2007 and amended on August 31, 2007 by and between the Company, Timothy Hayes and an entity formed by Mr. Hayes to facilitate the transaction.  The transaction closed on October 26, 2007 and the principal assets of this division sold in the transaction consisted of the Host America name, customer accounts, equipment, inventory, intellectual property and promotional and marketing materials. The Asset Purchase Agreement provided for a cash purchase price of $1.2 million dollars subject to certain adjustments prior to closing based upon the remaining corporate dining accounts and inventory on hand from the date of the original agreement to the closing.  In addition, $196,097 of the total purchase price is being held in an escrow account for a period of 120 calendar days from closing to determine the number of key accounts that have been retained by this division.  Based upon the aforementioned adjustments made at closing, the final cash purchase price paid to the Company was $1,137,077. Mr. Hayes formerly served as the director of operations for the corporate dining division and resigned from the Company effective at the closing date.  The Company believes the sale was fair to the Company and its shareholders based upon a fairness opinion provided by Marshall & Stevens, an independent valuation firm.  In addition, the Company’s audit committee reviewed the transaction and the Company’s board of directors approved the transaction based upon the conclusion the terms were no less favorable than generally available to an independent third party. David Murphy, the Company’s chief executive officer and a director, entered into a non-

competition agreement with the purchaser for a period of five years and was paid $34,218 as consideration for entering into the non-compete agreement.

Sale of Unitized Meals

On October 19, 2007, the holders of a majority of shares of the Company’s outstanding common stock approved the sale of substantially all the assets of Lindley Food Services Corporation, our supplier of fresh unitized meals to schools and senior feeding programs.  Pursuant to the Asset Purchase Agreement dated April 17, 2007, the Company sold to Lindley Acquisition Corporation substantially all the assets of this division which consisted of equipment, inventory, accounts receivable, intellectual property, contracts and agreements, cash and real estate and capital services leases.  The transaction closed on October 31, 2007.  The Asset Purchase Agreement provided for a cash purchase price of $2,500,000 subject to an adjustment based on the net asset value of the division two days prior to closing.  As a result of the aforementioned adjustments, the Company received net proceeds of $2,251,202 from the sale of this division.  Prior to the transaction, Gilbert Rossomando was the president of this division and Mark Cerreta was the executive vice president of this division.  Messrs. Rossomando and Cerreta are the sole shareholders of Lindley Acquisition Corporation.  Mr. Rossomando will remain a director of the Company, however, Messrs. Rossomando and. Cerreta resigned as officers of the Company effective at the closing date.  The Company believes the sale was fair to the Company and its shareholders based upon a fairness opinion provided by Marshall & Stevens, an independent valuation firm.  In addition, the Company’s audit committee reviewed the transaction and the Company’s board of directors approved the transaction based upon the conclusion the terms were no less favorable than generally available to an independent third party.

Corporation Name Change

At a special meeting of shareholders of the Company held on October 19, 2007, the holders of a majority of shares of the Company’s outstanding common stock approved a proposal that the Company amend its articles of incorporation and change its name from “Host America Corporation” to “EnerLume Energy Management Corp.”.  On October 24, 2007, the Company filed articles of amendment to amend its articles of incorporation with the office of the Secretary of State of the State of Colorado to effect this change of name.

History

We were originally incorporated in Delaware on February 6, 1986 under the name of University Dining Services, Inc. and subsequently changed our name to Host America Corporation and our domicile to Colorado.  Historically, our core business was food service, including food service management and sales of unitized meals. From 2002 through 2004, we conducted a series of mergers and acquisitions to expand and compliment our existing food service business.  Beginning in 2003, our management decided it would be in our best interests to expand into the energy conservation and electrical services businesses with acquisitions of GlobalNet in December 2003 and RS Services, Inc. in February 2005.  To capitalize on improving margins in energy conservation, we sold our two major food service divisions in October 2007 and concentrate exclusively on energy conservation services and products.  On October 24, 2007, we changed our name to EnerLume Energy Management Corp. (“EnerLume” or the “Company”) to reflect our new business focus.

Our Business

Our energy management division currently consists of two segments: RS Services and our energy conservation product segment, EnerLume Corp.

RS Services is an electrical contract services firm which specializes in the installation and design of electrical systems, energy management systems, telecommunication networks and retrofitting of existing control panels, lighting systems, and alarm systems.  Our energy conservation product segment consists of the EnerLume|EM®, which is a computerized controller capable of reducing energy consumption on lighting systems.  Our goal is to provide both large and small customers with significant savings on their electrical energy usage and minimize downtime costs associated with power outages.  In addition, we believe that the increase in energy efficiency related to the use of our product and services has the future potential for reducing repairs and maintenance expenses by reducing operating temperatures of existing equipment.

The products and services we currently provide are as follows:

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EnerLume|EM®.  This product is a lighting energy management system that is designed to reduce excess kilowatts ordinarily required for operating magnetic or electronic ballasts used in fluorescent lighting systems, and manages the incoming power so the ballasts draw energy when the power transmission is most efficient.  This reduces energy costs while minimally reducing light levels so that virtually no light loss can be detected by the human eye.  The light controller can be managed from a remote location, which provides what we believe to be a unique benefit to multi-locations customers.

•	Installation and Maintenance Services. We offer product enhancements, installation and product servicing and maintenance support to our customers.

•
Switchgear and Retrofit Contracts.  We offer services as both contractor and subcontractor for multi-location switchgear and retrofit contracts nationwide.  These services include replacing older, less efficient equipment and similar electrical devices and replacing them with new, and more updated energy efficient devices, such as circuit breakers and florescent lighting tubes and ballasts.

Our long-term goal is to target the commercial, industrial and governmental markets, utilizing direct sales by master channel partners, sub-distributors and in-house sales staff.  We also plan to conduct research and development, which may include new product launches and product expansions with a view to increasing revenues, market expansion, name brand recognition and client loyalty.  We will also continue to develop our relationships with large electrical contractors, national large retail chains, office locations and property management companies.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks set forth below.  We operate in a highly competitive environment in which there are numerous factors which can influence our business, financial position or results of operations and which can also cause the market value of our common stock to decline. Many of these factors are beyond our control and therefore, are difficult to predict. The following section sets forth what we believe to be the principal risks that could affect us, our business or our industry, and which could result in a material adverse impact on our financial results or cause the market price of our common stock to fluctuate or decline.

These risks are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Moreover, we operate in a very competitive and rapidly changing environment.  It is not possible for our management to identify or predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Risks Related to the Company Generally

We have a history of losses and our future profitability on a quarterly or annual basis is uncertain, which could have a harmful effect on our business and the value of our common stock.

Our consolidated statements of operations and our statements of operating cash flows reveal significant losses and the utilization of significant amounts of cash to support our operating activities.  Although a substantial portion of the net loss in prior years was related to non-cash charges, there can be no assurance that adequate sources of financing will be obtained as required or that our assets will be realized and liabilities settled in the ordinary course of business.  Our consolidated financial statements do not include any adjustments related to the recoverability of assets that might be necessary if we are unable to continue as a going concern nor the potential need to make sizable payments in connection with pending litigation.

In order to continue as a going concern, we will require additional financing.  There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms.

In addition, we are named as defendant in numerous litigations, including shareholder lawsuits.  If an adverse ruling in any or all of these legal matters occurs, we may be forced to either restructure operations, or take other necessary and appropriate measures that could potentially limit our ability to exist further as a going concern.

Our independent registered public accounting firm has indicated substantial doubt about our ability to continue as a “going concern.”  If we are unable to successfully implement our business plan and secure equity financing, we may be unable to continue as a going concern.

Our current independent registered public accounting firm, in their report with respect to our financial statements as of June 30, 2007, and for three years in the period ended June 30, 2007, included a “going concern” qualification. As discussed in Note 2 to the audited financial statements, we have incurred significant losses and have negative cash flows from operations for the years ended June 30, 2007, 2006 and 2005, have a shareholders’ deficiency at June 30, 2007 and are currently involved in significant litigations that can have an adverse effect on the Company’s operations.  Because of these conditions, our independent registered public accounting firm has raised substantial doubt about our ability to continue as a going concern. We plan to improve cash flow through continued focus, deployment and promotion of our energy conservation segment and the underlying technology associated with our EnerLume|EM®. We also plan to continue our efforts to identify ways of reducing operating costs and to increase liquidity through additional equity or debt financing.

We have financed our operations since inception primarily through equity and debt financings. We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to implement our business plan. Such capital is expected to come from the sale of securities or the raising of additional debt. No assurances can be given that such financing will be available in sufficient amounts or at all. Our ability to continue our operations will be dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern.

Material weaknesses or deficiencies in our internal controls over financial reporting could harm shareholder and business confidence in our financial reporting, our ability to obtain financing or other aspects of our business.

Maintaining an effective system of internal control over financial reporting is necessary for us to provide reliable financial reports.  As described in our recent periodic reports, management conducted an evaluation of internal controls and procedures. Based on that evaluation, our CEO and CFO concluded that our internal controls and procedures were not effective at a reasonable assurance level due to the material weaknesses such as inadequate controls related to inventory items at RS Services with respect to proper valuation and accountability and inadequate controls that address the segregation of duties and staffing levels associated with compilation and reporting tasks. Because the material weaknesses described above have not been remediated, our CEO and CFO continue to conclude that our internal controls and procedures are not effective.

While we are in the process of implementing the remediation efforts, we may continue to experience difficulties or delays in implementing measures to remediate the material weaknesses. Additionally, if the remedial measures are insufficient to address the identified material weaknesses or if additional material weaknesses or significant deficiencies in our internal controls are discovered in the future, we may fail to meet our future reporting obligations on a timely basis, our financial statements may contain material misstatements, our operating results may be harmed, and we may be subject to litigation.

Any material weakness or unsuccessful remediation could affect investor confidence in the accuracy and completeness of our financial statements. As a result, our ability to obtain any additional financing, or additional financing on favorable terms, could be materially and adversely affected, which, in turn, could materially and adversely affect our business, our strategic alternatives, our financial condition and the market value of our securities.

We can give no assurances that the measures we have taken to date, or any future measures we may take, will remediate the material weaknesses identified or that any additional material weaknesses will not arise in the future due to our failure to implement and maintain adequate internal controls over financial reporting. In addition, even if we are successful in strengthening our controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or ensure the fair presentation of our financial statements included in our periodic reports filed with the SEC.

We will require additional capital to implement our business plan, and, if additional capital is not available, we may have to curtail or cease operations.

We believe that the most efficient manner to increase shareholder value is to execute our business plan, which will require additional capital.  We have engaged investment banking firms to raise additional capital, or debt via equity or debt financings, asset monetization or otherwise, until we can achieve positive cash flow.  However, there is no assurance that we will be successful in the short-term of raising additional funds to fulfill our business plan, or that we will ever be successful in raising additional capital for the business, which could have a material adverse effect on our results of operations and cash flows.

We are subject to pending litigation, which could have a material adverse effect and impact on our liquidity, financial condition and operating results, on the trading price of our securities and on our ability to access the capital markets.

EnerLume, current and former members of our senior management, and current and former members of our Board of Directors are named defendants in class actions alleging violations of certain disclosure provisions of the federal securities laws arising from a July 12, 2005 press release.  Further, these individuals are named defendants in derivative suits alleging breaches of fiduciary duty.  We are generally obligated to indemnify our officers and directors and our former officers and directors who are named as defendants in some or all of the above matters to the extent required by Colorado law.  In addition, our insurance carriers may decline coverage, or our coverage may be insufficient to cover our expenses and liability, in some or all of these matters. It is possible that we will incur losses and obligations in excess of any insurance coverage, in aggregate amounts that would have a material adverse effect on our financial position, results of operations or cash flows.

Material adverse legal judgments, fines, penalties or settlements could adversely affect our financial health and prevent us from fulfilling our obligations under our outstanding indebtedness.

Material adverse legal judgments, fines, penalties or settlements arising from our pending litigation could require additional funding.  If such developments require us to obtain additional funding, we cannot provide assurance that we will be able to obtain the additional funding that we need on commercially reasonable terms or at all, which could have a material adverse effect on our results of operations and cash flows.

Such an outcome could have important consequences.  For example, it could:

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require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes, including debt reduction or dividend payments;

•	increase our vulnerability to general adverse economic and industry conditions;
•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;
•	restrict our ability to introduce new technologies or exploit business opportunities;
•	make it more difficult for us to satisfy our payment obligations with respect to our outstanding indebtedness; and
•	increase the difficulty and/or cost to us of refinancing our indebtedness.

Our senior management team is required to devote significant attention to matters arising from the current litigation.  As such, our management is unable to devote the majority of their time to implementing our business plan.

We cannot provide assurance that the class and derivative actions will not adversely affect our results of operations.  As our management team is forced to focus on matters pertaining to the fallout of the July 2005 press release, they are unable to devote their entire energies to implementing new products and services.

Because our share price has been volatile, we may be the target of additional securities litigation, which is costly and time-consuming to defend.

In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted class action securities litigation against those companies.  We can provide no assurance that our share price will remain stable on a going-forward basis.  Such litigation, coupled with existing shareholder litigation, could result in substantial costs and a diversion of management attention and resources, which could significantly harm our profitability and reputation.  These market fluctuations, as well as general economic, political and market conditions such as recessions, may adversely affect the market price of our common stock.

Effective control by current officers and directors and significant sales of shares by officers and directors could have a negative impact on share price.

As of January 18, 2008, our officers, directors and their affiliates beneficially own 18.50% of the total voting stock outstanding, including options, convertible securities and warrants for common stock such individuals may have the right to exercise.  Our articles of incorporation do not authorize cumulative voting in the election of directors and, as a result, our officers and directors are in a position to have a significant impact on the outcome of substantially all matters on which shareholders are entitled to vote, including the election of directors.  In addition, based on the large number of shares currently owned by management, any sales of significant amounts of shares by our officers and directors, or the prospect of such sales, could adversely affect the market price of our common stock.  These individuals, if and when they sell their shares, are subject to the volume limitations imposed by Rule 144 with respect to sales by affiliates.

We may be required to reduce or eliminate some or all of our sales and marketing efforts or research and development activities if we fail to obtain additional funding that may be required to satisfy future capital needs.

We plan to continue to spend substantial funds to expand our sales and marketing efforts and our research and development activities related to our energy conservation product.  Any cash generated from the operations of the on-going business, and/or other current sources of liquidity, the long-term financing of these marketing activities could require additional funding in the future. Our future liquidity and capital requirements will depend upon numerous factors, the cost and timing of sales and marketing, manufacturing and research and development activities, and competitive developments. Any additional required financing may not be available to us on satisfactory terms or at all. If we are unable to obtain financing, we may be required to reduce or eliminate some or all of these activities.

Any decrease in capital spending by our potential “end user” customers could have a material adverse effect on our business and results of operations.

Our “end user” target markets include distribution centers, warehouses, retail store chains, parking garages and the like. The capital spending policies of our potential “end user” customers can have a significant effect on the demand for our products. Such policies are based on a variety of factors, including the resources available to make such purchases, spending priorities and policies regarding capital expenditures. Any decrease in capital spending by our potential “end user” customers could have a material adverse effect on our business and results of operations.

Any failure to obtain and sustain market acceptance of our product could have a material adverse effect on our plan for growth and on our business and results of operations.

Our product represents alternatives and new concepts to traditional instruments and methods. As a result, our product may be slow to achieve, or may not achieve, market acceptance, as customers may seek further validation of the efficiency and efficacy of our technology. This is particularly true where the purchase of the product requires a significant capital commitment. Our failure to obtain and sustain such acceptances could have a material adverse effect on our plan for growth and on our business and results of operations.

Any changes in government regulations may adversely affect consumer demand for our products.

The market for our product in the United States is subject to or influenced by various domestic laws and acts. We design, develop and market our products to meet customer needs created by existing and anticipated regulations, and any changes in these regulations may adversely affect consumer demand for our products.

We have a limited operating history as an energy conservation management company upon which to evaluate our potential for future success.  Due to our limited operating history, it is difficult to forecast our future success.

To date, we have generated only limited revenues as an energy conservation management company.  Significant marketing investment will be required in order to establish a sufficient market for our energy conservation product and build revenues.  The technology underlying this product may not become a preferred technology to address the energy management needs of our customers and potential customers.  Failure to successfully develop and market future products on a timely and cost-effective basis could have a material adverse effect on our ability to compete in the energy management market.

The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies in an evolving market.  If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.

Our energy services segment has incurred significant operating losses since inception and may not achieve or sustain profitability in the future.  The energy services segment’s failure to achieve profitability could result in our failure to continue as a going concern.

Our energy services segment incurred substantial losses in fiscal 2007 of $2,044,706.  We must overcome significant sales and operational challenges.  In addition, our energy services segment may be required to reduce the prices of its services in order to increase sales.  If we reduce prices, we may not be able to decrease costs sufficiently to achieve acceptable profit margins.  As our energy services segment strives to grow its business, we expect to spend significant funds for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel, and research and development.  To the extent that revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity could be materially adversely affected.  If our energy services segment experiences slower than anticipated revenue growth or if its operating expenses exceed its expectations, we may be required to cease operations.  Even if it achieves profitability in the future, it may not be able to sustain it.

Our energy services segment currently experiences volatility in its cash flows and is subject to an extended sales cycle in connection with the bidding process, purchasing of materials and the installation and testing of electrical systems.  This business cycle could lead to significant operating losses for the foreseeable future.

Our energy services segment is currently obligated, pursuant to the majority of its installation and service contracts, to pay all the costs of materials, labor, travel and installation of its systems prior to being paid by its customers.  In addition, many of its projects extend over a lengthy period of time from the initial invitation to bid, to final installation and testing.  Although our energy services segment hopes to shorten this cycle, there can be no assurance its cash flow will improve or that it can profitably market this concept.  If this trend continues or worsens due to the inability to convince our customers to pay as the project progresses from its initial stages through completion, our  energy services segment’s cash flow and operating losses will continue to be significant, and we may be required to cease operations.

Patents and other proprietary rights provide uncertain protection of our proprietary information and our inability to protect a patent or other proprietary right may harm our business.

The patent position of companies engaged in the sale of products such as ours is uncertain and involves complex legal and factual questions. Issued patents can later be held invalid by a patent office or by a court. We can not assure you that our pending patent rights to the technology for our EnerLume|EM® will not be challenged, invalidated, or circumvented or that the rights granted thereunder will provide us a competitive advantage. In addition, many other organizations are engaged in research and development of products similar to our energy conservation analytical instrumentation. Such organizations may currently have or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by us. These rights may prevent us from commercializing new technology, or may require us to obtain a license from the organizations to use their technology.

We currently have limited trademark or patent protection with respect to the energy conservation product developed.  Our failure to protect our proprietary rights could result in substantial operating losses and the failure to effectively pursue our energy conservation business plan.

We cannot assure that any patents, trademarks or copyrights or our other proprietary rights issued to, licensed or otherwise used by us, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to us.  Furthermore, others may be able independently to develop substantially equivalent or superseding proprietary technology and an equivalent product or system may be marketed in competition with our products, thereby substantially reducing the value of any proprietary rights we may obtain in the future.  We also may not be able to protect our proprietary technology from duplication.  Additionally, the prevention of unauthorized use and disclosure of our intellectual property will likely become more difficult as our business grows.  We could incur additional legal costs in defending any patent, trademark, copyright or other infringement claims or in asserting any patent rights, copyrights or other proprietary rights, including those granted by third parties, in a suit with another party.  Our failure to protect our proprietary rights could have a material adverse effect on our business, financial condition and our overall results of operations.

Successful infringement claims by third parties could result in substantial damages, lost product sales and the loss of important proprietary rights.

There has been substantial litigation regarding patent and other intellectual property in various technology industries.  In the future, we may be notified of allegations that we may be infringing on intellectual property rights with respect to the technology we are currently marketing for our light controlling device.  Should litigation be brought against us, such litigation could be extremely expensive and time consuming and could materially adversely affect our business, financial condition and results of operations, regardless of the outcome of the litigation.  Such litigation could also result in loss of certain proprietary rights, significant monetary liability and barriers to product manufacturing.

Our future in energy conservation largely depends upon the success of our EnerLume|EM® light controller.  The light controller operation relies solely upon the inherent software and firmware for its implementation as an energy savings device, for which we have contracted with the manufacturer for the ownership of the intellectual property.  We anticipate expanding into new products utilizing this existing technology.  Any potential successful litigation would stop the progress of our product line and seriously impede our ability to expand into the energy conservation industry.  While our service division would continue to maintain contractual relationships with existing clients, our product line would cease. Any successful litigation against our intellectual property could materially harm our business.

Our energy conservation segment faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury.  Product liability claims that fall outside of our insurance coverage would further contribute to our negative cash flows.

Our energy conservation segment faces the risk that materials used in the manufacture of the final product may be flawed or faulty, causing the product to fail or malfunction.  Additionally, the product may not be used in the manner provided for in the instructions or in the way contemplated by the manufacturer.  In the event that insurance coverage or contractual indemnification is not adequate, product liability claims could have a material adverse effect on our business.  The successful assertion or settlement of any uninsured claim, a significant number of insured claims, or a claim exceeding our insurance coverage could have a material adverse effect on our business.

Our energy conservation segment faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury.  Negative publicity related to a product liability claim could lead to the loss of customers and corresponding revenues.

Our energy conservation segment is highly dependent upon consumer perception of the safety and quality of our product, as well as similar products distributed by other companies.  While our EnerLume|EM® light controller is listed by Underwriter’s Laboratories, a nationally recognized safety standard that tests products for reasonably foreseeable risk of fire, electric shock and related hazards, the mere publication of reports asserting that such products may be harmful could have a material adverse effect on our operations, regardless of whether such reports are scientifically supported and regardless of whether the products are being used to their specifications.

Our service segment does not have any long-term agreements with our customers and our future success is dependent on repeat business and obtaining new customers.

Our service segment’s success depends on attracting and retaining customers.  Although we have client purchase orders, we do not have long-term contracts and depend on fluctuating demand for our product or services. One major service customer accounted for approximately 30.9% of our revenue for the 2007 fiscal year.  There can be no assurance that we will be able to retain existing customers or attract new customers.  The failure to retain existing customers or attract new customers would likely have a material adverse effect on future profitability.

The energy management industry and products designed to maximize energy efficiency are subject to rapidly changing customer demands and preferences in light of rapid technological advances.  We will face substantial losses should our products not meet the demands of customers.

There can be no assurance that customers will continue to favor the product and services provided by us.  A significant shift in customer preferences could have a material adverse effect on our business, financial condition and results of operations.  In addition, products that gain wide acceptance with consumers may result in a greater number of competitors entering the market, which could result in downward price pressure that could adversely impact our gross profit margins.  In addition, new products would require employee retraining, which we must commit to long before the ultimate sale to our customers. There can be no assurance that sufficient consumer demand will still exist at the time a final product is available for sale or that favorable gross profit margins will be maintained.

We believe our growth will be materially dependent upon our ability to provide new technologies, processes and products necessary to meet the needs of our customers and potential customers.  The inability to anticipate and respond to these rapidly changing demands could have an adverse effect on our business.

The energy management industry is highly competitive.  Our failure to effectively compete in the industry could result in operating losses and the inability to continue as a going concern.

Numerous companies, many of which have greater assets, personnel, distribution and other resources than us, compete with us in supplying newer and more technologically-advanced products and services.  Our principal competition comes from similar companies that install products designed to maximize energy efficiency.  With generally low barriers to entry, particularly in terms of employee training, additional competitors could enter the market.  There can be no assurance that national or international companies will not seek to enter, or increase their presence in the industry. Several companies market and sell products that compete with us.  Competition from any of these companies could have a material adverse effect on our operations.

There is limited reliable, comprehensive data available regarding the size of the energy management industry and the historic and future expected growth of such industry.  We may be unable to implement our business plan, which is based on available data, resulting in operating losses and the potential inability to continue as a going concern.

Industry data and projections are inherently uncertain and subject to change.  There can be no assurance that the industry is as large as we anticipated or that projected growth will occur or continue.  In addition, underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors that are beyond our control.  There can be no assurance that an adverse change in the size or growth rate of the market will not have a material adverse effect on our business.

A decrease in electric retail rates could lessen demand for our energy conservation product.

Energy conservation products have the greatest profit potential in areas where commercial electric rates are relatively high.  However, retail electric rates for commercial establishments in the United States may not remain at their current high levels.  Due to a potential overbuilding of power generating stations throughout certain regions of the United States, wholesale power prices may decrease in the future.  Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well.  In addition, much of the wholesale costs of power are directly related to the price of certain fuels, such as natural gas, oil and coal.  If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease.  This could result in lower electric retail rates and reduced demand for our energy saving devices or to be developed devices.

Failure to effectively market our energy conservation product could impair our ability to sell large quantities of our product.

One of the challenges we face in commercializing our energy conservation product is demonstrating the advantages of our product over more traditional products and competitive products.  As our energy conservation segment grows, we will need to further develop our marketing and sales force.  If we are unable to expand our internal sales force, our ability to generate significant revenues could be harmed.

We depend upon our key personnel and may experience difficulty attracting and retaining key employees.  The failure to retain existing management or the failure to hire new talent as needed could result in our inability to profitably and professionally run our business.

The future success of our business depends to a significant extent on the efforts and abilities of our executive officers, including David Murphy, CEO, Michael C. Malota, CFO, and Ronald Sparks, the President of RS Services.  Although we have employment agreements with these individuals, the loss of their services could have a material adverse effect on our business, financial condition and results of operations.  Mr. Sparks has highly technical, electrical skills relating to electrical services, specific knowledge of high voltage applications and extensive relationships with clients and suppliers in sales, marketing and manufacturing.  The loss of the services of Mr. Sparks and other key personnel, or our inability to attract or retain additional qualified personnel could have a material adverse effect on our business, financial condition and results of operations.  We believe that our future success in energy conservation and services will hinge upon our ability to attract, motivate and retain the current highly-skilled managerial personnel.  Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting, assimilating and retaining the personnel we require to grow and operate profitability.

Production of our EnerLume|EM®depends on our manufacturer’s ability to purchase raw materials and components.  The failure to procure materials and increases in component costs may result in our inability to profitably run our business.

Raw materials and components constitute a significant portion of our manufacturer’s cost of goods.  Factors that are largely beyond our control, such as movements in commodity prices for the specific materials required, may affect the future cost of raw materials and components.

In addition, the inability of our manufacturer to timely procure raw materials or components could be disruptive and costly.  If we are unable to obtain product on a timely basis at an affordable cost or if we experience any significant delays or interruptions of supply, our financial results could be significantly impacted.

Failure to effectively market our energy management products and services could impair our ability to sell significant quantities of these products and services.

One of the challenges that we face in commercializing our energy management products and services is demonstrating the advantages of our products and services over competitive products and services.  To accomplish this, we will need to further develop our marketing and sales force.  If we are unable to successfully develop and expand our internal sales and marketing forces, we may not be able to generate significant revenues.

Risks Related to Our Common Stock

Any future fundraising efforts will dilute current shareholder ownership interests. Any investor who purchases our securities could face future dilution as we pursue future equity fundraising.

As of January 18, 2008, we had 13,215,730 outstanding shares of common stock.  Any future material equity fundraising efforts will have the effect of increasing the amount of shares outstanding, thereby creating dilution for our existing shareholders. We believe that the most efficient manner in increasing shareholder value is to properly and effectively execute our business plan, which will require raising additional capital.  We have partnered with investment banking firms to assist and achieve this initiative, and will continue our efforts to raise additional capital, via equity financings or otherwise, until we can achieve positive cash flow.

Our common stock currently trades on the OTCBB trading platform, which could result in limited liquidity for any investor purchasing our securities.

There is a limited trading market for our common stock on the OTCBB and the ability to trade our common stock on the OTCBB depends on the presence and investment decisions of willing buyers and sellers.  There can be no guarantee that our common stock will be accepted for quotation by any other quotation system, market or exchange.  As such, our stock has the potential for very limited liquidity and marketability.

Our common stock is considered “penny stock,” which may make selling the common stock difficult.

Our common stock is considered to be a “penny stock” under the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended.  Under the rules, stock is considered “penny stock” if:  (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues at less than $6.0 million for the past three years.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our stock but must trade it on an unsolicited basis.

Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.  Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stocks.”  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not plan to pay cash dividends to holders of common stock.  Investors must rely on appreciation of our securities as the sole method to realize a gain on their investment.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends to the holders of our common stock at any time.  It is the present policy of the Board of Directors to retain all earnings to provide for our growth.  Accordingly, investors in our securities must rely upon subsequent sales after price appreciation as the sole method to realize a gain on investment.  There are no assurances that the price of common stock will ever appreciate in value.  Investors seeking cash dividends should not buy our securities.

Historically, our stock price has been volatile, which may make it more difficult to resell shares at prices that are attractive.

The trading price of our common stock has been subject to wide fluctuations.  Our stock price fluctuated in response to a number of events and factors, such as announcements from management, quarterly variations in operating results, or new customer accounts and acquisitions by us or our competitors, changes to financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties.  These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable.  These statements may also relate to our future prospects, developments and business strategies.

We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements.  These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.  The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our ability to retain and renew channel partner arrangements;
•	risks and uncertainties in our estimates and forecasts;
•	our dependence on key personnel;
•	the outcome of existing litigation and the potential for new litigation;
•	intense competition in the industry in which we operate on a local and national level;
•	the success of EnerLume|EM® and its ability to produce favorable revenue and profitability;
•	our dependence on the master channel partner’s ability to retain channel partners; and
•	other factors including those discussed under “Risk Factors” in this prospectus.

You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this filing, except as may be required by law.  In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the shares offered by the selling shareholders. To the extent the warrants are exercised for cash, if at all, we may receive the exercise price for those warrants. However, under the terms of the 370,169 warrants issued to our placement agent and its affiliates, cashless exercise is permitted.  We intend to use any cash proceeds received from the exercise of warrants for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised for cash or at all.

COMMON STOCK PRICE RANGE

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ENLU.OB.”  Our common stock has been quoted on the Over-the-Counter Bulletin Board since August 16, 2007 and was previously quoted on the Pink Sheets under the symbol “CAFÉ.PK” following our delisting from the NASDAQ Small Cap Market System on September 12, 2005.  For the periods during our listing on the NASDAQ Small Cap Market System, the following table sets forth the high and low sales prices for our common stock.  For the periods during our quotation on the Over-the-Counter Bulletin Board and on the Pink Sheets, the following table sets forth the high and low bid quotations as reported on the Over-the-Counter Bulletin Board and Pink Sheets, and represents prices between dealers, does not include retail markups, markdowns or commissions, and may not represent actual transactions.

	High	Low
Year ending June 30, 2008
First Quarter	$2.70	$1.90
Second Quarter	2.66	1.56
Year ending June 30, 2007
First Quarter	$1.50	$1.01
Second Quarter	1.98	1.25
Third Quarter	1.95	1.50
Fourth Quarter	2.40	1.60
Year ended June 30, 2006
First Quarter	$14.58	$0.83
Second Quarter	1.70	0.80
Third Quarter	2.98	1.40
Fourth Quarter	2.10	1.03

On February 4, 2008, the closing sale price for our common stock as reported on the Over-the-Counter Bulletin Board was $2.01.

Holders

As of January 18, 2008, we had 13,215,730 shares of our common stock issued and outstanding, and there were approximately 2,400 shareholders of record.

Dividend Policy

We have not declared or paid any cash dividends on our common stock and presently intend to retain future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information concerning all equity compensation plans previously approved by shareholders and all equity compensation plans not previously approved by shareholders as of June 30, 2007.

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	101,250(1) 351,000(2) 262,200(3) 493,328(4)	$3.14 $2.22 $5.92 $2.56	63,750 70,000 237,800 6,672
Equity compensation plans not approved by shareholders	12,000(5)	$5.00	-
Total	1,219,778(6)	$3.26	378,222

(1)	Issued under the Host America Corporation 1998 Stock Option Plan
(2)	Issued under the Host America Corporation 2000 Stock Option Plan
(3)	Issued under the Host America Corporation 2003 Stock Option Plan
(4)	Issued under the Host America Corporation 2005 Stock Option Plan
(5)	Issued to executive officers and directors in August 1997
(6)	Does not include 3,494,929 shares underlying outstanding warrants. The warrants were issued in a series of private placements and not pursuant to equity compensation plans.

SELECTED FINANCIAL DATA

The following selected financial data are derived from our consolidated financial statements.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.  The selected consolidated balance sheet data as of June 30, 2007, 2006, 2005 and 2004 the selected consolidated statement of operations data for each of the years then ended have been derived from our consolidated financial statements audited by Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm.  The selected consolidated balance sheet data as of June 30, 2003 and the selected consolidated statement of operations data for 2003 has been derived from our consolidated financial statements audited by Carlin, Charron & Rosen, LLP, after the effect of discontinued operations.  The selected consolidated balance sheet data as of September 30, 2007 and the selected consolidated statement of operations data for the three months ended September 30, 2007 and 2006 have been derived from unaudited consolidated financial statements that are included elsewhere in this prospectus.  The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented.  Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

SELECTED FINANCIAL INFORMATION
	Year ended June 30,
Statement of Operations Data:	2007	2006	2005(2)	2004(1)	2003
	(in thousands, except per share data)
Net revenues	$7,194	$9,654	$3,200	$58	$-

Loss from continuing operations	(5,907)	(9,200)	(7,699)	(6,712)	-
Loss from continuing operations before income taxes	(7,377)	(14,119)	(9,201)	(6,712)	-
Provision (benefit) for income taxes	-	-	-	-	-
Income (loss) from discontinued operations	1,304	1,182	(462)	(6,149)	(640)

Net loss	(6,073)	(12,937)	(9,663)	(12,861)	(640)
Net loss applicable to common stockholders	(6,105)	(12,969)	(9,695)	(13,290)	(640)
Net loss per share:
Loss from continuing operations per share	$(0.81)	$(2.02)	$(2.11)	$(1.80)	$-
Income (loss) from discontinued operations per share	0.14	0.17	(0.11)	(1.76)	(0.29)
Net loss per share: basic and diluted	$(0.67)	$(1.85)	$(2.22)	$(3.56)	$(0.29)

Weighted average common shares used in computing loss per share: basic and diluted	9,149	7,025	4,375	3,726	2,178

	June 30,
Balance Sheet Data:	2007	2006	2005	2004	2003
Total assets	$9,000	$9,785	$12,754	$15,691	$11,191
Total long-term liabilities, less current portion	2,021	3,226	8,139	9,311	766

Selected Financial Data Footnotes (in thousands)

1.	In 2004, we acquired all the issued and outstanding shares of GlobalNet which includes revenue of $58 and loss of $6,712.
2.	In 2005, we acquired all the issued and outstanding shares of RS Services which includes revenue of $3,200 and loss of $5,216.

SELECTED QUARTERLY FINANCIAL INFORMATION	Quarter Ended
(in thousands, except per share data)	September 30, 2007	September 30, 2006
Statement of Operations Data:
Net revenues	$2,177	$2,333

Loss from continuing operations	(806)	(1,400)
Loss from continuing operations before income taxes	(1,359)	(1,602)
Provision (benefit) for income taxes	-	-
Income from discontinued operations	219	231

Net loss	(1,140)	(1,370)
Net loss applicable to common stockholders	(1,148)	(1,378)
Net loss per share:
Loss from continuing operations per share	$(0.13)	$(0.20)
Income from discontinued operations per share	0.02	0.03
Net loss per share: basic and diluted	$(0.11)	$(0.17)

Weighted average common shares used in computing loss per share: basic and diluted	10,880	8,072

Balance Sheet Data:	September 30, 2007
Total assets	$8,368
Total long-term liabilities, less current portion	2,026

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and related notes that are included elsewhere in this prospectus.  This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the caption "Risk Factors" or in other parts of this prospectus.  See “Cautionary Note Regarding Forward-Looking Statements.”

Executive Overview

We, through our subsidiaries, provide energy management conservation products and services in the United States. Our main focus is our energy conservation product, which includes a proprietary digital microprocessor for reducing energy consumption on lighting systems, and the installation and design of electrical systems, energy management systems, telecommunication networks, control panels, lighting systems, and alarm systems.   We were founded in 1986, and are based in Hamden, Connecticut.

We utilize sophisticated technologies in our management services and energy conservation products and systems. These products and systems enable us to design solutions to problems and develop cost reduction answers for building owners and managers.  We employ a professional sales and marketing force that services both national and individual accounts and is headed up by a management team that has many years experience in energy conservation management.

Outlook

We are currently involved in significant litigation that can have an adverse effect on our operations.  We had been named defendant in numerous litigations, including shareholder lawsuits.  If an adverse ruling with any or all of these legal matters occurs, we may be forced to either restructure operations, or take other necessary and appropriate matters that could potentially limit our ability to continue operations.

We plan to improve cash flow through continued focus, deployment and promotion of our energy product segment and the underlying technology associated with our newly designed light controller. We also plan to continue our efforts to identify ways of reducing operating costs and to increase liquidity through additional equity and debt financings and have entered into agreements with institutional investment firms that could provide additional equity and debt financings. Additionally, we sold substantially all the assets of the food service division.  The completion of these financings and the operational initiatives are expected to improve our cash flow and to help foster the implementation of our current initiatives and business plan.

We believe in our plan to grow our business and obtain profitability through sales growth, cost reductions and through future strategic alliances.

Results of Operations
Three months ended September 30, 2007 (the “2007 Period”) vs. three months ended September 30, 2006 (the “2006 Period”)

Note:  Our results reflect the food service division classified as assets held for sale and reported as discontinued operations.  The sale of the food service division occurred in our second quarter of fiscal 2008.  We have sold substantially all the assets of our food service division in order to concentrate our resources on energy conservation products and services.

The following are our net revenues from continuing operations for:

	2007 Period	2006 Period	Variance	% Variance

Energy Services	$2,161,919	$2,332,967	$(171,048)	-7.3%
Energy Conservation	15,142	-	15,142	-

Total Revenues	$2,177,061	$2,332,967	$(155,906)	-6.7%

We have experienced an aggregate revenue decrease from continuing operations of 6.7% as compared to the 2006 Period. The decrease in energy services revenue is a direct reflection of management’s decision to not pursue new contracts related to ground-up construction with newly established retail locations, which resulted in an unfavorable variance of approximately $1,565,000. We expect this unfavorable variance to continue into the next fiscal quarter. We believe that ground-up construction type contracts were not part of our overall mission of energy management services and conservation, and that the servicing of these type contracts channel resources away from further development of our energy services and higher margin businesses.  RS Services installation and product servicing and maintenance support revenues increased approximately $1,167,000 from the 2006 Period, and switchgear and retrofit services from both contractor and subcontractor multi-location contract revenues increased approximately $227,000 from the 2006 Period.  These services include replacing older, less efficient equipment and similar electrical devices with new, and more updated energy efficient devices, such as circuit breakers and florescent lighting tubes and ballasts. RS Services has an established business in the electrical and energy management field on a national scale as well as having a UL-approved panel shop for the assembly of products.

Our principal energy conservation product, the EnerLume|EM®, was first introduced in 2007 and is in the developmental stage.  We expect to continue to test and refine the product over the next year.  Revenues from energy conservation of approximately $15,000 include the services, as well as consulting and training of support for our channel partner network.  The EnerLume|EM® is a lighting energy management system that is designed to reduce excess kilowatts ordinarily required for operating magnetic or electronic ballasts used in fluorescent lighting systems, and manages the incoming power so the ballasts draw energy when the power transmission is most efficient.  This greatly reduces energy costs while minimally reducing light levels so that virtually no light loss can be detected by the human eye.  The EnerLume|EM® can be managed from a remote location, which provides what we believe to be a unique benefit to multi-location customers.  We intend to market the EnerLume|EM® via channel partners to market leaders in industry segments (retail, commercial, industrial, and institutional), which we believe will lend credibility and name brand recognition to our product. In addition, we intend to establish relationships with trade organizations that will endorse our product, and offer the sale to companies that comprise their industry.  This process should facilitate our energy management and conservation operations and streamline our entry into the electrical energy marketplace.

The following are our direct costs and margins from continuing operations for:

	2007 Period	2006 Period	Variance	% Variance
Cost of revenues from:
Energy Services	$1,417,955	$2,047,448	$(629,493)	-30.7%
Energy Conservation	68,000	-	68,000	n/a

Total costs of revenues	$1,485,955	$2,047,448	$(561,493)	-27.4%

	2007 Period	2006 Period	Variance
Direct cost margins from:
Energy Services	34.4%	12.2%	22.2%
Energy Conservation	-349.1%	-	-349.1%

Total direct cost margin	31.7%	12.2%	19.5%

The Company’s cost of revenues from continuing operations represent the direct cost of job materials and direct wages for electrical installations relating to energy services, as well as direct product costs and labor associated with technical training and servicing our channel partners for energy conservation.  Energy services costs throughout the 2007 Period experienced a reduction directly related to the absence of construction related contracts and increased reliance on higher margin services which included a more labor intensive billing structure versus labor and material contracts.  We anticipate this trend to continue in the future.  Our energy conservation segment experienced an increased reliance on labor of approximately $50,000, technical training of approximately $10,000 and materials of approximately $8,000 to our channel partners relating to the continued development of our EnerLume|EM® product.  This development created downward pressure on our overall margins.

The following is our other operating costs from continuing operations for:

	2007 Period	2006 Period	Variance

SG&A	$1,452,151	$1,492,761	$(40,610)
Depreciation and amortization	43,034	55,359	(12,325)
Research and development	2,364	137,117	(134,753)

Total other operating costs	$1,497,549	$1,685,237	$(187,688)

Selling, general and administrative expenses from continuing operations consist primarily of management and clerical salaries, legal, accounting and other professional fees, liability insurance, facility rentals, repairs, maintenance, utilities, commissions, travel and various other costs.  The nominal SG&A decrease over the 2006 Period is primarily attributable to the reduction in legal and other professional fees.  We expect this favorable trend to continue due to decreasing costs associated with legal representation, and due to decreasing reliance with professional and accounting fees.  Depreciation and amortization decreased by $12,325 in the 2007 Period.  The balance of the decrease in operating costs and expenses is the 2006 Period research and development costs relating to the development of the EnerLume|EM® product. We recognized a substantial decrease in research and development costs of $134,753 associated with our energy management product as development has been completed and the product is ready for market.

The following is our income from discontinued operations:

	2007 Period	2006 Period	Variance

Corporate dining	$137,638	$184,830	$(47,192)
Unitized meals	81,595	46,508	35,087

Total discontinued operations	$219,233	$231,338	$(12,105)

In the 2007 Period, corporate dining revenues were $2,937,382, cost of revenues were $2,696,116, income from operations was $140,638 and provision for income taxes were $3,000 as compared to revenues of $3,157,447, cost of revenues of $2,887,483, income from operations $187,830 and provision for income taxes of $3,000 in the 2006 Period.

In the 2007 Period, unitized meals revenues were $3,793,967, cost of revenues were $3,0680,356, income from operations was $93,595 and provision for income taxes were $12,000 as compared to revenues of $3,624,396, cost of revenues of $2,916,443, income from operations of $58,508 and provision for income taxes of $12,000 in the 2006 Period.

Other Costs:

In the 2007 Period, we recorded the amortization of the Shelter Island debt discount and reported additional debt discount costs from the 2006 Period of $167,326. As a result of the Shelter Island loan, the increase in the 2007

Period for amortization of deferred financing costs as compared to the 2006 Period was $62,178.  Additionally, interest expense increased $120,159 for the 2007 Period when compared to the 2006 Period.  We recorded a beneficial conversion charge of $44,500 as interest expense in the 2007 Period to reflect the conversion feature of the 12% Convertible note issued in July 2007.

Net Loss:

EnerLume incurred a net loss of $1,140,076 for the 2007 Period, as compared to a net loss of $1,370,486 for the 2006 Period.  The net loss in the 2007 Period resulted largely from selling, general and administrative costs incurred associated with corporate overhead and non cash charges of debt discount amortization, beneficial conversion charges and deferred financing costs associated with our debt financings.  The large net loss in the 2006 Period primarily resulted from professional costs incurred which included substantial professional fees associated with the audits and reviews of prior years and prior quarters respectively.

Results of Operations

For the Year Ended June 30, 2007 (the “2007 Period”) vs. the Year Ended June 30, 2006 (the “2006 Period”)

Note:  Our results reflect the food service division classified as assets held for sale and reported as discontinued operations.  The sale of the food service division occurred in our second quarter of fiscal 2008.  We have sold substantially all the assets of our food service division in order to concentrate our resources on energy conservation products and services.

The following are our net revenues from continuing operations for:

	2007 Period	2006 Period	Variance	% Variance
Net Revenues from:
Energy Services	$6,492,489	$9,654,349	$(3,161,860)	-32.8%
Energy Conservation	701,903	-	701,903	n/a

Total Net Revenues	$7,194,392	$9,654,349	$(2,459,957)	-25.5%

We have experienced an aggregate revenue decrease from continuing operations of 25.5% as compared to the 2006 Period. The decrease in energy services revenue is a direct reflection of management’s decision to not pursue new contracts related to ground-up construction with newly established retail locations, which resulted in a decrease of approximately $3,284,000 from the 2006 Period.  We expect this unfavorable variance to continue in the future. We believe that ground-up construction type contracts are not part of our overall mission of energy management services and conservation, and that the servicing of these type contracts channel resources away from further development of our energy services and higher margin businesses.  RS Services installation and product servicing and maintenance support revenues decreased approximately $28,000 from the 2006 Period.  These variances were partially offset by switchgear and retrofit services from both contractor and subcontractor multi-location switchgear and retrofit contracts revenues of an increase approximately $150,000 from the 2006 Period.  These services include replacing older, less efficient equipment and similar electrical devices and replacing them with new, and more updated energy efficient devices, such as circuit breakers and florescent lighting tubes and ballasts. RS Services has an established business in the electrical and energy management field on a national scale as well as having a UL-approved panel shop for the assembly of products.

Our principal energy conservation product, the EnerLume|EM®, was first introduced in 2007 and is in the developmental stage.  We expect to continue to test and refine the product over the next year. We have entered into agreements with channel partner distributors and completed EnerLume|EM® sales of approximately $445,000 in the 2007 period.  The additional revenues from energy conservation of approximately $257,000 include the installation of third party energy conservation products and services, as well as consulting and training of support for our channel partner network.  The EnerLume|EM® is a lighting energy management system that is designed to reduce excess kilowatts ordinarily required for operating magnetic or electronic ballasts used in fluorescent lighting systems, and manages the incoming power so the ballasts draw energy when the power transmission is most efficient.  This greatly reduces energy costs while minimally reducing light levels so that virtually no light loss can

be detected by the human eye.  The EnerLume|EM® can be managed from a remote location, which provides what we believe to be a unique benefit to multi-location customers.  We intend to market the EnerLume|EM® via channel partners to market leaders in industry segments (retail, commercial, industrial, and institutional), which we believe will lend credibility and name brand recognition to our product. In addition, we intend to establish relationships with trade organizations that will endorse our product, and offer the sale to companies that comprise their industry.  This process should facilitate our energy management and conservation operations and streamline our entry into the electrical energy marketplace.

The following are our direct costs and margins from continuing operations for:

	2007 Period	2006 Period	Variance	% Variance
Costs of revenues from:
Energy Services	$5,725,741	$8,987,026	$(3,261,285)	-36.3%
Energy Conservation	855,627	-	855,627	n/a

Total costs of revenues	$6,581,368	$8,987,026	$(2,405,658)	-26.8%

	2007 Period	2006 Period	$ Variance
Direct cost margins from:
Energy Services	11.8%	6.9%	4.9%
Energy Conservation	-21.9%	-	-21.9%

Total direct cost margins	8.5%	6.9%	1.6%

The Company’s cost of revenues from continuing operations represent the direct cost of job materials and direct wages for electrical installations relating to energy services, as well as direct product costs and labor associated with technical training and servicing our channel partners for energy conservation.  Energy services costs throughout the 2007 Period experienced a reduction directly related to the absence of construction related contracts and increased reliance on higher margin jobs which included a more labor intensive billing structure versus labor and material contracts.  We anticipate this trend to continue in the future.  Our energy conservation segment experienced an increased reliance on labor and technical training to our channel partners relating to the continued development of our EnerLume|EM® product.  This development created downward pressure on our overall margins.

The following is our other operating costs from continuing operations for:

	2007 Period	2006 Period	Variance
Other operating costs from:
SG&A	$6,171,517	$8,677,263	$(2,505,746)
Depreciation and amortization	202,615	270,191	(67,576)
Research and development	146,377	919,406	(773,029)

Total other operating costs	$6,520,509	$9,866,860	$(3,346,351)

Selling, general and administrative expenses from continuing operations consist primarily of management and clerical salaries, legal, accounting and other professional fees, liability insurance, facility rentals, repairs, maintenance, utilities, commissions, travel and various other costs.  The large SG&A decrease over the 2006 Period is primarily attributable to the 2006 Period recording of the estimated potential accrued costs to resolve the pending lawsuits, and the inclusion of non-cash compensation for stock options. SG&A costs incurred in the 2007 Period also include the additional substantial professional fees associated with the audits and reviews of prior years and prior quarters respectively which was charged as expense in the current period.  We expect our other operating costs generally to remain flat during fiscal 2008 due to continued costs with legal and professional fees.  Depreciation and amortization decreased by $67,576 in the 2007 Period.  The balance of the decrease in operating costs and expenses is the 2006 Period research and development costs relating to the development of the EnerLume|EM® product. Werecognized a substantial decrease in research and development costs of $773,029 associated with our energy management product as development has been completed and the product is ready for market.

The following is our income from discontinued operations:

	2007 Period	2006 Period	Variance

Corporate dining	$729,623	$630,885	$98,738
Unitized meals	574,031	551,021	23,010

Total discontinued operations	$1,303,654	$1,181,906	$121,748

In the 2007 Period, corporate dining revenues were $12,896,238, cost of revenues were $11,796,100, income from operations was $744,623 and provision for income taxes were $15,000 as compared to revenues of $12,112,976, cost of revenues of $10,944,181, income from operations $642,885 and provision for income taxes of $12,000 in the 2006 Period.

In the 2007 Period, unitized meals revenues were $15,546,377, cost of revenues were $12,303,897, income from operations was $619,031 and provision for income taxes were $45,000  as compared to revenues of $15,228,113, cost of revenues of $12,051,617, income from operations $599,021 and provision for income taxes of $48,000 in the 2006 Period.

The increase in corporate dining revenue was largely due to entering into a new contract and adding new locations with an existing client and the effects being partially offset by a cancellation by a major 10% customer account due to that account being acquired by a larger firm.  Our corporate dining costs of revenue increased as compared to the 2006 Period primarily resulting from increases in non perishable product purchasing and increases in labor and associated benefits associated with our newer accounts.

Marginal revenue increases in our unitized meals division resulted from the effects of the 2007 price increases being offset by market softening in our summer feeding programs from the 2006 Period.  Our food service divisions operate primarily on a contract basis with terms ranging from one to five years, and due to the fact that most food service business is awarded as a result of a competitive bidding process, we cannot predict if either business will be successful in securing new contracts or renewing existing ones. Unitized meals gross margins were slightly increased as a similar increase in revenues from summer feeding programs effected margin results.

Other Costs:

In the 2006 Period, we recognized a Laurus warrant liability resulting from the application of EITF Issue No. 00-19, Accounting For Derivative Financial Instruments Indexed To And Potentially Settled In A Company’s Own Stock, which required us to record the effects of implementing the Black-Scholes method of valuing the warrant liability on a mark-to-market basis.  The non cash loss on the fair value of the warrant liability was $1,295,160 in the 2006 Period. The 2007 Period includes a loss on the mark-to-market value of the warrant liability of $74,405 resulting from the recognition of a warrant liability with the Shelter Island Term Loan.

In the 2006 Period, we recorded the Laurus conversion of long term notes into 1,502,885 shares of our common stock at conversion prices of $3.50, $5.03 and $5.48 and exercising of 303,038 warrants at $5.98 per share.  Liabilities of approximately $7.8 million were converted into equity and Host received approximately $1.8 million from the exercise of the warrants.  As a result, the decrease in the 2007 Period for amortization of deferred financing costs as compared to the 2006 Period was $868,840, and amortization of debt discount costs decreased $1,394,434 for the 2007 Period when compared to the 2006 Period.  Additionally, interest expense increased $69,593 for the 2007 Period when compared to the 2006 Period.

Net Loss:

EnerLume incurred a net loss of $6,072,916 for the 2007 Period, as compared to a net loss of $12,936,914 for the 2006 Period.  The net loss in the 2007 Period resulted largely from professional costs associated with the audits and reviews of prior years and prior quarters respectively, as well as continued legal costs to defend our positions from associated legal actions.  The net loss in the 2006 Period was primarily a result of non-cash charges incurred from the conversion of the Laurus notes, the loss associated with the mark-to-market of the warrant liability and additional costs incurred for legal and professional fees.

For the Year Ended June 30, 2006 (the “2006 Period”) vs. the Year Ended June 30, 2005 (the “2005 Period”)

The following is our net revenues from continuing operations for:

	2006 Period	2005 Period	Variance	% Variance
Net Revenues from:
Energy Services	$9,654,349	$3,199,161	$6,455,188	201.8%
Energy Conservation	-	-	-	-

Total Net Revenues	$9,654,349	$3,199,161	$6,455,188	201.8%

Net revenues for the fiscal year ended June 30, 2006 increased approximately 202%.  The increase in net revenues was primarily attributable to the full year inclusion in the 2006 Period of the RS Services acquisition in February 2005, resulting in the 2005 Period only including RS Services for five months. Our energy management division currently consists primarily of contract service work, contract construction, electrical switchgear and retrofit applications.

The following are our direct costs and margins from continuing operations for:

	2006 Period	2005 Period	Variance	% Variance
Costs of revenues from:
Energy Services	$8,987,026	$3,417,278	$5,569,748	163.0%
Energy Conservation	-	-	-	-

Total costs of revenues	$8,987,026	$3,417,278	$5,569,748	163.0%

	2006 Period	2005 Period	$ Variance
Direct cost margins from:
Energy Services	6.9%	-6.8%	13.7%
Energy Conservation	-	-	-

Total direct cost margins	6.9%	-6.8%	13.7%

The Company’s cost of revenues from continuing operations represent the direct cost of contracted services, job materials and wages for electrical installations. Increases in operating costs during the 2006 Period were largely attributable to the cost of revenues associated with the increase in top line revenue growth as the full year inclusion in the 2006 Period of the RS Services acquisition in February 2005.  Since our energy management operations are in the early stages, its cost of revenues was significantly higher as a percentage of net sales in the 2006 Period than what future margins are expected to be, and negatively impacted our margin for the 2005 Period.

The following are our other operating costs from continuing operations for:

	2006 Period	2005 Period	Variance
Other operating costs from:
SG&A	$8,677,263	$4,572,359	$4,104,904
Depreciation and amortization	270,191	222,711	47,480
Research and development	919,406	93,087	826,319

Total other operating costs	$9,866,860	$4,888,157	$4,978,703

The large SG&A increase over the 2005 Period is primarily attributable to the inclusion of the estimated potential costs to resolve the pending class action lawsuits and legal costs incurred in the 2006 Period of approximately $3,650,000, and the non-cash compensation for stock options of approximately $494,000.  Additional costs rose approximately $81,000.  Legal costs incurred during the 2006 Period resulted from the events surrounding the July 12, 2005 press release and the associated litigation and special investigations that ensued subsequent to the event.  Depreciation and amortization increased by $47,480 in the 2006 Period, primarily resulting from the inclusion of additional fixed assets and the non-compete amortization from the RS Services acquisition.  The balance of the increase in operating costs and expenses is the research and development costs of $826,319 relating to the development of our newly designed light controller.

The following is our income from discontinued operations:

	2006 Period	2005 Period	Variance

Corporate dining	$630,885	$600,216	$30,669
Unitized meals	551,021	(1,061,913)	1,612,934

Total discontinued operations	$1,181,906	$461,697	$1,643,603

In the 2006 Period, corporate dining revenues were $12,112,976, cost of revenues were $10,944,181, income from operations was $642,885 and provision for income taxes were $12,000 as compared to revenues of $13,135,230, cost of revenues of $12,002,099, income from operations $609,216 and provision for income taxes of $9,000 in the 2005 Period.

In the 2006 Period, unitized meals revenues were $15,228,113, cost of revenues were $12,051,617, income from operations was $599,021 and provision for income taxes were $48,000  as compared to revenues of $14,458,945, cost of revenues of $11,808,693, loss from operations of $1,031,913 and provision for income taxes of $30,000 in the 2005 Period.

Corporate dining revenue continued to decline in the 2006 Period associated with lower occupancy in multi-tenant facilities and business closures where we provide dining services.  The shortfall was partially offset by new contracts as well as a decline in the attrition of existing customer accounts. Cost of revenues within our corporate dining accounts decreased as compared to the 2005 Period primarily from the reduction in net revenue and the benefit of increased margins resulting from our efforts of re-negotiating selected account contracts and utilizing more effective measures designed to control existing costs.

An increase in unitized meals income as compared to the 2005 Period was largely attributable to additional revenues primarily generated from the incremental 3% cost of living adjustment established in the prior quarters coupled with the full year inclusion of the accounts from FoodBrokers which we acquired in the second quarter of Fiscal 2005.  These increases were partially offset by the non-renewal of the senior feeding facility in Massachusetts. The majority of unitized meals work is done on a contract basis with terms ranging from one to five years.  Due to the fact that most of unitized meals business is awarded as a result of a competitive bidding process, we cannot predict if unitized meals will be successful in securing new contracts or renewing existing ones; however, we feel in the near term that the prospect of increasing revenue for unitized meals is probable.  Unitized meals costs of revenues increased as a direct result of increased revenues.  Additionally, an impairment charge of $1,102,056 in the 2005 Period reflected the write down of Lindley goodwill from the FoodBrokers acquisition.

Other Costs:

The recognition of the Laurus warrant liability resulting from the application of EITF Issue No. 00-19, Accounting For Derivative Financial Instruments Indexed To And Potentially Settled In A Company’s Own Stock, required us to record the effects of implementing the Black-Scholes method of valuing the warrant liability on a mark-to-market basis.  This accounting application of the warrant liability concluded in the third quarter of fiscal 2006, as a release and cancellation agreement was executed in January 2006.  The full year non cash loss on the fair value of the warrant liability was $1,295,160 in the 2006 Period as compared to a non-cash gain of $1,082,757 in the 2005 Period.

In July 2005, Laurus exercised their right to convert their notes into 1,502,885 shares of our common stock at conversion prices of $3.50, $5.03 and $5.48 and exercised a total of 303,038 warrants at $5.98 per share.  Liabilities of approximately $7.8 million net of debt discount, were converted into equity and Host received approximately $1.8 million from the exercise of the warrants.  Primarily as a result, amortization of deferred financing costs increased by $500,227 for the 2006 Period when compared to the 2005 Period.  Amortization of debt discount costs increased $888,252 for the 2006 Period when compared to the 2005 Period.  Interest expense decreased $331,283 for the 2006 Period when compared to the 2005 Period primarily resulting from the Laurus conversion.

Net Loss:

EnerLume incurred a net loss of $12,936,914 for the 2006 Period, as compared to a net loss of $9,663,155 for the 2005 Period.  The large net loss in the 2006 Period was primarily a result of the non-cash charges incurred as a result of the conversion of the Laurus notes, the loss associated with the mark-to-market of the warrant liability, additional costs incurred for legal services and estimated litigation costs, non-cash compensation charges associated with a new accounting pronouncement and the full year inclusion of costs associated with our energy management division.

Liquidity and Capital Resources

The following are our contractual obligations as of June 30, 2007:

		Less than 1	1 to 3	3 to 5	More than 5
Contractual Obligations:	Total	year	years	years	years
Long-term debt obligations	431,317	155,146	259,805	16,366	-
Interest on long term obligations (1)	68,766	40,975	26,236	1,555
Unsecured debt obligations (2)	3,275,000	1,275,000	2,000,000	-	-
Interest on unsecured debt obligations	389,250	239,250	150,000	-	-
Secured debt obligations (3)	1,540,000	1,540,000	-	-	-
Interest on secured debt obligations	15,750	15,750	-	-	-
Debt advances	675,000	675,000	-	-	-
Interest (4)	81,000	81,000	-	-	-
Demand note obligations (5)	473,223	473,223	-	-	-
Interest on demand note obligations (6)	18,239	18,239	-	-	-
Operating lease obligations	200,976	99,832	95,014	6,130	-
Employment contracts	1,718,721	655,740	810,091	252,890	-
Franchise agreement	202,400	46,800	113,200	42,400	-

(1)	Interest is estimated based on average rate charged at June 30, 2007 of approximately 9.5%.
(2)	Before debt discount.
(3)	Before debt and original issue discount.
(4)	Interest is estimated based on average rate charged of 12% at June 30, 2007.
(5)	Demand note is less than one year because the financial institution may demand payment at any time.
(6)	Interest is estimated based on average rate charged at June 30, 2007 of 9.25% and assumes maturity in November 2007.

We have experienced recurring losses and cash outflows from operating activities, and have been named defendant in numerous litigations, including shareholder lawsuits.  If an adverse ruling in any or all of these legal matters occurs, we may be forced to restructure operations, sell assets, or take other necessary and appropriate matters that could potentially limit our ability to continue operations.

In fiscal 2007, we were dependent on equity private placement financings to help fund operations, product development and working capital.  We plan to improve profitability through the continued focus and promotion of our energy conservation segment.  We also plan to continue our efforts to identify ways of reducing costs and to increase liquidity through additional equity or other financing.  The continued funding and the operational initiatives are expected to further enhance our cash flow.

We have experienced a nominal cash increase in the September 30, 2007 Period of $3,559. The net cash used in operating activities of continuing operations was $578,772. Net cash used in investing activities of continuing operations for purchases of equipment was a nominal $6,021. This was funded by net cash received from financing activities of continuing operations of $142,742 as a result of the cash received from equity and debt fundraisings. Cash provided by discontinuing operations was $445,610.

In fiscal 2007, our cash increased by $178,438.  This has been attributable to net cash used in operating activities from continuing operations of $5,078,769, used in investing activities from continuing operations of $68,174, provided by financing activities from continuing operations of $3,955,143 and provided by discontinued operations of $1,370,228.  Our net cash used in operating activities was primarily associated with the loss from continuing operations. Our net cash provided by financing activities were associated with proceeds from our private placements.

In fiscal 2006, our cash from continuing operations decreased by $492,741.  This was mainly attributable to net cash used in operating activities from continuing operations of $5,038,719, provided by investing activities from continuing operations of $1,065,546 and provided by financing activities from continuing operations of $2,660,368, as well as provided by discontinued operations of $820,064.  Our net cash used in operating activities was primarily associated with the loss from continuing operations being partially offset by unfunded payments with vendors from continuing operations.  Our net cash provided by financing activities were associated with proceeds from our private placements.  Investing activities consisted of a release in Laurus Master Funds restricted cash account of $1,630,000 being partially offset by equipment purchases and the payment for the purchase of the UCC lien on the former technology

We anticipate continued cash outflows in fiscal 2008 related to attorneys’ fees associated with the lawsuits filed against us as well as potential settlements that could negatively impact our cash flow.  As these actions are in preliminary stages, we cannot successfully measure the timing or the effect of the potential future cash outflow, nor are able to measure the extent of our insurance to adequately cover these potential outflows.  See“Risks Related to the Company Generally.”

Sale of Food Service Assets

October 26, 2007 and October 31, 2007 we completed the sale of substantially all the assets of our Corporate Dining and Unitized Meals food service segments respectively. The final cash purchase price paid to the Company was an aggregate $3,388,279, pursuant to post closing balance adjustments, and includes an escrow amount of $196,097.  Proceeds of the sale will pay in full the Shelter Island term loan of $1,240,000 and will help pay down outstanding payables.

On July 23, 2007, we closed the sale of $850,000 of subordinated secured convertible promissory notes in a private placement to a limited number of accredited investors.  The Notes bear interest at the rate of 12.00% per annum, payable semi-annually on December 31 and June 30.  The Notes will mature on June 30, 2008, and the unpaid principal balance due and interest accruing on the Notes is convertible at the option of the holder into our common stock at $2.12 per share.  The offer and sale of the Notes was conducted by the officers and directors of the Company who did not receive a commission or other remuneration.

As security for the payment of the Notes and the performance by the Company of its obligations, the Company assigned to the Note holders a security interest in all of its right, title and interest in the patent pending and brand name rights relating to the Company’s EnerLume | EM™ energy saving-device.

On December 12, 2007, we closed the sale of 547,500 shares of common stock and 164,250 common stock purchase warrants to a limited number of accredited investors. The securities were sold at a price of $2.00 per share for aggregate proceeds to the Company of $1,095,000. The warrants are exercisable at $2.25 per share for a period of the later of five years or two years after the shares underlying the warrants are registered for resale pursuant to an effective registration. The offer and sale of the common stock and warrants was conducted on behalf of the Company by the officers and directors of the Company and by a NASD-licensed broker-dealer. The broker-dealer received a sales commission of $114,500 and 114,500 warrants exercisable at $1.75 under the same terms as those warrants sold as part of the offering. Officers and directors of the Company did not receive any remuneration for offers and sales made by them.

Our liquidity as evidenced by our current ratio has decreased. The current ratio at June 30, 2007 and June 30, 2006 was 0.66 and 0.88, respectively.  The increases in our debt obligations becoming current and our increases in accounts payable primarily associated with legal costs contributed to the decrease in our current ratio.

Our current ratio at September 30, 2007 was .61 and June 30, 2007 was ..66.  Our current assets decreased approximately 6% from the June 30, 2007 period and our current liabilities increased approximately 1% in the same period.

We incurred net losses of $6,072,916, $12,936,914 and $9,663,155 for the years ended June 30, 2007, 2006 and 2005 respectively, and had a stockholders’ deficiency of $5,358,127 as of June 30, 2007.

At September 30, 2007 the Company had a working capital deficiency and a stockholders’ deficiency of $4,859,784 and $6,162,025 respectively, and a net loss of $1,140,076 for the three months ended September 30, 2007. These matters raise substantial doubt about our ability to continue as a going concern.

As discussed above, we have also suffered recurring losses from continuing operations, have negative cash flows from operations, have a stockholders’ deficiency at June 30, 2007 and are currently involved in significant litigations that can have an adverse effect on our operations. These conditions raise substantial doubt about our ability to continue as a going concern.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

We plan to improve cash flow through continued focus, deployment and promotion of our energy conservation segment and the underlying technology associated with our EnerLume|EM® product.  We also plan to continue our efforts to identify ways of reducing our operating costs and to increase our liquidity through future potential equity fundings.  Moreover, we have entered into an agreement with an institutional investment firm that is assisting with additional equity financing. The completion of future equity funding and the operational initiatives are expected to improve our cash flow and to help foster the implementation of our current initiatives and business plan.

Accounts Receivable:

Our accounts receivable from continuing operations has remained steady since 2006.  Our receivable turnover has decreased from 5.3 in fiscal 2006 to 3.0 in fiscal 2007 primarily from the construction contracts which possess additional collection risks and who are less predictable with regards to payment.

Critical Accounting Policies

Our consolidated financial statements include the accounts of the Company and all of its consolidated subsidiaries.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  While we do not believe the reported amounts would bematerially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.  We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis.  We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances.  All of our significant accounting policies are disclosed in the notes to our consolidated financial statements.  The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates:

Warrant, Conversion and Registration Rights Features

In connection with the Laurus transaction and with the Shelter Island Term Loan, we issued convertible notes and warrants that would require the Company to register the resale of the shares of common stock upon conversion or exercise of these securities. We account for the fair value of these outstanding warrants to purchase common stock and conversion feature of the convertible notes in accordance with SFAS No. 133, Accounting For Derivative Instruments And Hedging Activities, EITF Issue No. 00-19, Accounting For Derivative Financial Instruments Indexed To And Potentially Settled In A Company's Own Stock, and EITF Issue No. 05-04, The Effect of a Liquidated Damages Clause on a Freestanding Instrument Subject to EITF Issue No. 00-19, which requires the Company to   separately account for the warrants and the registration rights agreement as an embedded derivative contained in the Company’s convertible notes. Pursuant to these rulings, the Company allocated the fair value of the warrants from the convertible notes, and registration rights agreement and the convertible note is considered together as one unit under EITF 05-04.  The conventional convertible note was not subject to EITF 00-19.  In addition, since the effective registration of the securities underlying the warrants is an event outside of the control of the Company, pursuant to EITF Issue No. 00-19, the Company recorded the fair value of the warrants as long-term liabilities as it was assumed that the Company would be required to net-cash settle the underlying securities. The Company is required to carry these warrants on its balance sheet at fair value and unrealized changes in the values of these warrants are reflected in the consolidated statement of operation as “Gain (loss) on change in fair value of warrants.”  This non-cash charge totaled $74,405 in fiscal 2007, $1,295,160 in fiscal 2006, and a non-cash credit of $1,082,757 in fiscal 2005.

As the valuation of the warrant liability under the Black-Scholes method produced adjustments to the fair value of the warrant, we recorded those respective fair value adjustments as a component of the Statement of Operations. Under the Black Scholes method, the mark-to-market approach was utilized to record the fair value gain or loss by including the term of the warrant of 10 years, the market value of the Company’s stock, aggregate volatility rate and the average risk free interest rate for each measurement period.  During the measurement period up to the sale of a substantial portion of the Laurus position during the first quarter of fiscal 2006, we experienced an increase in our stock price, which created the fair value loss as the liability had increased, versus gains in fair value in 2005, when our stock price was declining, and created a decrease in liability during the fiscal 2005 year.  In fiscal 2007, during the measurement period up until the conversion of Shelter Island’s warrants into the Company’s common stock, Shelter Island’s warrant was recorded as a liability.  As we experienced an increase in its stock price, this created a fair value loss.

Acquisition Accounting/Impairment of Long-Lived Assets and Goodwill

The acquisition of RS Services was accounted for under the purchase method of accounting for business combinations.  Under the purchase method of accounting, the cost, including transaction costs, is allocated to the underlying net assets based on their respective estimated fair values.  The excess of the purchase price over the estimated fair values of net assets acquired was recorded as goodwill for RS Services.

The judgments made in determining the estimated fair value and expected useful lives assigned to each class of assets acquired and liabilities assumed can significantly impact net income (loss).  Determining the fair value of certain assets acquired and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions.  One of the areas that require more judgment in determining fair values and useful lives is intangible assets.  Some of the more significant estimates and assumptions inherent in this approach are the projected future cash flows (including timing), the discount rate reflecting the risk inherent in the future cash flows, and the average life of a customer.  Most of the assumptions were made based on available historical information.

The value of our intangible assets, including goodwill, with the exception of the covenant not to compete, was fully impaired as of fiscal 2005 as we experienced declines in operating results.  We have reviewed goodwill and otherintangible assets for impairment using the guidance of applicable accounting literature.  We utilized the services of an independent valuation firm to estimate the fair value relating to these acquisitions in connection with testing the related goodwill and other long-lived assets for impairment.

Depreciation and Amortization Expense

Depreciation expense is based on the estimated useful life of our assets, and amortization expense for leasehold improvements is the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income or the gain or loss on the sale of any of our assets.

Valuation of Deferred Tax Assets

We have established a full valuation allowance of $9,920,122 in December 31, 2007, $9,588,919 in June 30, 2007 and an allowance of $7,512,098 in June 30, 2006.  SFAS 109, Accounting for Income Taxes, establishes financial accounting and reporting standards for income taxes, the objectives of which are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in a company’s financial statements or tax returns.  We have considered various factors, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies in determining a valuation allowance for our deferred tax assets, and we believe that it is more likely than not that we will not be able to realize our deferred tax asset in the future.  When a determination is made that all, or a portion, of the deferred tax assets may not be realized, an increase in income tax expense would be recorded in that period.

Allowance for Doubtful Accounts

Our accounts receivable balance for continuing operations, net of allowance for doubtful accounts, was $2,101,860 on December 31, 2007 and $2,449,707 as of June 30, 2007, compared with $2,628,731 as of June 30, 2006.  The allowance for doubtful accounts as of December 31, 2007 was $141,005 and $102,326 as of and June 30, 2007 compared with $164,364 as of June 30, 2006.  The increases in the accounts receivable and allowance balances resulted from the write off of specific RS Services accounts.  The allowance is based on our assessment of the collectibility of customer accounts.  We regularly review the allowance by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay.  If a major customer’s credit worthiness deteriorates, or if actual defaults are higher than our historical experience, or if other circumstances arise, our estimates of the recoverability of amounts due to us could be overstated, and additional allowances could be required, which could have an adverse impact on our revenue.

Stock Options

Estimates are required for stock based compensation.  The fair value of stock options and warrants issued by the Company and all pro-forma disclosures have been determined using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0% for 2007, 2006, and 2005; expected volatility of between 68% to 74% for 2007 and 68% to 72% for 2006 and 72% for 2005; average risk-free interest rate of between 3.83% and 5.03% for 2007, 3.83% to 4.18% for 2006 and 4.2% for 2005; and expected option holding period of 10 years for 2007, 2006 and 2005.

Options granted to non employees are accounted for under the guidelines of EITF Issue No 96-18, Accounting for Equity Instruments that are Issued To Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.  The accounting for non-employee options are recorded at fair value under the Black-Scholes method with the same assumptions as described above.

Inventory

Inventory consists primarily of electrical components and is carried at the lower of cost or market on a first-in, first-out basis. Management writes down inventory for estimated obsolescence, slow moving or unmarketable inventoryequal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Net Revenues

Our net revenues from continuing operations are primarily comprised of contract electrical installations on a percentage of completion basis and the installation of computerized products.  Our net revenues from discontinued operations are primarily comprised of cafeteria and catering services, fixed priced contracts with various governmental agencies.  Net revenues from cafeteria and catering services are recognized at the time of point of sale when delivery is assured and food service is performed.  Net revenues from unitized meals are recognized when the meals are delivered daily to the various congregate feeding sites and schools. Net revenues from our energy management division are recognized specifically with construction contracts on a percentage of completion basis that extend beyond the fiscal reporting periods.  These contracts are mainly for construction projects from the ‘ground up’.  As work in progress continues, the contracts specify for progress payments and the acceptance of the work from the buyer as delivered.  The measurement of performance during the recognition process is calculated by the contract value of the total work to date.  The contract billings require a set invoicing schedule either on a monthly and/or quarterly basis.  Revenue is recognized based on the performance rendered at the measurement date.  Service revenues are recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) we have performed a service in accordance with our contractual obligations; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured.

Net revenues from the installation of computerized products are recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) title and risk of loss transfers to the customer; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured.  With respect to recognizing revenues from our Master Channel Partner distributors: (1) the prices are fixed at the date of shipment from our facilities; (2) we do not have any obligations for future performance relating to the resale of the product; and (3) the amount of future returns, allowances, refunds and costs to be incurred can be reasonably estimated and are accrued accordingly.

We record as a reduction to revenue discount fees from merchant credit cards and sales discounts with customer sales, if any. We recognize reductions for credit card discount fees from charges associated with credit card merchant service providers against our respective gross credit card sales, and we recognize customer sales discounts on payments for select clients who pay on a timely basis on a 3/14 net discount.

We warranty our products for up to one year from the date of shipment. A liability is recorded for estimated claims to be incurred under product warranties and is based primarily on historical experience. As of June 30, 2007 we had a warranty liability established in the amount of $50,000 which is included in accrued expenses on the consolidated balance sheet. We had no material warranty claims during the year ended June 30, 2007.  Should future warranty claims differ from our estimated current liability, there could be adjustments (either favorable or unfavorable) to our SG&A.

Quantitative and Qualitative Disclosures About Market Risk

Market risks related to our operations result primarily from interest rate exposure and stock price fluctuation.  Our interest rate exposure relates primarily to debt obligations and our demand note payable.  A significant portion of our interest expense is based upon interest from subordinated debt.  Our stock price fluctuation exposure is evidenced by the effects of the classification of a warrant liability derivative being subject to the guidance from EITF Issue No. 00-19, Accounting For Derivative Financial Instruments Indexed To And Potentially Settled In A Company's Own Stock.  As fair value accounting is implemented, utilizing the variable of ENLU.OB stock, the quarterly mark to market of a warrant liability derivative was subject to fluctuations in the Company’s stock price.  As of June 30, 2007, this risk was mitigated since there is no warrant liability.

BUSINESS

Overview

EnerLume Energy Management Corp. is an outsource provider of energy conservation management. Our wholly owned subsidiaries, RS Services, Inc. and EnerLume Corp. comprise our services segment and product conservation segment, respectively.

Our RS Services subsidiary, located in Oklahoma, provides our full service electrical contracting and energy conservation services.  RS Services offers its customers an experienced team of individuals specializing in the installation and design of electrical systems, energy management systems, telecommunication networks and retrofitting of existing control panels, lighting systems, and alarm systems.  EnerLume Corp., our wholly-owned subsidiary that was recently incorporated on July 5, 2007, comprises our energy conservation segment and currently consists of the sales, marketing and research and development of our EnerLume|EM®.  The EnerLume|EM® is an electrical energy saving device that treats electronic ballasts with fluorescent lighting systems, and can reduce electricity bills by up to 15% or more.  The EnerLume|EM® is suitable for use in manufacturing facilities, parking garages, warehouses and anywhere fluorescent lighting is used, and has a universal fit and causes a minimum disruption when being installed.  Lighting is the most visible electrical system and accounts for approximately 50% of electrical usage in existing buildings.  EnerLume|EM® enables corporations and institutions to save energy by eliminating waste through facility wide control and treatment of power consumption.  EnerLume|EM® also provides strong value-adds inherent in the technology, including energy measurement, and power monitoring.  The firmware provides timing direction to the ballasts as to when to draw power in such a way as to maintain full, peak voltage for maximum light output.  Electrical consumption is reduced because ballast efficiency is maximized.  Therefore, the EnerLume|EM® improves the efficacy of a lighting system by reducing the electrical energy consumed while maintaining nearly all the light output.

Our principal executive offices are located at Two Broadway, Hamden, Connecticut 06518 and our telephone number is (203) 248-4100.  Our web site is www.enerlume.com. Any reference contained in this report to our web site, or to any other web site, shall not be deemed to incorporate information from those sites into this report.

History

EnerLume Energy Management Corp., under the name, Host America Corporation (“Host”) was incorporated in Delaware on February 6, 1986 under the name of University Dining Services, Inc.  In 1999, Host changed its state of incorporation from Delaware to Colorado.  From March 28, 2002 through 2004, Host conducted a series of mergers and acquisitions to expand and compliment its existing food service business.  In 2003, our management decided it would be in Host’s best interests to expand into the energy conservation and electrical services businesses with acquisitions of GlobalNet in December 2003 and RS Services, Inc. on February 16, 2005.  To capitalize on improving margins in energy conservation, Host elected to sell two of its major food service divisions and concentrate exclusively on energy conservation services and products.  On October 24, 2007, we changed our name to EnerLume Energy Management Corp. (“EnerLume” or the “Company”) to reflect our new direction and more adequately highlight our new direction.

Recent Developments

Sale of Corporate Dining Division

On October 19, 2007, the holders of a majority of shares of the Company’s outstanding common stock approved the sale of substantially all of the assets comprising our contract food management division pursuant to the Asset Purchase Agreement dated April 17, 2007 and amended on August 31, 2007 by and between the Company, Timothy Hayes and an entity formed by Mr. Hayes to facilitate the transaction.  The transaction closed on October 26, 2007 and the principal assets of this division sold in the transaction consisted of the Host America name, customer accounts, equipment, inventory, intellectual property and promotional and marketing materials. The Asset Purchase Agreement provided for a cash purchase price of $1.2 million dollars subject to certain adjustments prior to closing based upon the remaining corporate dining accounts and inventory on hand from the date of the original agreement to the closing.  In addition, $196,097 of the total purchase price is being held in an escrow account for a period of 120 calendar days from closing to determine the number of key accounts that have been retained by this division.

Based upon the aforementioned adjustments made at closing, the final cash purchase price paid to the Company was $1,137,077. Mr. Hayes formerly served as the director of operations for the corporate dining division and resigned from the Company effective at the closing date.  The Company believes the sale was fair to the Company and its shareholders based upon a fairness opinion provided by Marshall & Stevens, an independent valuation firm.  In addition, the Company’s audit committee reviewed the transaction and the Company’s board of directors approved the transaction based upon the conclusion the terms were no less favorable than generally available to an independent third party. David Murphy, the Company’s chief executive officer and a director, entered into a non-competition agreement with the purchaser for a period of five years and was paid $34,218 as consideration for entering into the non-compete agreement.

Sale of Lindley Food Services

On October 19, 2007, the holders of a majority of shares of the Company’s outstanding common stock approved the sale of substantially all the assets of Lindley Food Services Corporation, our supplier of fresh unitized meals to schools and senior feeding programs.  Pursuant to the Asset Purchase Agreement dated April 17, 2007, the Company sold to Lindley Acquisition Corporation substantially all the assets of this division which consisted of equipment, inventory, accounts receivable, intellectual property, contracts and agreements, cash and real estate and capital services leases.  The transaction closed on October 31, 2007.  The Asst Purchase Agreement provided for a cash purchase price of $2,500,000 subject to an adjustment based on the net asset value of the division two days prior to closing.  As a result of the aforementioned adjustments, the Company received net proceeds of $2,251,202 from the sale of this division.  Prior to the transaction, Gilbert Rossomando was the president of this division and Mark Cerreta was the executive vice president of this division.  Messrs. Rossomando and Cerreta are the sole shareholders of Lindley Acquisition Corporation.  Mr. Rossomando will remain a director of the Company, however, Messrs. Rossomando and. Cerreta resigned as officers of the Company effective at the closing date.  The Company believes the sale was fair to the Company and its shareholders based upon a fairness opinion provided by Marshall & Stevens, an independent valuation firm.  In addition, the Company’s audit committee reviewed the transaction and the Company’s board of directors approved the transaction based upon the conclusion the terms were no less favorable than generally available to an independent third party.

Name Change to “EnerLume Energy Management Corp.”

At a special meeting of shareholders held on October 19, 2007, the holders of a majority of shares of the our outstanding stock approved a proposal that the we amend our articles of incorporation and change our name from “Host America Corporation” to “EnerLume Energy Management Corp.”  On October 24, 2007, we filed articles of amendment to amend our articles of incorporation with the office of the Secretary of State of the State of Colorado to effect this change of name.

Industry and Market Overview

The United States Department of Energy indicates that electrical consumption, on which expenditures exceed approximately $200 billion dollars annually, is projected to grow at an average annual rate of 1.6% per year through the year 2025.  In addition, the Department of Energy anticipates that increasing electrical demand may exceed the generation industry’s ability to produce sufficient electrical power.  During 2004, the northeastern region of the United States and portions of Canada experienced total grid power failure, in part as a result of insufficient electrical energy to satisfy the increase in demand.  In addition, certain states continue to experience high rate increases and brownouts.  To combat this growing problem, public utility companies throughout the United States have implemented programs to implement energy conservation and management at the customer level to promote the replacement or retrofitting of inefficient lighting, heating and cooling equipment.  In addition, the increase in business operating costs due to increased utility costs will continue to diminish operating margins unless companies and residential consumers take proactive measures to increase electrical efficiencies and reduce waste.

These factors, plus continuing deregulation of utilities and increased competition are forcing electric utilities to become pro-active in promoting the purchase and installation of energy saving products and services similar to those currently being offered to our customers by our energy conservation division.

Operations

Our energy management division currently consists of two segments: RS Services and our energy conservation product segment.

RS Services is an electrical contract services firm which specializes in the installation and design of electrical systems, energy management systems, telecommunication networks and retrofitting of existing control panels, lighting systems, and alarm systems.  Our energy conservation product segment consists of the EnerLume|EM®, which is a computerized controller capable of reducing energy consumption on lighting systems.  Our goal is to provide both large and small customers with significant savings on their electrical energy usage and minimize downtime costs associated with power outages.  In addition, we believe that the increase in energy efficiency related to the use of our product and services has the future potential for reducing repairs and maintenance expenses by reducing operating temperatures of existing equipment.

The energy management division’s product and services we currently provide are as follows:

•
EnerLume|EM®– This product is a lighting energy management system that is designed to reduce excess kilowatts ordinarily required for operating magnetic or electronic ballasts used in fluorescent lighting systems, and manages the incoming power so the ballasts draw energy when the power transmission is most efficient.  This greatly reduces energy costs while minimally reducing light levels so that virtually no light loss can be detected by the human eye.  The light controller can be managed from a remote location, which provides what we believe to be a unique benefit to multi-locations customers.

•	Installation and Maintenance Services - We offer product enhancements, installation and product servicing and maintenance support to our customers.
•
Switchgear and Retrofit Contracts – We offer services as both contractor and subcontractor for multi-location switchgear and retrofit contracts nationwide These services include replacing older, less efficient equipment and similar electrical devices and replacing them with new, and more updated energy efficient devices, such as circuit breakers and florescent lighting tubes and ballasts.

Our long-term goal is to target the commercial, industrial and governmental markets, utilizing direct sales by master channel partners, sub-distributors and in-house sales staff.  The division also plans to conduct research and development efforts, which may include new product launches and product expansions with a view to increasing revenues, market expansion, name brand recognition and client loyalty.  We will also continue to develop our relationships with large electrical contractors, national large retail chains, office locations and property management companies.

Business Strategy

We intend to market our energy saving product via channel partners to market leaders in industry segments (retail, commercial, industrial, and institutional), which we believe will lend credibility and name brand recognition to our product. In addition, we intend to establish relationships with trade organizations that will endorse our product, and offer the sale to companies that comprise their industry.  This process should streamline our energy management operations entry into the marketplace.

The energy management division’s mission is to lead its marketplace to the new levels of efficient utilization of utilities demanded by the economic cost of energy and the global demand for conservation. The division will research, develop and provide the customized products, services and responsible information expected of a business committed to the high technology energy management marketplace.

Marketing

We utilize master channel partners, sub-distributors and in-house sales staff to pursue a multi-channel approach with our marketing and sales strategy with our product segment.  Focusing on commercial and industrial customers, we will implement brand awareness of our product and services through advertising, business to business, websites, industry and energy conservation seminars and trade exhibits.  The division will attempt direct sales efforts to potential customers who we believe are extremely sensitive to our nation’s growing energy costs.  Management will be responsible for identifying potential customers in a particular industry group and those persons within an organization to implement an energy savings program.  We can determine which products and services will most benefit the customer and arrange for an onsite beta testing program and product modifications prior to installation.  Extensive follow-up and testing of our system will be conducted by an in-house technical staff and channel partners to insure customer satisfaction.  We believe satisfied customers who have experienced energy savings first-hand are a key component to marketing the product to future customers.

Major Clients and Contracts

RS Services pursues new contract services customers through the marketing and promoting of the division’s current network by developing relationships with restaurant, retail, commercial chains, general contractors and manufactures.  RS Services installs test sites of new products if the customer has the potential for a large number of installations.

Three of RS’s largest contracts accounted for approximately 30.2%, 22.2% and 18.0% of our revenue from continuing operations for fiscal year ended June 30, 2007.  If we were to lose these major contracts, such loss may have a material adverse effect on us.

Seasonality

We experience seasonality fluctuations during the last two months of each calendar year.

Competition

There are currently a number of products and services on the market that directly or indirectly compete with our product and services.  Many of these are offered by companies that are larger and better financed.  However, we believe that although energy saving technology currently exists, our EnerLume|EM® light controller is capable of controlling, monitoring and saving electric kilowatt hours through a unique mechanism that has a limiting effect to luminosity.  Our product will also be capable of providing real-time variability of savings levels and operational control at off-site locations.  Further, our equipment processor is digital, which is faster, more compact and more efficient than our competitors’ products.  We believe that the installation of our equipment is less invasive and creates less of a disruption to a customer’s operation than that of our competition.

Government Regulation

Favorable government regulations, through The Energy Policy Act of 2005 (“EPACT”), are improving the environment for organizations to take advantage and utilize energy conservation products.  EPACT has brought sweeping changes to the benefit of organizations willing to participate in programs that curtail energy consumption. These changes include immediate tax deductions for qualifying investments that reduce energy costs on commercial applications of up to a maximum of $1.80 per square foot. This allows organizations a larger return on their investment via direct tax reductions and reduces the breakeven level associated with their costs incurred, allowing organizations the added incentive to install energy saving products.  The U.S. Department of Energy’s longer term goal is for organizations to achieve a “Zero Energy Based” system, through which the net of total energy generated at an organization’s site and the total energy utilized at the site is zero, therefore eliminating the necessity to require energy from the power grid.

Employees

As of January 18, 2007 our corporate office had 4 full time employees.  Our RS Services subsidiary had approximately 50 full-time employees and 1 part-time employee.  Our EnerLume Corp subsidiary had approximately 8 full-time employees and no part-time employees.  None of our employees are represented by a union.

Properties

Our corporate offices are located at Two Broadway, Hamden, Connecticut 06518. Our telephone number is (203) 248-4100.  RS Services’ offices are located at 7806 N. Highway 81, Duncan, Oklahoma 73533.

We lease our corporate offices in Hamden under the terms of a month-to-month lease agreement, with a monthly payment of $3,770.  We lease RS Services’ offices in Duncan, Oklahoma from Ronald Sparks, the President of our RS Services subsidiary, pursuant to the terms of a five-year agreement with a monthly payment of $5,000. The RS Services lease has been determined to be at market rate.

Legal Proceedings

Federal Class and Derivative Actions

In August 2005 and September 2005, twelve putative class action complaints were filed in the United States District Court for the District of Connecticut, naming as defendants the Company, Geoffrey W. Ramsey, and David J. Murphy.  One or more of the complaints also named Gilbert Rossomando, Peter Sarmanian, Roger D. Lockhart and EnergyNsync, Inc.  On September 21, 2005, as amended on September 26, 2005, the Court issued a Consolidation and Scheduling Order, consolidating the actions under the caption, In re Host America Securities Litigation, Civil Action No. 05-cv-1250 (VLB) (the “Class Action”).  On February 12, 2007, lead plaintiffs filed an amended Consolidated Complaint for Violations of the Securities Laws (“Consolidated Complaint”), which named as defendants Host, Geoffrey W. Ramsey, David J. Murphy, Peter Sarmanian and Roger D. Lockhart, and purported to be brought on behalf of all persons who purchased the publicly traded securities of the Company from July 12, 2005 to September 1, 2005.  In general, plaintiffs alleged that the Company’s July 12, 2005 press release contained materially false and misleading statements regarding Host’s commercial relationship with Wal-Mart. The complaint alleged that the statements harmed the purported class by artificially inflating the price of Host’s securities through close of trading on July 22, 2005, and that certain defendants personally benefited from the inflated price by selling stock during the alleged class period.  Plaintiffs sought unspecified damages based on alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and under Section 20A.  On March 27, 2007, all defendants filed motions to dismiss the Class Action.

The Company was also named as a nominal defendant in two shareholder derivative actions filed in the United States District Court for the District of Connecticut.  The captions of those actions were Michael Freede v. Geoffrey Ramsey, et al., Civil Action No. 05-01326 (JBA)(filed August 19, 2005) and Joella W. Cheek v. Geoffrey Ramsey, et al., Civil Action No. 05-01326 (JBA)(filed September 13, 2005). The plaintiffs did not make presuit demand on the Board of Directors.  By order dated October 20, 2005, the court consolidated the derivative actions (hereinafter, the “Federal Derivative Action”), and administratively consolidated that action with the Class Action under the caption,  In re Host America Securities Litigation, Civil Action No. 05-cv-1250 (VLB). On June 22, 2006, the plaintiffs filed a Verified Amended Derivative Complaint, which named as defendants Geoffrey Ramsey, David Murphy, Anne Ramsey, Peter Sarmanian, Gilbert Rossomando, Roger Lockhart,  Host directors C. Michael Horton, Nicholas M. Troiano, Patrick J. Healy, and John D’Antona, and Host itself as a nominal defendant. The Verified Amended Derivative Complaint was based on substantially the same allegations as the Class Action Consolidated Complaint.  It asserted causes of action for breach of fiduciary duty, gross negligence, abuse of control, gross mismanagement, breach of contract, unjust enrichment, and insider trading. The complaint sought an unspecified amount of damages and other relief purportedly on behalf of Host.  On March 27, 2007, all defendants filed motions to dismiss the Federal Derivative Action.

On May 22 and 23, 2007, the Company and its past and present directors and officers named as defendants in the Class and Derivative Actions (the “Host America defendants”), and the plaintiffs filed agreements to settle and fully resolve all claims against the Host America defendants in both actions.  On October 18 and 19, 2007, the District Court granted preliminary approval of the Class and Derivative settlements.  On January 28, 2008, the Court conducted a fairness hearing on the settlements, at which time the Court granted final approval of the Class Action settlement.  On February 5, 2008, the Court granted final approval of the settlement of the consolidated stockholders Derivative Action.

Under the Class Action settlement, the Host America defendants agreed to a gross payment of $2.45 million to the Class in exchange for dismissal of all claims against them with prejudice.   To date, $1,700,000 has been paid by

insurance and the Company has contributed $200,000.   The Company has entered into an unsecured term note for the balance at a rate of 7.5% per annum which shall be due and payable in full on April 18, 2008.  Under the Derivative Action settlement, the Company has agreed to adopt certain therapeutic corporate governance policies and to payment of plaintiffs’ attorneys fees and costs of $140,000 funded by insurance. Payments under the Class and Derivative settlements will exhaust the available proceeds from the Host America defendants’ insurance policy.

State Court Derivative Action

On or about September 28, 2005, the Company was named as a nominal defendant in a separate derivative action filed in the Connecticut Superior Court in Bart Hester v. Geoffrey W. Ramsey, et al.,  Docket No. UWY-CV-05-5001448-S (“Hester” action).  The action named as defendants Geoffrey Ramsey, David Murphy, Anne Ramsey, Peter Sarmanian, Gilbert Rossomando, Roger Lockhart, C. Michael Horton, Nicholas M. Troiano, Patrick J. Healy, and John D’Antona.  The Hester complaint contained allegations and claims substantially similar to those of the Federal Derivative Action described above, and asserted six counts for breach of fiduciary duty for insider selling and misappropriation.  On June 13, 2006, the Superior Court granted Host’s motion to stay all proceedings in Hester in light of the earlier filed Federal Derivative Action.  The Hester action has remained stayed until further order of the Superior Court.  The Host defendants believe that final approval of the Federal Derivative Action, if granted, will extinguish the claims asserted in the Hester action.

State Court Individual Suit

On May 2, 2006, 47 plaintiffs who alleged that they had purchased the Company’s securities at artificially inflated prices in reliance on the July 12, 2005 press release brought suit in the Connecticut Superior Court, naming Host as the sole defendant in  Enrique Jose Contreras, et al., v. Host America Corp., Docket No. No. UWY-CV-06-4013754-S (“Contreras” action). The Contreras amended complaint, filed on January 25, 2008, is based on substantially the same allegations as the Class Action, and asserts causes of action for fraud, fraudulent non-disclosure, fraudulent misrepresentations, negligent misrepresentation, and respondeat superior liability.   The Company has moved to stay discovery pending a disposition on its contemplated motion to dismiss.  The Company believes it has substantial and meritorious defenses to the action.

Federal Court Individual Suit

On June 25, 2007, substantially the same group of plaintiffs in the state court Contreras matter filed a complaint in the United States District Court for the District of Connecticut against David J. Murphy, Geoffrey Ramsey, Peter Sarmanian, and Roger D. Lockhart in the matter Anil Sawant, et al. v. Geoffrey W. Ramsey, et. al., Civil Action No. 07-cv-980 (VLB).  The Sawant complaint, which does not name the Company as a defendant,  asserts substantially the same allegations and claims as the Class Action Consolidated Complaint.  On January 18, 2008, the defendants filed a motion to dismiss the Sawant action.

Anne and Debra Ramsey Arbitration

On December 2, 2005, a Demand for Arbitration was filed by Anne Ramsey and Debra Ramsey alleging that their employment was terminated in breach of employment agreements that they purportedly entered into with us.  Anne Ramsey, the sister of Geoffrey Ramsey, was the Company’s former Human Resource Director and has served on the Board of Directors since June 18, 2007. Debra Ramsey is the wife of Geoffrey Ramsey and was a former administrative assistant for us. We terminated both individuals on November 23, 2005.  On or about March 20, 2006, the Company instituted an injunction proceeding in the New Haven Superior Court to permanently enjoin this arbitration on the basis that we never authorized the employment agreements relied upon by Anne and Debra and therefore such contracts were void. The matter was tried in November, 2006 and the Court rendered a decision on January 8, 2007 denying a permanent injunction. On January 26, 2007 we filed an appeal of the Superior Court decision in the Connecticut Appellate Court and thereafter filed a Motion for Stay with the Superior Court which was granted.  On July 5, 2007 we filed our brief with the Appellate Court and it is anticipated that oral argument will occur in the next few months.

Other

In addition, as with most business, there exists routine litigation incidental to our business, none of which is anticipated to have a material adverse impact on our financial position, results of operations, liquidity or cash flows.

MANAGEMENT

The following table sets forth certain information concerning our current directors and executive officers:

Name	Age	Position	Director Since	Term to Expire
David J. Murphy	50	Chief Executive Officer, President and Director	1986	2007
Michael C. Malota	44	Chief Financial Officer and Corporate Secretary	*	*
Ronald Sparks	45	President of RS Services	*	*
Patrick J. Healy	63	Chairman of the Board	1998	2008
John D’Antona	64	Director	1998	2008
Gilbert Rossomando	49	Director	2000	2008
Nicholas M. Troiano	50	Director	2004	2009
* Messrs. Malota and Sparks are not directors of EnerLume Energy Management Corp.

All directors will hold office until their successors have been elected and qualified.  Our articles of incorporation, as amended, provide that the members of our Board of Directors shall be divided into three classes, as nearly equal in number as possible, with one class being elected each year. Directors in each class are elected for three-year terms.

Each of our officers provides services to us on a full time basis. Other than officers who are subject to employment agreements, as described elsewhere, each officer serves at the discretion of the Board of Directors.

There are no family relationships between any directors and executive officers of EnerLume.

The following is a biographical summary of the business experience of our directors and executive officers.

David J. Murphy –Mr. Murphy co-founded the Company and has served as President and Chief Executive Officer since February 2007 and previously served as our Acting President and Chief Executive Officer since August 2005.  Mr. Murphy has also served as a director since 1986.  From 1986 to 2007, he served as Executive Vice President and from 1998 to 2007, he served as our Chief Financial Officer.  Mr. Murphy has extensive experience as an officer in a publicly held business.  Currently as CEO, he is responsible for all operational aspects of the Company.  From 1984 to 1986, he was the Operations Manager for Campus Dining at the University of New Haven and served as Adjunct Professor in the Hotel, Restaurant and Tourism School. From 1983 to 1984, he was involved in operations at Hamilton College in Clinton, New York and Fairleigh Dickinson University in Madison, New Jersey.  Mr. Murphy received his B.S. degree in International Business from Quinnipiac University in Hamden, Connecticut, and a certificate in Exporting Marketing from the same college.  He has also completed postgraduate courses in business.

Michael C. Malota– Mr. Malota has served as our Chief Financial Officer and Corporate Secretary since February 2007.  He has extensive financial experience with over 15 years working in corporate finance and accounting. Mr. Malota was employed as Director of Special Operations of the Company from July 2005 to February 2007.  Mr. Malota served as a consultant from June 2000 to June 2005 to multi-national and international corporations including Danzas-Air Express International from June 2000 to December 2001 and GE Capital from March 2002 to December 2004.  Prior to June 2000, he served as a corporate controller for medium size corporations in both service and manufacturing.  He has additional experience in mergers and acquisitions, corporate planning, internal controls, taxation and project management.  He graduated from Sacred Heart University in December 1989 with a Bachelor’s Degree in Finance and earned his MS Degree in Corporate Tax from the University of New Haven in 1998.

Ronald R. Sparks– Mr. Sparks is the co-founder of RS Services, Inc. and, since October 2000, has served as its President.  Mr. Sparks has more than 27 years experience in the electrical contracting industry and holds Electrical Contractor Licenses in approximately 20 states.  Currently, he is responsible for the day-to-day management of all marketing, financial and sales activities for RS Services.  Prior to October 2000, Mr. Sparks served as Vice President and General Manager for Ellsworth Electric.  He has provided services and contracts all over the United States and Mexico.

Patrick J. Healy– Mr. Healy has been a director since February of 1998. He is the Senior Vice President for Finance and Administration for Quinnipiac University and has held this position for the past 20 years.  He received his Bachelor’s Degree in Accounting from Quinnipiac University, his MBA from the University of New Haven, a doctorate in Educational Leadership, Higher Education Administration from the University of Connecticut, and completed the higher education program at the Institute for Educational Management at Harvard University.  He has been on the Board of the Connecticut Chapter of the Leukemia and Lymphoma Society since 1992, where he served as Treasurer, Vice President, and Chapter President.  He was elected to the National Board of the Leukemia and Lymphoma Society in 1996, and also serves on the Board of The Children’s Corner in Ridgefield, Connecticut.

John D’Antona– Mr. D’Antona has served as a director since February 1998.  Mr. D’Antona has 25 years experience in a variety of food service marketing and sales positions and is the New England Regional Manager for Mother Parker Tea and Coffee.  Mother Parker Tea and Coffee, a Canadian company, was established in 1912 and is the largest private label and producer of tea and coffee in North America.

Gilbert Rossomando– Mr. Rossomando has served as a director since July 2000 and is one of the founders of Lindley Food Services.  Mr. Rossomando served as an officer and director of Lindley from July 1995 to July 2000 and served as President of Lindley Food Services from July 2000 until the closing of the sale of the Lindley division on October 31, 2007.  Though Mr. Rossomando is no longer an officer, he continues to serve as one of our directors.

Nicholas M. Troiano– Mr. Troiano has been a director since February 2004.  Mr. Troiano is an attorney engaged in the practice of law in New Haven, Connecticut.  From 2000 to the present, he has been in private practice in New Haven, Connecticut.  He was an Assistant Town Attorney for the Town of Hamden, Connecticut from 1998 to 2000.  From 1996 to 1998, Mr. Troiano was a partner at Liberli & Troiano in New Haven, Connecticut.  From 1993 to 1996, Mr. Troiano worked in the Chief Clerk’s Office of the Superior Court of New Haven.  He served as counsel and research analyst for House Republican members of the House of Representatives of the Connecticut General Assembly from 1988 to 1991.  Mr. Troiano also served on the Hamden Legislative Council as Sixth District Councilman from 1991 to 1997.  Mr. Troiano received a B.A. from Lake Forest College and a J.D. from the University of Puget Sound School of Law.

Involvement in Certain Legal Proceedings

As disclosed elsewhere in this prospectus, certain executive officers and directors are named parties in several class action and derivative lawsuits arising from the events surrounding a July 12, 2005 press release issued by us.  For a more detailed description of these legal proceedings, see Legal Proceedings.

Corporate Governance Principles and Board Matters

EnerLume is committed to having sound corporate governance principles and practices.  Our primary corporate governance documents, including our Code of Ethics and our Audit Committee and Compensation Committee Charters, are available to the public on our website at www.enerlume.com.  The following is a discussion of our current corporate governance principles and practices.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics to provide guidance on maintaining our commitment to being honest and ethical in our business endeavors.  The Code of Ethics applies to our directors, executive officers and employees and covers a wide range of business practices, procedures and basic principles regarding corporate and personal conduct.  A copy of the code is available on our website at www.enerlume.com. In addition, we undertake to provide without charge, upon request, a copy of our Code of Ethics.  Requests should be submitted in writing to: EnerLume Energy Management Corp., Two Broadway, Hamden, Connecticut 06518.

Independence of Directors

The Board has determined that Messrs. D’Antona, Healy and Troiano are independent within the meaning of the director independence standards as set forth in NASDAQ Rule 4200 and have no material relationship with EnerLume, directly or indirectly, that would interfere with the exercise of independent judgment.  Generally, the Board of

Directors determines the independence of each director based on the standards adopted by the Board that comply with NASDAQ Rule 4200.

Board Meetings

Our Board of Directors held eight meetings during fiscal 2007 and took various other corporate actions pursuant to unanimous written consents.  All directors attended 100% of the board meetings and assigned committee meetings during fiscal 2007. As a general matter of policy, Board members are expected to attend our annual meetings.  The most recent Annual Meeting of Shareholders was attended by four of the five directors comprising the Board at that time.

Committees of the Board

We have established audit, compensation, executive and public disclosure committees.  We have provided information about these committees below.  Copies of the Audit and Compensation Committee charters are available at www.enerlume.com.

The Board believes that, considering our size and the members currently serving as directors, decisions relating to nominations for election to the Board can be made on a case-by-case basis by all members of the Board without the formality of a nominating committee or a nominating committee charter.

Audit Committee.  The Audit Committee is presently composed of three independent directors: Patrick Healy, Nicholas Troiano and John D’Antona.  The Chairman of the Audit Committee is Patrick Healy.  Each member of the Audit Committee satisfies the independence standards specified in NASDAQ Rule 4200 and Rule 4350(d). The Audit Committee held eleven meetings during fiscal 2007, including six meetings with our independent registered public accounting firm.  All current members of the Audit Committee are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.  The Board has determined that Mr. Healy qualifies as an audit committee financial expert as defined within Section 229.407(d)(5)(ii) of the Securities Exchange Act of 1934.  The Audit Committee has adopted a charter, which was ratified and approved by the Board, and can be found on our website at www.enerlume.com.

The Audit Committee assists the Board in fulfilling its responsibilities with respect to matters involving the accounting, financial reporting and internal control functions of the EnerLume and our subsidiaries.  This includes assisting the Board in overseeing: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our independent registered public accounting firm.  The committee retains our independent registered public accounting firm, subject to shareholder ratification, and consults with and reviews the reports of our independent registered public accounting firm and those of our internal financial staff.

Compensation Committee.  The Compensation Committee is presently composed of John D’Antona, Patrick Healy and Nicholas Troiano.  The Chairman of the Compensation Committee is John D’Antona.  Each member of the Compensation Committee satisfies the independence standards specified in NASDAQ Rule 4200 and Rule 4350(c).  The Compensation Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities.  There were five meeting held during fiscal 2007.  The Compensation Committee has adopted a charter, which was ratified and approved by the Board, and can be found on our website at www.enerlume.com.

Our Compensation Committee determines the objectives of EnerLume’s compensation program for executives.  The policies and procedures of the Compensation Committee are to:

•	determine and approve the compensation of our Chief Executive Officer (the “CEO”);
•
make recommendations to the Board with respect to executive compensation for non-CEO executive officers, incentive compensation for executives and equity-based plans that are subject to Board approval;

•
assist the Board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to its human capital management function, including but not limited to those policies and strategies regarding recruiting, retention, career development and progression, management succession, diversity and employment practices; and

•	prepare any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission.

Our CEO currently initiates compensation discussions with the Compensation Committee, providing requests and seeking approval from the committee and/or the Board of Directors before finalizing any new employment contracts or changes to existing contracts.

Our Compensation Committee has the authority to seek advice and assistance from outside consultants and our executive officers in determining and evaluating director, CEO and other executive officer compensation.  The Compensation Committee has the authority to obtain advice and assistance from any officer, the Human Resources Department, or any outside legal experts or other advisors.

Executive Committee.  The Executive Committee is presently composed of Nicholas Troiano, Patrick Healy, David Murphy and John D’Antona, and has the authority to act on behalf of the Board of Directors during periods between meetings of the Board, subject to specific statutory prohibitions mandating actions that must be taken by the full Board of Directors.  The Chairman of the Executive Committee is Nicholas Troiano.  There were six meetings held during fiscal 2007.

Public Disclosure Committee.  The Public Disclosure Committee is presently composed of Nicholas Troiano and Michael C. Malota, our Chief Financial Officer and Corporate Secretary.  This committee is assisted by David Murphy, our CEO and President, as well as our outside legal counsel.  The Chairman of the Public Disclosure Committee is Nicholas Troiano. The committee reviews public disclosures to be made by the Company and evaluates the accuracy and completeness of such disclosures.  The committee further ensures the timely dissemination of information to the public in accordance with securities laws and other applicable regulatory requirements.  As per its charter, the Public Disclosure Committee does not hold regular meetings, but is in continual communication as necessary.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Programs

Our compensation programs are designed to remunerate highly-productive and process-orientated executives.  Elements of compensation for our executives include annual salary, stock option awards, health, disability and life insurance, expense allowances and minor perquisites such as auto and communications allowances.  We choose to pay each element of compensation in order to incentivize executives for annual performance.  We have not utilized incentives related to financial performance in past compensation decisions nor during the current restructuring of executive management, as we have been subject to various fluctuations of net loss, including substantial non-cash charges and less predictable charges associated with litigation, including class action suits and the SEC investigation.  It is imperative for us to compensate the current management for their continued assistance during this time in EnerLume’s history in a manner that does not directly relate to specific financial goals or parameters.

We use the following factors to determine the amount of salary and other benefits to pay each executive:

•	the financial stability of the EnerLume;
•	the potential future value of the executive’s services; and
•	the value that the executive has previously provided EnerLume.

These elements and EnerLume’s decisions regarding such elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating the entry and enhancement of new and existing markets, providing proper compliance and regulatory guidance, and helping to create a cohesive team effort.

Our compensation program is designed to create a balanced reward, utilizing both a market-driven approach with external compensation benchmarks balanced with our current cash considerations.  The Compensation Committee is provided resources and references that include up-to-date compensation tables and charts, as well as industry benchmarks to determine market ranges.  It is important to establish a competitive working environment that includes compensation at a reasonable level.

Equity Compensation

We grant stock options as equity incentives according to the parameters of the relevant stock option plan.  We hope to align the motivations of key employees with the interests of existing shareholders for mutual benefit through the grant of equity compensation. The Board of Directors grants options in its discretion and at such times as may be permitted under our Internal Trading Policy.  Pricing of stock options are measured by the closing price on the grant date, which is most often the date as referenced by Board of Director’s approval of the underlying options.  Grants of options from the 2005 Stock Option Plan are intended to be incentive stock options, within the meaning of section 422(b) of the Internal Revenue Code.

Role of Management in Awarding Executive Compensation

Our Chief Executive Officer initiates the compensation discussions with the Compensation Committee, providing requests and seeking approval from the committee and/or the full Board of Directors before finalizing any new employment contracts or changes to existing contracts.

Base Compensation

Below is a summary of each executive’s compensation during fiscal 2007, including Messrs. Rossomando and Cerreta who resigned effective October 31, 2007 in connection with the sale of our Lindley operations.  Our compensation programs are designed to remunerate our highly productive and process oriented executives.  Elements of compensation for our executives include: annual salary, stock option awards, health, disability and life insurance, expense allowances and minor perquisites such as auto and communications allowances.  We choose to pay each element of compensation in order to incentivize executives for continued performance.  We have not utilized incentives related to financial performance in past compensation decisions nor during the current restructuring of our food service and electrical energy management division, as we have been subject to various fluctuations of net loss, including substantial non-cash charges and less predictable charges associated with litigation, including class action suits and the SEC investigation.  We use the following factors to determine the amount of salary and other benefits to pay each executive:  1) the financial stability of EnerLume; 2) the potential future value of what the executive can provide; and 3) the value that the executive has previously provided EnerLume.

Current Executive Officers

David J. Murphy

Mr. Murphy’s employment agreement provides for annual salary increases to be approved by the Compensation Committee and/or the Board of Directors.  Mr. Murphy received a 12% salary increase effective July 1, 2005, bringing his salary to $190,000 per year.  The Board took into consideration the additional responsibilities involved with integrating new acquisitions and the focus on energy management.  Up to that point, Mr. Murphy had performed Chief Financial Officer responsibilities for two food service companies located in Connecticut. With the acquisition of RS Services, an electrical energy management company located in Oklahoma, Mr. Murphy took on additional responsibilities, as this new line of business was in addition to the existing food service businesses.  The Board also took into consideration Mr. Murphy’s past contributions and his potential future value to EnerLume.  Additionally, the Board considered comparable compensation provided at the time to other director level executives and determined that Mr. Murphy’s increase was warranted.  In addition to his base salary, Mr. Murphy receives health and dental insurance, long term disability insurance, life insurance and vacation.  He is provided with the opportunity to participate in our stock option plans on a basis consistent with other officers of EnerLume.

Mr. Murphy’s compensation package compares with that provided to chief executive officers in comparable companies as follows:  His base salary is $190,000 and his total compensation for fiscal year 2007, including health insurance and related benefits was $223,841.  According to information provided by Salary.com-CompAnalyst, in 2006, chief executive officers of New Haven, Connecticut Retail & Wholesale companies with fewer than 50 million in revenues earned an average base salary of $274,000, with an average total compensation of $466,000.  His compensation package is at the low to median range of CEOs for comparable companies.  Mr. Murphy was acting CEO from August 2005 until he accepted the role as Chief Executive Officer on February 23, 2007.  He has not received any salary increases since July 1, 2005.

Michael C. Malota

Mr. Malota’s employment agreement as Chief Financial Officer provides for a base salary of $165,000, plus benefits, including health insurance, long term disability insurance, life insurance, vacation and sick days.  He is provided with the opportunity to participate in our stock option plans on a basis consistent with other similarly situated executives of EnerLume.  As a condition to entering into his employment agreement, Mr. Malota was awarded with 100,000 shares of restricted common stock, vesting fully after one year.  The Board of Directors determined Mr. Malota’s salary based on his previous contributions to EnerLume as Director of Special Projects and as incentive for him to accept the Board’s offer of a position as Chief Financial Officer and Corporate Secretary.  Mr. Malota’s compensation package compares with that provided to chief financial officers in comparable companies as follows:  His base salary is $165,000, and his total compensation for 2007 was $241,400, which includes partial vesting of stock compensation.  According to information provided by Salary.com-CompAnalyst, in 2006, chief financial officers of New Haven, Connecticut Retail & Wholesale companies with fewer than 50 million in revenues earned an average base salary of $191,800, with an average total compensation of $267,500.  His base compensation package is at the low to median range of CFOs for comparable companies, and his equity compensation is at the median range.  We believe Mr. Malota’s compensation package was appropriate given his past contributions as Director of Special Operations of the Company from July 2005 to February 2007.   Mr. Malota’s potential future value to EnerLume is considered to be high given his level of experience and educational background, and he is expected to be a key employee instrumental in the success of EnerLume.  Mr. Malota has extensive financial experience with over 15 years working in corporate finance and accounting and served as consultant and corporate controller to large multi-national and international corporations.  He has additional experience in mergers and acquisitions, corporate planning, internal controls, taxation and project management.

Ronald R. Sparks

Mr. Sparks’ employment agreement as President of RS Services provides for annual salary increases commencing on January 1, 2005.  Mr. Sparks has received an increase in his base salary to $163,240 due to his increased responsibilities resulting from the energy management division’s newly focused marketing and sales efforts.  Mr. Sparks’ employment agreement also provides for benefits generally available to senior management of the Company.  The Board of Directors determined Mr. Sparks’ salary based on his extensive experience in the electrical field and his previous contributions to EnerLume as President of RS Services, Inc. as well as his potential future value to EnerLume, including his technical ability, his ability to acquire new clients and his ability to retain current clients by overseeing the operations of RS Services.   His base salary is $163,240 and his total compensation for fiscal year 2007 was $183,903.  According to current information provided by Salary.com-CompAnalyst, of all company sizes in 2006 top operations executives in the Duncan, Oklahoma area earned an average base salary of approximately $229,457 with an average total compensation of $311,832.  Mr. Sparks’ compensation package is at the low range of top operational executives in the Duncan, Oklahoma area.

Former Executive Officers

Gilbert Rossomando

Mr. Rossomando’s employment agreement as President of Lindley stated that he received an annual 5% increase throughout the term of his agreement.  Mr. Rossomando’s salary at the time of his resignation was  $181,182; his employment agreement also provided for benefits generally available to senior management of the Company.  The Board of Directors determined Mr. Rossomando’s salary based on his previous contributions to the Company as President of Lindley as well as his potential future value to the Company, including his ability to acquire new clients and retain current clients by overseeing the operations of Lindley.  His base salary was $181,182 and his total compensation for fiscal year 2007 was $205,699.  According to information provided by Salary.com-CompAnalyst, in 2006, top sales and marketing executives of New Haven, Connecticut Retail & Wholesale companies with fewer than 50 million in revenues earned an average base salary of $183,900, with an average total compensation of $253,200.  His compensation package was at the median range of top sales and marketing executives for comparable companies.

Mark Cerreta

Mr. Cerreta’s employment agreement as Executive Vice President of Lindley stated that he received an annual 5% increase throughout the term of the agreement.  Mr. Cerreta’s salary at the time of his resignation was $181,182; his employment agreement also provided for benefits generally available to senior management of the Company.  The Board of Directors determined Mr. Cerreta’s salary based on his previous contributions to the Company as Executive Vice President of Lindley as well as his potential future value to the Company, including his ability to acquire new clients and retain current clients by overseeing the operations of Lindley.  His base salary was $181,182 and his total compensation for fiscal year 2007 was $204,556.  According to information provided by Salary.com-CompAnalyst, in 2006, top sales and marketing executives of New Haven, Connecticut Retail & Wholesale companies with fewer than 50 million in revenues earned an average base salary of $183,900, with an average total compensation of $253,200.  His compensation package was at the median range of top sales and marketing executives for comparable companies.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in fiscal 2007 were John D’Antona, Patrick Healy and Nicholas Troiano. None of the Compensation Committee members were at any time during fiscal 2007, or at any other time, an officer or employee of EnerLume Energy Management Corp or any of our subsidiaries. No member on the Compensation Committee serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Summary Compensation Table

The following table sets forth information with respect to the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)

David J. Murphy,Chief Executive Officer and President(2)	2007 2006	$190,000 $189,532	-0- -0-	-0- -0-	-0- $111,286	$27,577 $23,424	$223,841 $324,242
Michael C. Malota, Chief Financial Officer(3)	2007 2006	$142,789 $132,000	-0- -0-	$94,500 -0-	-0- $65,140	$4,111 -0-	$241,400 $197,140
Ronald R. Sparks,President of RS Services(4)	2007 2006	$163,240 $153,359	-0- -0-	-0- -0-	-0- -0-	$24,995 $22,281	$188,235 $175,640
Former Executive Officers
Gilbert Rossomando,President of Lindley(5)	2007 2006	$180,352 $171,764	-0- -0-	-0- -0-	-0- $16,693	$25,347 $22,193	$205,699 $210,650
Mark Cerreta,Exec. Vice President of Lindley(6)	2007 2006	$180,352 $171,764	-0- -0-	-0- -0-	-0- $16,693	$24,204 $21,958	$204,556 $210,415

(1)
The value of stock and option awards is the compensation expense amount recognized in the applicable fiscal year for financial statement reporting purposes in accordance with FAS 123R.  The grant date fair value of stock awards for financial statement reporting purposes in accordance with FAS 123R is included in the “Grants of Plan-Based Awards in 2007” table below.  A discussion of the relevant fair value assumptions is set forth in Note 1 to the Company’s consolidated financial statements for the year ended June 30, 2007.

(2)
As set forth under “All Other Compensation” during fiscal year 2007, Mr. Murphy received health insurance benefits totaling $11,564, car payment allowance of $6,264, disability and life insurance of $5,417, 401K benefits of $2,918 and dental insurance benefit of $1,414.  During fiscal year 2006, Mr. Murphy received health insurance benefits totaling $10,792, car payment allowance of $6,678, disability and life insurance of $3,664, 401K benefits of $475 and dental insurance benefit of $1,815.  He was appointed as our President and Chief Executive Officer by the Board of Directors on February 23, 2007.

(3)
As set forth under “All Other Compensation” during fiscal year 2007, Mr. Malota received health insurance of $4,111.  Mr. Malota served as Director of Special Operations during the fiscal year ended June 30, 2006.  He was appointed as Chief Financial Officer by our Board of Directors on February 23, 2007.

(4)
As set forth under “All Other Compensation” during fiscal year 2007, Mr. Sparks received health insurance benefits totaling $9,513, car payment allowance of $10,200, disability and life insurance of $5,282.  During fiscal year 2006, Mr. Sparks received health insurance benefits totaling $9,513, car payment allowance of $10,200, disability and life insurance of $2,568.

(5)
As set forth under “All Other Compensation” during fiscal year 2007, Mr. Rossomando received health insurance benefits totaling $11,564, car payment allowance of $7,281, disability and life insurance of $4,028, 401K benefits of $1,158 and dental insurance benefit of $1,316.  During fiscal year 2006, Mr. Rossomando received health insurance benefits totaling $10,792, car payment allowance of $7,115, disability and life insurance of $4,028 and 401K benefits of $258.

(6)
As set forth under “All Other Compensation” during fiscal year 2007, Mr. Cerreta received health insurance benefits totaling $11,564, car payment allowance of $7,281, disability and life insurance of $3,629, 401K benefits of $1,046 and dental insurance benefit of $684.  During fiscal year 2006, Mr. Cerreta received health insurance benefits totaling $10,792, car payment allowance of $7,279, disability and life insurance of $3,629 and 401K benefits of $258.

Grants of Plan-Based Awards in 2007

The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2007.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value ($)(2)
		Threshold (#)	Target (#)	Maximum (#)

David J. Murphy	—–	—–	—–	—–	—–	—–	—–	—–
Michael C. Malota	2/23/07	—–	—–	—–	100,000	—–	—–	$189,000
Ronald R. Sparks	—–	—–	—–	—–	—–	—–	—–	—–
Former Executive Officers
Gilbert Rossomando	—–	—–	—–	—–	—–	—–	—–	—–
Mark Cerreta	—–	—–	—–	—–	—–	—–	—–	—–

(1)
This amount includes 100,000 shares of restricted stock granted to Mr. Malota on February 23, 2007 at a market price of $1.89, in connection with his appointment as Chief Financial Officer.  Of this amount, 50,000 shares vested immediately, 25,000 shares vested on August 23, 2007 and 25,000 shares are scheduled to vest on February 23, 2008.

(2)
The value of stock awards is the grant date fair value determined under FAS 123R.  A discussion of the relevant fair value assumptions is set forth in Note 1 to the Company’s consolidated financial statements for the year ended June 30, 2007.

Employment Agreements with Named Executive Officers

Murphy Agreement

We have an employment agreement with David Murphy for a term extending through 2009.  Mr. Murphy’s agreement provides for a current salary of $190,000 and for stock options, not specified in amount but on a basis consistent with those offered to other officers.  As of June 30, 2007, the annual salary of Mr. Murphy was $190,000.  In addition, the employment agreement provides that if the executive were to terminate employment for good reason or if we terminated his employment for any reason except good cause (as defined), we would pay severance benefits constituting his salary and fringe benefits throughout the term of the agreement or for two years, whichever is greater.   If such termination occurred after a change of control, we would pay a special severance benefit equal to six months salary, plus fringe benefits, for every calendar year of his employment with the Company.  In the event that the executive’s employment terminated because of his disability, we would pay a severance benefit of one year’s salary plus benefits.   The employment agreement provides that any disputes will be settled by binding arbitration.

Malota Agreement

We have an employment agreement with Michael C. Malota through 2008, which commenced on February 23, 2007.  Mr. Malota receives a base salary of $165,000 a year plus benefits, including health, life and disability insurance. He is also eligible to receive common stock pursuant to the following vesting schedule:  (i) 50,000 shares upon execution of his employment agreement; (ii) 25,000 shares vested on August 23, 2007; and (iii) 25,000 shares that will vest on February 23, 2008.

Sparks Agreement

We have a three-year employment agreement with Ronald Sparks, which commenced on February 16, 2005.  Mr. Sparks receives a base salary of $163,240 a year plus benefits, including a car allowance and health, life and disability insurance. He is also eligible to receive incentive bonuses based upon the performance of the RS Services operations.

Rossomando and Cerreta Agreements

We had employment agreements with Gilbert Rossomando and Mark Cerreta for terms extending through August 1, 2008.  Messrs. Rossomando and Cerreta each received a base salary of $180,352 plus benefits, including a car allowance and health and disability insurance.  The agreements provided that their base salaries would increase annually by 5%, subject to approval by our Board of Directors.  These agreements were terminated following the completion of the sale of our food service business on October 31, 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth information about the outstanding equity awards for each of the Named Executive Officers as of June 30, 2007.

	Option Award					Stock Awards
Name	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares Or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

David Murphy	5,000 30,000 25,000 20,000 50,000 50,000 50,000 50,000	-0-	-0-	$ 5.00 $ 2.25 $ 4.00 $2.6875 $ 2.45 $ 2.00 $ 7.30 $ 2.87	08/10/07 08/17/09 05/17/10 12/04/10 02/12/12 03/26/13 03/31/14 07/07/15
Michael C. Malota	40,000	-0-	-0-	$ 3.15	07/01/15	50,000	$105,000
Ronald R. Sparks	18,000	-0-	-0-	$ 4.04	03/16/15
Former Executive Officers
GilbertRossomando	12,000 18,000 5,500 18,000 7,500	-0-	-0-	$2.6875 $ 2.45 $ 2.00 $ 7.30 $ 2.87	12/04/10 02/12/12 03/26/13 03/13/14 07/07/15
Mark Cerreta	12,000 18,000 5,500 18,000 7,500	-0-	-0-	$2.6875 $ 2.45 $ 2.00 $ 7.30 $ 2.87	12/04/10 02/12/12 03/26/13 03/13/14 07/07/15

(1)
The amount set forth equals the number of shares of restricted stock indicated multiplied by the closing price of our common stock on June 29, 2007 of $2.10.  The amount assumes the maximum percentage of shares of restricted common stock will vest based on the passage of time and is not necessarily indicative of the amount that may be realized by our Named Executive Officers.

Option Exercises and Stock Vested in 2007

The following table sets forth information about stock awards that vested during 2007.  There were no stock option exercises by Named Executive Officers during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

David Murphy	—–	—–	—–	—–
Michael C. Malota(2)	—–	—–	50,000	$94,500
Ronald Sparks	—–	—–	—–	—–
Former Executive Officers
Gilbert Rossomando	—–	—–	—–	—–
Mark Cerreta	—–	—–	—–	—–

(1)	The value realized on vesting was calculated by multiplying our closing price of our common stock on the date of vesting, February 23, 2007, of $1.89 by the amount of shares that had vested.
(2)	Mr. Malota was granted 100,000 shares of restricted common stock on February 23, 2007, 50,000 shares of which vested on that date.

Pension Benefits

None of our Named Executive Officers or former executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

None of our Named Executive Officers or former executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-of-Control

We have entered into employment agreements with each of the Named Executive Officers.  Specific provisions regarding payments on termination are provided below.  Dollar amounts are estimates based on salary as of June 30, 2007 and benefits paid to the Named Executive Officer in fiscal year 2007.  Messrs. Rossomando and Cerreta resigned as officers on October 31, 2007 in connection with the sale of our Lindley operations and did not receive any additional compensation other than salary and benefits accrued as of the date of their resignations.

David J. Murphy

Voluntary Termination by the Executive or Termination on Account of Death:

Mr. Murphy is entitled to the following benefits upon voluntary termination or termination upon death: salary accrued through the date of termination not to exceed $190,000; accrued but previously unpaid bonuses; and benefits accrued by or reimbursable to Mr. Murphy through the date of termination, not to exceed $23,424.  Stock options granted to Mr. Murphy, which are governed by the applicable stock option plan, will terminate 30 days after voluntary termination, and will terminate 12 months after termination on account of death.

Termination by the Company without Cause or by the Executive for Good Reason:

If Mr. Murphy is terminated by the Company without cause or if Mr. Murphy voluntarily terminates his employment for good reason, he is entitled to the following benefits:  salary throughout the term of the employment agreement or for two years, whichever is greater, with total salary paid not to exceed $570,000; and fringe benefits throughout the term of the agreement or for two years, whichever is greater, with total benefits not to exceed $70,272.  Mr. Murphy may elect to receive payment to which he is entitled in either a single lump sum within thirty days after the termination date, or paid out in monthly, quarterly, annual or other periodic payments.  Stock options granted to Mr. Murphy, which are governed by the applicable stock option plan, will terminate 30 days after termination without cause or by the executive for good reason.

Termination by the Company Because of Disability:

Mr. Murphy is entitled to a severance benefit of one year’s salary, not to exceed $190,000, and benefits, not to exceed $23,424, if he is terminated from the Company by reason of disability.  Stock options granted to Mr. Murphy, which are governed by the applicable stock option plan, will terminate 12 months after termination on account of disability.

Termination Following a Change in Control:

If Mr. Murphy is terminated following a change in control of the Company, he is entitled to a special severance benefit equal to six months salary, plus fringe benefits, for every calendar year of his employment with the Company.  Salary shall not exceed $1,900,000 and benefits shall not exceed $234,240. Mr. Murphy may elect to receive payment to which he is entitled in either a single lump sum within thirty days of the termination date, or to be paid out in monthly, quarterly, annual or other periodic payments.  Stock options granted to Mr. Murphy, which are governed by the applicable stock option plan, will terminate 30 days after termination due to change in control.

Michael C. Malota

Voluntary Termination by the Executive or Termination on Account of Death:

Mr. Malota is entitled to the following benefits upon voluntary termination or termination upon death:  salary accrued through the date of termination not to exceed $165,000; accrued but previously unpaid bonuses; and benefits accrued by or reimbursable to Mr. Malota through the date of termination, not to exceed $21,450.  Stock options granted to Mr. Malota, which are governed by the applicable stock option plan, will terminate 30 days after voluntary termination, and will terminate 12 months after termination on account of death.

Termination by the Company without Cause or by the Executive for Good Reason:

If Mr. Malota is terminated by the Company without cause or if Mr. Malota voluntarily terminates his employment for good reason, he is entitled to the following benefits:  salary throughout the term of the employment agreement with total salary paid not to exceed $247,500; and fringe benefits throughout the term of the agreement, with total benefits not to exceed $32,175.  Stock options granted to Mr. Malota, which are governed by the applicable stock option plan, will terminate 30 days after termination without cause or by the executive for good reason.

Termination by the Company Because of Disability:

Mr. Malota is entitled to a severance benefit of one year’s salary, not to exceed $165,000, and benefits, not to exceed $21,450, if he is terminated from the Company by reason of disability.  Stock options granted to Mr. Malota, which are governed by the applicable stock option plan, will terminate 12 months after termination on account of disability.

Ronald J. Sparks

Voluntary Termination, Death or Certain Other Terminations:

Upon voluntary termination, death or other certain terminations, Mr. Sparks is entitled to the following benefits:  all salary accrued through the termination date, not to exceed $163,240; any accrued but previously unpaid bonuses; and all other benefits accrued by or reimbursable through the termination date, not to exceed $20,663.  Stock options granted to Mr. Sparks, which are governed by the applicable stock option plan, will terminate 30 days after voluntary termination, and will terminate 12 months after termination on account of death.

Termination by the Company without Cause or by the Executive for Good Reason:

If Mr. Sparks is terminated by the Company without cause or if Mr. Sparks voluntarily terminates his employment for good reason, he is entitled to the following benefits:  salary that would have been paid through the expiration date of the agreement, not to exceed $163,240, and all other benefits accrued by or reimbursable through the termination date, not to exceed $20,663.  Stock options granted to Mr. Sparks, which are governed by the applicable stock option plan, will terminate 30 days after termination without cause or by the executive for good reason.

Termination by Company Because of Disability:

Upon disability, Mr. Sparks is entitled to all salary for one year following the termination date, not to exceed $163,240, and all other benefits accrued by or reimbursable through the termination date, not to exceed $20,663.  The Company shall make all payments of salary on a weekly basis.  Stock options granted to Mr. Sparks, which are governed by the applicable stock option plan, will terminate 12 months after termination on account of disability.

Non-Employee Director Compensation

During fiscal 2007, our non-employee directors received $500 for each meeting attended in person, $250 for participation in each telephonic meeting of the Board of Directors, and $250 for participation, in person or by telephone conference, in each committee meeting.  However, effective for fiscal 2008, our non-employee directors receive quarterly fees of $3,000 in cash and a restricted share grant of our common stock valued at $7,500, based upon the closing price of our common stock on the first trading day of the subsequent fiscal quarter, which will also be the date of grant.  In addition, on an annual basis, each non-employee member of the Board who serves as a Committee Chairperson or as the Chairman of the Board receives a restricted share grant of our common stock valued at $5,000, based upon the closing price of our common stock on the first trading day of our next fiscal year, which will also be the date of grant.  In addition, directors are reimbursed for out-of-pocket expenses for attending meetings of the Board of Directors or committees.

The purpose of awarding stock awards or options as compensation to the directors is to provide supplemental compensation in addition to the cash component and to continue to align directors’ interests with shareholders.  Our overall goal is to attract, retain, and motivate our directors and to align the directors with the creation of shareholder value.

The following table sets forth certain information regarding compensation earned by or awarded to each non-employee director who served on our Board of Directors in 2007.  Directors who are employees of Enerlume are not compensated for their services as directors.

Name(1)	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Total ($)

John D’Antona	$ 7,500	-0-	-0-	$ 7,500
Patrick J. Healy	$ 8,750	-0-	-0-	$ 8,750
Nicholas M. Troiano	$11,500	-0-	-0-	$11,500
Former Directors
Anne L. Ramsey(2)	$ 3,000	-0-	-0-	$ 3,000
Peter Sarmanian(3)	$ 2,500	-0-	-0-	$ 2,500
C. Michael Horton(4)	$ 1,500	-0-	-0-	$ 1,500

(1)
David J. Murphy, our President and Chief Executive Officer and Gilbert Rossomando, the President of our former Lindley subsidiary, are not included in this table as Messrs. Murphy and Rossomando were employees during the applicable period and received no compensation for their service as directors.  The compensation received by Messrs. Murphy and Rossomando as employees is set forth in the Summary Compensation Table.  As of October 31, 2007, Mr. Rossomando is considered a non-employee director and will receive applicable director compensation.

(2)	Ms. Ramsey served as a director until June 18, 2007 when her term as a director expired and she was not re-nominated to serve on the Board.
(3)	Mr. Sarmanian resigned from the Board on February 23, 2007 to pursue personal business interests.
(4)	Mr. Horton resigned from the Board on February 23, 2007 to pursue personal business interests.

As of June 30, 2007, each non-employee director had the following number of options and restricted stock awards outstanding: Mr. D’Antona 64,500 options and no restricted stock awards; Mr. Healy 83,000 options and no restricted stock awards; and Mr. Troiano 25,500 options and no restricted stock awards. Additional information concerning the security ownership of our directors is set forth on page 57 of this prospectus under "Security Ownership of Management."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Executive Committee and Audit Committee in February 2007 adopted written policies and procedures relating to approval or ratification of “related party transactions.” Under the adopted policies and procedures, our Audit Committee is to review the material facts of all interested transactions that require the Committee's review and either approve or disapprove of an entry into the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction. No director may participate in any discussion or approval of an interested transaction for which he or she is a related party. If an interested transaction will be ongoing, the Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

To assist the Audit Committee in showing that a financial benefit, such as the awarding of a contract to a company in which a director is a partner, is given on arm’s length terms, the approval process outlined below will be followed. The Committee has also resolved that where applications are made by a related party to a director or officer, the director or officer shall exclude himself/herself from the approval process.

Approval Process

The Committee is required to evaluate the following factors of any potential related party interest, including evaluating relevant supporting documentation, to determine if an interest constitutes a related person transaction requiring approval:

•	financial conditions of the transaction;
•	the conditions of the contract, and special consideration, if applicable;
•	the potential benefits to Host; and
•	the comparability and compatibility to an external arms length transaction.
The Committee should be comprised of independent directors with relevant skills and knowledge appropriate for assessing the value and importance of the work being tendered and be free of any conflict of interest that might undermine the objectivity of the assessment. During the decision process, the Committee should ensure that a fair and equitable procedure has been carried out by considering the following factors pertaining to the potential transaction:

•	open and effective competition;
•	value for money;
•	the benefit of the transaction in enhancing EnerLume’s business and industry;
•	potential risks, opportunity and protections; and
•	ethical behavior and fair dealing.

The Committee shall approve or deny all related person transactions. Any approval shall be in writing and contain detailed information so that the selection is fully justifiable. Any person with an interest in either the recommended transaction or another related person transaction should not be present for the discussion of the recommended transaction and may not vote to approve or disapprove the recommended transaction.

A Related Party is identified as:

•	any director or executive officer of EnerLume;
•	a spouse or de facto spouse of a director or officer, or a parent, son or daughter of a director or officer or their spouse or de facto spouse;
•	any entity over which a director or officer or family member of a director or officer has a controlling interest;
•	any nominee for election as a director; or
•	any security holder who beneficially owns more than 5% of any class of voting securities.

A Related Person Transaction is identified as follows:

•	any transaction in which a related party has a direct or indirect material interest and which transaction exceeds $100,000;
•
any transaction that includes payment of property or services in excess of 5% of EnerLume’s consolidated gross revenues from an entity that is owned 10% or more by a related party, or as executive officer of such entity; or

•	any other relationship that is substantially similar in nature and scope to the above transactions.

Such related person transactions shall be disclosed in our public filings with the Securities and Exchange Commission with the following information:

•	the participant in a transaction having a direct or indirect material interest;
•	the nature, amount and duration of such transaction, and the potential future transactions resulting from such transaction; and
•	a description of any relationships not otherwise disclosed that were included during such transaction.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to EnerLume in an objective and fair manner.

Agreement for Sale of Food Service Businesses

Corporate Dining

On October 19, 2007, the holders of a majority of shares of the Company’s outstanding common stock approved the sale of substantially all of the assets comprising our contract food management division pursuant to the Asset Purchase Agreement dated April 17, 2007 and amended on August 31, 2007 by and between the Company, Timothy Hayes and an entity formed by Mr. Hayes to facilitate the transaction.  The transaction closed on October 26, 2007 and the principal assets of this division sold in the transaction consisted of the Host America name, customer accounts, equipment, inventory, intellectual property and promotional and marketing materials. The Asset Purchase Agreement provided for a cash purchase price of $1.2 million dollars subject to certain adjustments prior to closing based upon the remaining corporate dining accounts and inventory on hand from the date of the original agreement to the closing.  In addition, $196,097 of the total purchase price is being held in an escrow account for a period of 120 calendar days from closing to determine the number of key accounts that have been retained by this division.  Based upon the aforementioned adjustments made at closing, the final cash purchase price paid to the Company was $1,137,077. Mr. Hayes formerly served as the director of operations for the corporate dining division and resigned from the Company effective at the closing date.  The Company believes the sale was fair to the Company and its shareholders based upon a fairness opinion provided by Marshall & Stevens, an independent valuation firm.  In addition, the Company’s audit committee reviewed the transaction and the Company’s board of directors approved the transaction based upon the conclusion the terms were no less favorable than generally available to an independent third party. David Murphy, the Company’s chief executive officer and a director, entered into a non-competition agreement with the purchaser for a period of five years and was paid $34,218 as consideration for entering into the non-compete agreement.

Lindley Food Services

On October 19, 2007, the holders of a majority of shares of the Company’s outstanding common stock approved the sale of substantially all the assets of Lindley Food Services Corporation, our supplier of fresh unitized meals to schools and senior feeding programs.  Pursuant to the Asset Purchase Agreement dated April 17, 2007, the Company sold to Lindley Acquisition Corporation substantially all the assets of this division which consisted of equipment, inventory, accounts receivable, intellectual property, contracts and agreements, cash and real estate and capital services leases.  The transaction closed on October 31, 2007.  The Asst Purchase Agreement provided for a cash purchase price of $2,500,000 subject to an adjustment based on the net asset value of the division two days prior to closing.  As a result of the aforementioned adjustments, the Company received net proceeds of $2,251,202 from the sale of this division.  Prior to the transaction, Gilbert Rossomando was the president of this division and Mark Cerreta was the executive vice president of this division.  Messrs. Rossomando and Cerreta are the sole shareholders of Lindley Acquisition Corporation.  Mr. Rossomando will remain a director of the Company, however, Messrs. Rossomando and. Cerreta resigned as officers of the Company effective at the closing date.  The Company believes the sale was fair to the Company and its shareholders based upon a fairness opinion provided by Marshall & Stevens, an independent valuation firm.  In addition, the Company’s audit committee reviewed the transaction and the Company’s board of directors approved the transaction based upon the conclusion the terms were no less favorable than generally available to an independent third party.

Leases

RS Services

RS Services leases its facility in Duncan, Oklahoma from Ronald Sparks under a lease agreement with an initial five-year term at $60,000 per year, with three subsequent renewal options for two years each. We believe this is a competitive lease rate for similar real estate in Duncan, Oklahoma.

Private Placements

On July 5, 2006, we completed the private placement of $350,000 aggregate principal amount of secured promissory notes with five insiders, including certain officers and directors, and entered into a security agreement with respect to the notes. The notes bear interest at the rate of ten percent per annum and may be prepaid in whole or in part at any time without penalty, but in no event later than 180 days from the date of issuance. On January 11, 2007, we entered into a Modification Agreement with four of the five noteholders to extend the final maturity date to January 5, 2008.  However, all indebtedness owing by us to Shelter Island Opportunity Fund, LLC must be paid in full before any principal payments may be made under the notes.  On January 11, 2007, the balance of the notes was $300,000.

On July 23, 2007, we sold $850,000 of subordinated secured convertible promissory notes (“Notes”) in a private placement to a limited number of accredited investors.  The Notes bear interest at the rate of 12.00% per annum, payable semi-annually on December 31 and June 30.  The Notes will mature on June 30, 2008, and the unpaid principle balance due and interest accruing on the Notes is convertible at the option of the holder into our common stock at $2.12 per share.  The offer and sale of the Notes was conducted by the officers and directors of the Company who did not receive a commission or other remuneration.  As security for the payment of the Notes and the performance by its obligations, we assigned to the Note holders a security interest in all of its right, title and interest in the patent pending and brand name rights relating to our EnerLume|EM® energy saving-device.  A total of $475,000 of $850,000 of the Notes was purchased by two of our directors on the same terms and conditions as the other purchasers.

On November 21, 2007, we entered into a repayment option agreement for the repayment or conversion of our Secured Promissory Notes dated July 5, 2006 and subsequently modified on January 5, 2007 for an aggregate principal amount of $300,000 bearing interest at 10% per annum.  Each of the four noteholders was offered the opportunity to receive cash plus accrued interest or convert their respective notes to shares of our common stock and warrants to purchase shares of common stock.  Messrs. David Murphy, our Chief Executive Officer and a Director and Patrick Healy, our Chairman of the Board and a Director, accepted the offer of conversion and received an aggregate of 92,726 shares of common stock and 27,818 warrants.  The shares were valued at $2.00 per share and included warrants exercisable into one share of common stock at $2.25 per warrant.  Accordingly, Mr. Murphy received 26,493 shares of common stock and 7,948 warrants and Mr. Healy received 66,233 shares of common stock and 19,870 warrants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following tables set forth certain information regarding the beneficial ownership of our shares of common stock as of January 18, 2008 (except where another date is indicated) by: each person known by us to beneficially own more than five percent of our common stock, each director and nominee for director, each of the Named Executive Officers listed in the Summary Compensation Table, and all of our directors and executive officers as a group.   This information is based upon filings made by such persons with the Securities and Exchange Commission and upon information provided to us.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of January 18, 2008 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite the shareholder’s name. Applicable percentage ownership in the following table is based on 13,215,730 shares of common stock outstanding as of January 18, 2008.

Unless otherwise indicated below, the address of each of the principal shareholders is c/o EnerLume Energy Management Corp., Two Broadway, Hamden, Connecticut 06518.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding

MidSouth Investor Fund LP 201 4thAvenue North, Suite 1950 Nashville, Tennessee 37219	729,000	(1)	5.44%

FirstNew York Securities L.L.C. 850 Third Avenue, 17th Floor New York, New York 10022	927,623	(2)	7.00%

(1)
Lyman O. Heidtke, as the President of Heidtke & Company, which serves as the manager and investment advisor for MidSouth Investor Fund, LP, has discretionary authority to vote and dispose of the securities held by MidSouth Investor Fund, LP, and thus is deemed to have indirect beneficial ownership thereof. MidSouth Investor Fund, LP owns 400,000 shares of common stock and warrants to purchase 147,000 shares of common stock.  Additionally, Mr. Heidtke directly owns 140,000 shares of common stock and warrants to purchase 42,000 shares of common stock, which have been aggregated with the beneficial ownership of MidSouth Investor Fund, LP.

(2)
Amount beneficially owned as a group pursuant to Section 13(d)(3) of the Exchange Act.  Includes 620,123 shares of common stock beneficially owned by First New York Securities L.L.C. (“FNYS”), 84,000 shares of common stock and warrants to purchase 15,000 shares of common stock beneficially owned by Steve Heinemann, an employee of FNYS, 84,000 shares of common stock and warrants to purchase 15,000 shares of common stock beneficially owned by Doug Lipton, a partner of FNYS, and 109,500 shares of commons tock beneficially owned by Jay Goldstein, a partner of FNYS.

Security Ownership of Management

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding

David J. Murphy, Chief Executive Officer and President	753,188	(1)	5.54%
Michael C. Malota, Chief Financial Officer	170,000	(2)	1.28%
Ronald R. Sparks, President of RS Services	510,277	(3)	3.86%
Patrick J. Healy, Chairman of the Board	670,352	(4)	4.93%
John D’Antona, Director	206,392	(5)	1.55%
Gilbert Rossomando, Director	119,668	(6)	*
Nicholas M. Troiano, Director	225,738	(7)	1.69%
Former Executive Officers
Mark Cerreta, Executive Vice President, Lindley	64,895	(8)	*

All Directors and Executive Officers as a Group (7 persons)	2,655,615	(9)	18.50%

*	Less than 1%.
(1)	Mr. Murphy is the beneficial owner of 382,106 shares of common stock, options to purchase 352,000 shares of common stock and warrants to purchase 19,082 shares of common stock.
(2)	Mr. Malota is the beneficial owner of 100,000 shares of common stock, and options to purchase 70,000 shares of common stock.
(3)	Mr. Sparks is the beneficial owner of 492,277 shares of common stock and 18,000 stock options.
(4)
Mr. Healy is the beneficial owner of 285,627 shares of common stock, options to purchase 140,500 shares of common stock, warrants to purchase 67,338 shares of common stock and 176,887 shares of common stock issuable upon the conversion of a convertible secured promissory note.

(5)	Mr. D’Antona is the beneficial owner of 106,892 shares of common stock, options to purchase 99,500 shares of common stock.
(6)	Mr. Rossomando is the beneficial owner of 43,668 shares of common stock and options to purchase 76,000 shares of common stock.
(7)
Mr. Troiano is the beneficial owner of 108,068 shares of common stock, options to purchase 70,500 shares of common stock and 47,170 shares of common stock issuable upon the conversion of a convertible secured promissory note.

(8)	Mr. Cerreta is the beneficial owner of 64,895 shares of common stock.
(9)	Excludes Mr. Cerreta who no longer serves as an executive officer but was a Named Executive Officer for purposes of disclosure in this table.

Changes in Control

There is no agreement or understanding known to us, including any pledge by any person of our securities, the operation of which would at a subsequent date result in a change in control.

SELLING SHAREHOLDERS

The following table sets forth certain information concerning the resale of the shares of our common stock by the selling shareholders.  Unless otherwise described below, to our knowledge, no selling shareholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.  Unless otherwise described below, the selling shareholders have confirmed to us that they are not broker-dealers or affiliates of a broker dealer within the meaning of Rule 405 of the Securities Act.

The following table assumes that the selling shareholders will sell all of the shares of our common stock offered by them in this offering.  However, the selling shareholders may offer all or some portion of our shares of common stock or any shares of common stock issuable upon exercise of outstanding warrants held by them.  Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling shareholders upon termination of sales pursuant to this prospectus.  In addition, the selling shareholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.  The term “selling shareholder” includes the shareholders listed below and their respective transferees, assigness, pledges, donees and other successors.

For purposes of the table below, the number of shares “beneficially owned” are those beneficially owned as determined under the rules of the Securities and Exchange Commission, which we refer to herein as the Commission or the SEC.  Such information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares for which the person has the right to acquire such power within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

The information with respect to beneficial ownership of shares of our common stock held by each selling shareholder is based upon record ownership data provided by our transfer agent, information supplied or confirmed by the selling shareholders, based upon statements filed with the SEC, or based upon our actual knowledge.

We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling shareholders.  The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Beneficial ownership in the following table is calculated based on 13,215,730 shares of our common stock outstanding as of January 18, 2008.  Unless otherwise indicated, the selling shareholders have the sole power to direct the voting and investment over shares owned by them.

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to Offering (1)		Number of Shares	After Offering (2)
Name of Selling Shareholder	Number	Percent (3)	Being Offered	Number	Percent (3)

A. William Bertsch (4)	65,000	*	65,000	-	*
Aldus Chapin (5)	13,000	*	13,000	-	*
Andrew Maltin (6)	32,500	*	32,500	-	*
Article VII Trust FBO David Harris (7)	16,250	*	16,250	-	*
Beneficiary IRA PFSI Securities A/C/F Susan L. Mason (Beneficiary IRA) John Tipton Deceased $12,500 (8)	8,783	*	8,783	-	*
Bernard J. Garbutt III (9)	81,250	*	81,250	-	*
Brad & Julie LaPayne (10)	19,500	*	19,500	-	*
Bruce Ryan (11)	42,665	*	42,665	-	*
Bryan DiPane (12)	32,500	*	32,500	-	*
C. Michael Horton (13)	118,176	*	118,176	-	*

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to Offering (1)		Number of Shares	After Offering (2)
Name of Selling Shareholder	Number	Percent (3)	Being Offered	Number	Percent (3)

Charles Pope (14)	960	*	960	-	*
Christopher Mittleman (15)	22,100	*	22,100	-	*
Dan Aaron (16)	151,478	1.19%	97,500	53,978	*
David and Paula Murphy, JTWROS (17)	24,647	*	24,647	-	*
David Bailey (18)	39,000	*	39,000	-	*
David Harris (19)	16,870	*	16,870	-	*
David J. Mittleman (20)	26,000	*	26,000	-	*
David J. Murphy (21)	728,541	5.37%	134,441	595,100	4.39%
Dian Griesel (22)	80,000	*	80,000	-	*
Donald J. Leifeld (23)	48,750	*	48,750	-	*
Douglas Lipton (24)	99,000	*	65,000	34,000	*
Douglas Friedman (25)	32,500	*	32,500	-	*
Esther M. Biller (26)	24,647	*	24,647	-	*
F. Anthony Zunino (27)	13,000	*	13,000	-	*
First Clearing LLC As Custodianfor William Butler (28)	5,850	*	5,850	-	*
Florence Mittleman (29)	13,000	*	13,000	-	*
Frank Durant	25,000	*	25,000	-	*
George Bucci (30)	325,000	2.45%	325,000	-	*
Heidtke 401K Profit Sharing Plan and Trust (31)	32,500	*	32,500	-	*
Henry Huidekoper (32)	16,250	*	16,250	-	*
James M. Kenny (33)	105,000	*	104,000	1,000	*
Jeffery DiPane (34)	11,360	*	11,360	-	*
John Augustyn (35)	325,000	2.45%	325,000	-	*
John J. Kenny II (36)	87,000	*	78,000	9,000	*
John Jay Gebhardt (37)	46,500	*	32,500	14,000	*
Jonathan E. Tichenor (38)	26,000	*	26,000	-	*
Joseph D. Tarulli (39)	78,000	*	78,000	-	*
JWJJ Investments, LLC (40)	52,000	*	52,000	-	*
Kevin Moran (41)	20,000	*	20,000	-	*
Knight Investments, LP (42)	130,000	*	130,000	-	*
Kurt D Hoffman & Melissa Orr Hoffman, Joint Tenants with right of Survivorship (43)	32,500	*	32,500	-	*
Kurt D. and Melissa Orr Hoffman (44)	16,250	*	16,250	-	*
Lyman O. Heidtke (45)	149,500	1.13%	149,500	-	*
Lake Street Fund, LP (46)	468,000	3.51%	468,000	-	*
Lauren D. Dedeaux (47)	24,647	*	24,647	-	*
Lawrence & Betsy Rosenthal (48)	17,221	*	17,221	-	*
Lawrence Abramson Corporation, Inc. (49)	211,250	1.59%	211,250	-	*
Marc Blank (50)	97,500	*	97,500	-	*
Margaret Butler (51)	32,500	*	32,500	-	*
Margaret M. Healy & Patrick J. Healy, JTWROS (52)	24,647	*	24,647	-	*
Marview Holdings Inc. (53)	130,000	*	130,000	-	*
Michael C. Malota (54)	170,000	*	100,000	70,000	*
Michael F. Daddona, Jr (55)	149,567	1.13%	147,567	2,000	*
MidSouth Investor Fund (56)	547,000	4.09%	547,000	-	*

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to Offering (1)		Number of Shares	After Offering (2)
Name of Selling Shareholder	Number	Percent (3)	Being Offered	Number	Percent (3)

Natalie Tagliatela (57)	2,600	*	2,600	-	*
Paige E. Walker (58)	13,000	*	13,000	-	*
Patrick James Healy (59)	2,600	*	2,600	-	*
Patrick Healy (60)	378,621	2.83%	237,121	141,500	1.06%
Patrick J. Healy & Linda A. Healy JTWROS (61)	267,084	1.99%	38,160	228,924	1.71%
Pershing LLC, C/F Philip Mittleman IRA (62)	65,000	*	65,000	-	*
PFSI FBO Norena P. Walker SEP IRA (63)	263,602	1.99%	70,269	193,333	1.46%
PFSI SD IRA FBO Anthony J. Albano STD IRA (64)	17,567	*	17,567	-	*
PFSI SD IRA FBO Davina S. Lockhart STD IRA (65)	123,237	*	123,237	-	*
PFSI SD IRA FBO Donna Cheryle Richardson STD IRA (66)	18,067	*	18,067	-	*
PFSI SD IRA FBO George H. Gregory STD IRA (67)	17,567	*	17,567	-	*
PFSI SD IRA FBO John D. Carey ROL IRA (68)	17,567	*	17,567	-	*
PFSI SD IRA FBO Julia Lynn Staples STD IRA (69)	24,647	*	24,647	-	*
PFSI SD IRA FBO Mike J. Addington STD IRA (70)	17,567	*	17,567	-	*
PFSI SD IRA FBO William T. Thomas STD IRA (71)	25,067	*	17,567	7,500	*
PFSI SD IRA Johnny Rufus Brooks STD IRA (72)	32,567	*	17,567	15,000	*
PFSI SD IRS FBO William K. Walker ROL IRA TO Ameritrade Inc. Custodian (73)	100,269	*	70,269	30,000	*
Philip Mittleman (74)	273,061	2.05%	273,061	-	*
Phillip & Florence Mittleman Joint Tenants (75)	13,000	*	13,000	-	*
Robert H. Meinders (76)	98,589	*	98,589	-	*
Robert L. & Geraldine F. Hudspeth JTWRS (77)	54,647	*	24,647	30,000	*
Rodd Friedman (78)	195,000	1.47%	195,000	-	*
Roger D. & Davina S. Lockhart Trs FBO Lockhart Charitable Remainder Trust UA 12-13-1999 (79)	230,616	1.74%	230,616	-	*
Roger D. Lockhart Trust (80)	265,377	2.00%	150,000	-	*
Russell W. Newton (81)	60,915	*	60,915	-	*
Stephen J. Warner (82)	19,500	*	19,500	-	*
Sterling HAC LLC (83)	195,000	1.47%	195,000	-	*
Steven D. Heinemann (84)	99,000	*	65,000	34,000	*
The Slater Family Trust of Jan 20, 2005 (85)	6,500	*	6,500	-	*
THM Capital Investors, LLC (86)	73,700	*	71,500	2,200	*
Thomas & Karen D Meade, Trustee U.A. DTD 5/23/2000 Meade Family Trust (87)	32,500	*	32,500	-	*
Thomas R. Chudy (88)	3,250	*	3,250	-	*
Tom DiPane (89)	52,000	*	52,000	-	*
Tommy L. Graham (90)	260,000	1.96%	260,000	-	*
Voltron Ventures II, L.P. (91)	13,000	*	13,000	-	*
W. Todd Coffin (92)	150,690	1.13%	150,690	-	*
William F. Butler (93)	146,163	1.10%	146,163	-	*

____________________

*	Represents beneficial ownership of less than 1%.
(1)	Assumes that the selling shareholders acquire no additional shares of common stock before completion of this offering.
(2)	Assumes that all of the shares offered by the selling shareholders under this prospectus are sold.
(3)	Calculated based on 13,215,730 shares outstanding.
(4)	The shares held by A. William Bertsch include 15,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(5)
Mr. Chapin is an affiliate of a registered broker-dealer and has represented that he acquired the shares in the ordinary course of business and at a time when he had no agreement or understanding, directly or indirectly, with any person to distribute the shares.  The shares held by Aldus Chapin include 3,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(6)	The shares held by Andrew Maltin include 7,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(7)
Mr. Harris has voting and investing power over the shares of common stock and warrants for common stock held by the selling shareholder.  The shares held by Article VII Trust FBO David Harris include 3,750 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(8)
The shares held by Beneficiary IRA PFSI Securities A/C/F Susan L. Mason (Beneficiary IRA) John Tipton Deceased $12,500 include 2,027 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(9)
The shares held by Bernard J. Garbutt III include 15,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share and 3,750 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(10)	The shares held by Brad & Julie LaPayne include 4,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(11)
Mr. Ryan is an affiliate of Source Capital Group Inc., a registered broker-dealer.  Mr. Ryan indicated that he purchased 7,033 shares in the ordinary course of business and at a time when he had no agreement or understanding, directly or indirectly, with any person to distribute the shares.  Additionally, Mr. Ryan acquired 35,632 shares in connection with investment banking services.  As such, Mr. Ryan may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered for resale.  The total shares listed include 22,817 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(12)	The shares held by Bryan DiPane include 7,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(13)
The shares held by C. Michael Horton include 24,004 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share and 14,160 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.00 per share.

(14)	The shares held by Charles Pope include 960 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(15)	The shares held by Christopher Mittleman include 5,100 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(16)	The shares held by Dan Aaron include 22,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(17)
Mr. Murphy serves as Chief Executive Officer, President and a Director of the Company.  The shares held by David and Paula Murphy, JTWROS include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share and 7,080 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.00 per share.

(18)	The shares held by David Bailey include 9,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(19)
Mr. Harris is an affiliate of Source Capital Group Inc., a registered broker-dealer.  Mr. Harris indicated that he purchased 533 shares in the ordinary course of business at a time when he had no agreement or understanding, directly or indirectly, with any person to distribute such shares.  The shares were acquired in connection with investment banking services and, as such, Mr. Harris may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered for resale.  The shares held by David Harris include 15,131 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(20)
The shares held by David J. Mittleman include 3,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share, and 3,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(21)
Mr. Murphy serves as Chief Executive Officer, President and a Director of the Company.  The shares held by David J. Murphy include 7,948 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25.

(22)
Dian Griesel has indicated that she, or one of her affiliates, officers or directors, has or has had a material relationship with EnerLume Energy Management Corp. by providing investor and public relations consulting services.

(23)
The shares held by Donald J. Leifeld include 7,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share and 3,750 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share

(24)
Mr. Lipton is a member of First New York Securities L.L.C., a registered broker-dealer, and represented that he acquired the securities in the ordinary course of business and at a time when he had no agreement or understanding, directly and indirectly, with any person to distribute the securities.  The shares held by Doug Lipton include 15,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(25)	The shares held by Douglas Friedman include 7,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(26)
The shares held by Esther M. Biller include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share and 7,080 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.00 per share

(27)	The shares held by F. Anthony Zunino include 3,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(28)	The shares held by First Clearing LLC As Custodian for William Butler include 1,350 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(29)	The shares held by Florence Mittleman include 3,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(30)	The shares held by George Bucci include 75,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(31)
Lyman Heidtke, as Trustee, has voting and investing power over the shares of common stock held by Heidtke 401K Profit Sharing Plan and Trust.  Mr. Heidtke is the President of Heidtke Company, a registered broker-dealer, and represented that the selling shareholder acquired the securities in the ordinary course of business and at a time when it had no agreement or understanding, directly or indirectly, with any person to distribute the securities.  The shares held by the selling shareholder include 7,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(32)	The shares held by Henry Huidekoper include 3,750 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(33)	The shares held by James M. Kenny include 24,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(34)
Mr. DiPane is an affiliate of Source Capital Group Inc., a registered broker-dealer.  The shares were acquired in connection with investment banking services and, as such, Mr. DiPane may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered for resale.  The shares held by Jeffery DiPane include 6,800 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share and 4,560 shares that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(35)	The shares held by John Augustyn include 75,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(36)	The shares held by John J. Kenny II include 18,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(37)	The shares held by John Jay Gebhardt include 7,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(38)	The shares held by Jonathan E. Tichenor include 6,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(39)	The shares held by Joseph D. Tarulli include 18,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(40)
James Kenny, as President, has voting and investing power over the shares of common stock and warrants to purchase common stock held by JWJJ Investments LLC.  JWJJ Investments LLC is an affiliate of a registered broker-dealer and represented that it acquired the shares in the ordinary course of business and at a time when it had no agreement or understanding, directly or indirectly, with any person to distribute the shares.  The shares held by JWJJ Investments, LLC include 12,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(41)	Kevin Moran has indicated that he has a material relationship with EnerLume Energy Management Corp. by providing investor and public relations consulting services.
(42)
Peter, Maureen, Keir, Sabrina and Gavin Kleinknecht, general partners, have voting and investing power over the securities held by the selling shareholder.  The shares held by Knight Investments, LP include 30,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(43)
The shares held by Kurt D Hoffman & Melissa Orr Hoffman, Joint Tenants with right of Survivorship include 7,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(44)	The shares held by Kurt D. and Melissa Orr Hoffman include 3,750 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(45)
Mr. Heidtke is the President of Heidtke & Company, a registered broker-dealer, and represented that he acquired the securities in the ordinary course of business and at a time when he had no agreement or understanding, directly or indirectly, with any person to distribute the securities.  The shares held by Lyman Heidtke include 34,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(46)
Fred Astman and Scott Hood had voting and investing power over the shares of common stock and warrants to purchase common stock held by Lake Street Fund.  Lake Street Fund is an affiliate of a registered broker-dealer and has represented that that it acquired the shares in the ordinary course of business and at a time when it had no agreement or understanding, directly or indirectly, with any person to distribute the shares. The shares held by Lake Street Fund, LP include 108,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(47)
The shares held by Lauren D. Dedeaux include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share and 7,080 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.00 per share

(48)	The shares held by Lawrence & Betsy Rosenthal include 3,974 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(49)
Lawrence Abramson, as CEO, has voting and investing power over the securities held by Lawrence Abramson Corporation.  The shares held by Lawrence Abramson Corp. include 30,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share and 18,750 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(50)	The shares held by Marc Blank include 22,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(51)	The shares held by Margaret Butler include 7,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(52)
Mr. Healy serves as Chairman of the Board of Directors of EnerLume.  The shares held by Margaret M. Healy & Patrick J. Healy, JTWROS include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share and 7,080 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.00 per share

(53)
Charles Schleicher has voting and investing power of the securities held by the selling shareholder.  The shares held by Marview Holdings Inc. include 30,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(54)	Mr. Malota serves as Chief Financial Officer of EnerLume.
(55)
The shares held by Michael F. Daddona, Jr. include 30,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share and 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(56)
Lyman O. Heidtke, general partner, has voting and investing power of the securities held by MidSouth Investor Fund LP.  Mr. Heidtke is the President of Heidtke & Company, a registered broker-dealer, and represented that MidSouth Investor Fund LP acquired the securities in the ordinary course of business and at a time when it had no agreement or understanding, directly or indirectly, with any person to distribute the securities.  The shares held by MidSouth Investor Fund include 147,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(57)	The shares held by Natalie Tagliatela include 600 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(58)	The shares held by Paige E. Walker include 3,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(59)
Mr. Healy is the son of Patrick Healy, the Chairman of the Board of Directors of EnerLume.  The shares held by Patrick James Healy include 600 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(60)
Mr. Healy serves as Chairman of the Board of Directors of EnerLume.  The shares held by Patrick Healy include 30,070 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(61)
Mr. Healy serves as the Chairman of the Board of Directors of EnerLume.  The shares held by Patrick J. Healy and Linda A. Healy JTWROS include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share and 7.080 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.00 per share.

(62)
Philip Mittleman has voting and investing power over the shares of common stock and warrants to purchase common stock held by Pershing as Custodian for Philip Mittleman. Philip Mittleman is an affiliate of a registered broker-dealer and represented that he acquired the shares in the ordinary course of business and at a time when he had no agreement or understanding, directly or indirectly, with any person to distribute the shares.  The shares include 15,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(63)
Ms. Walker has voting and investing power over the securities held by the selling shareholder.  The shares held by PFSI FBO Norena P. Walker SEP IRA include 16,216 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(64)
Mr. Albano has voting and investing power over the securities held by the selling shareholder.  The shares held by PFSI SD IRA FBO Anthony J. Albano STD IRA include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(65)
Ms. Lockhart has voting and investing power over the securities held by the selling shareholder.  The shares held by PFSI SD IRA FBO Davina S. Lockhart STD IRA include 20,270 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share and 35,400 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.00 per share.

(66)
Ms. Richardson has voting and investing power over the securities held by the selling shareholder.  The shares held by PFSI SD IRA FBO Donna Cheryle Richardson STD IRA include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share and 500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.00 per share.

(67)
Mr. Gregory has voting and investing power over the securities held by the selling shareholder.  The shares held by PFSI SD IRA FBO George H. Gregory STD IRA include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(68)
Mr. Carey has voting and investing power over the securities held by the selling shareholder.  The shares held by PFSI SD IRA FBO John D. Carey ROL IRA include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(69)
Ms. Staples has voting and investing power over the securities held by the selling shareholder.  The shares held by PFSI SD IRA FBO Julia Lynn Staples STD IRA include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share and 7,080 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.00 per share.

(70)
Mr. Addington has voting and investing power over the securities held by the selling shareholder.  The shares held by PFSI SD IRA FBO Mike J. Addington STD IRA include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(71)
Mr. Thomas has voting power over the securities held by the selling shareholder.  The shares held by PFSI SD IRA FBO William T. Thomas STD IRA include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(72)
Mr. Brooks has voting and investing power over the securities held by the selling shareholder.  The shares held by PFSI SD IRA Johnny Rufus Brooks STD IRA include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(73)
Mr. Walker has voting and investing power over the securities held by the selling shareholder.  The shares held by PFSI SD IRS FBO William K. Walker ROL IRA TO Ameritrade Inc. Custodian include 16,216 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(74)
Philip Mittleman is an affiliate of Source Capital Group Inc., a registered broker-dealer.  Mr. Mittleman indicated that he purchased 170,254 shares in the ordinary course of business and at a time when he had no agreement or understanding, directly or indirectly, with any person to distribute the shares.  Additionally, Mr. Mittleman acquired 102,807 shares in connection with investment banking services.  As such, Mr. Mittleman may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered for resale.  The shares held by Philip Mittleman include 94,909 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share and 35,538 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share

(75)	The shares held by Phillip & Florence Mittleman Joint Tenants include 3,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(76)
The shares held by Robert H. Meinders include 16,216 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share and 28,320 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.00 per share.

(77)
The shares held by Robert L. & Geraldine F. Hudspeth JTWRS include 4,054 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share and 7,080 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.00 per share

(78)	The shares held by Rodd Friedman include 45,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(79)
Roger and Divina Lockhart, trustees, have voting and investing power over the securities held by the selling shareholder.  The shares include 38,514 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share and 63,720 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.00 per share.

(80)
Roger Lockhart has voting and investing power over the securities.  The shares include 26,625 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(81)
Mr. Newton is an affiliate of Source Capital Group, Inc., a registered broker-dealer.  Mr. Newton indicated that he acquired 16,250 shares in the ordinary course of business and at a time when he had no agreement or understanding, directly or indirectly, with any person to distribute the shares.  Additionally, Mr. Newton acquired 44,665 shares in connection with investment banking services.  As such, Mr. Newton may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered for resale.  The shares held by Russell W. Newton include 35,460 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(82)	The shares held by Stephen J. Warner include 4,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(83)
Arthur Friedman, managing member, has voting and investing power over the securities held by Sterling HAC LLC. The shares held by Sterling HAC LLC include 45,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(84)
Mr. Heinemann is a member of First New York Securities L.L.C., a registered broker-dealer, and represented that he acquired the securities in the ordinary course of business and at a time when he had no agreement or understanding, directly or indirectly, with any person to distribute the securities.  The shares held by Steven D. Heinemann include 15,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(85)
Shirley and Lyle Slater have voting and investing power over the securities held by The Slater Family Trust of Jan 20, 2005.  The shares held by The Slater Family Trust of Jan 20, 2005 include 1,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(86)
Frank LaDore, as managing director, has voting and investing power over the shares of common stock and warrants to purchase common stock held by THM Capital Investors, LLC.  The shares held by THM Capital Investors, LLC include 16,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(87)
Thomas and Karen Meade, as trustees, have voting and investing power over the shares of common stock and warrants to purchase common stock held by the trust.  The shares held by Thomas & Karen D Meade, Trustee U.A. DTD 5/23/2000 Meade Family Trust include 7,500 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(88)	The shares held by Thomas R. Chudy include 750 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.
(89)	The shares held by Tom DiPane include 12,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(90)	The shares held by Tommy L. Graham include 60,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.
(91)
Philip Mittleman, James Kenny and Keir Kleinknecht have voting and investing power over the securities held by Voltron Ventures II, L.P.  Mr. Mittleman is an affiliate of a registered broker-dealer.  The shares held by Voltron Ventures include 3,000 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share.

(92)
Mr. Coffin is an affiliate of Source Capital Group Inc., a registered broker-dealer.  Mr. Coffin has indicated that he purchased 44,655 shares in the ordinary course of business and at a time when he had no agreement or understanding, directly or indirectly, with any person to distribute the shares.  Additionally, Mr. Coffin acquired 106,035 shares in connection with investment banking services.  As such, Mr. Coffin may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered for resale.  The shares held by W. Todd Coffin include

77,973 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share and 27,234 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $2.25 per share.

(93)
Mr. Butler is an affiliate of Source Capital Group Inc., a registered broker-dealer. Mr. Butler has indicated that he purchased 43,940 shares in the ordinary course of business and at a time when he had no agreement or understanding, directly or indirectly, with any person to distribute the shares.  Additionally, Mr. Butler acquired 102,223 shares in connection with investment banking services.  As such, Mr. Butler may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered for resale. The shares held by William F. Butler include 73,996 shares of common stock that may be purchased upon the exercise of presently exercisable warrants at $1.75 per share and 27,233 shares of common stock that may be purchase upon the exercise of presently exercisable warrants at $2.25 per share.

PLAN OF DISTRIBUTION

We are registering shares of common stock previously issued and shares of common stock to be issued upon exercise of certain warrants, to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include, pursuant to prospectus amendment or prospectus supplement, the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock estimated to be $65,535 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act of 1933, as amended, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF OUR SECURITIES

Common Stock

We are authorized to issue up to 80,000,000 shares of common stock, $0.001 par value.  As of January 18, 2008, there were 13,215,730 shares of common stock issued and outstanding.  All shares of common stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders.  As of January 18, 2008, there were approximately 2,400 beneficial holders of our common stock.

The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares.  Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors.  On liquidation, each common shareholder is entitled to receive a pro rata share of our assets available for distribution to common shareholders.

Preferred Stock

The Board of Directors is empowered, without approval of our shareholders, to cause up to 2,000,000 shares of preferred stock to be issued in one or more series and to establish the number of shares to be included in each such series and the designations, preferences, limitations and relative rights, including voting rights, of the shares of any series.  Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock.  This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the common stock.  The issuance of shares of preferred stock could have the effect of delaying or preventing a change in control.  No shares of preferred stock are outstanding and the Board of Directors has no current plans to issue any shares of preferred stock.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 7-108-402 of the Colorado Business Corporation Act provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. Our articles of incorporation contain a provision eliminating liability as permitted by the statute. Our articles of incorporation further provide that our directors and officers will not be held personally liable for any injury to persons or property caused by the wrongful act of any employee of Host unless either (i) the director or officer was personally involved in the situation leading to litigation or (ii) the director or officer committed a criminal offense in connection with such litigation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

The consolidated financial statements of EnerLume Energy Management Corp. (formerly Host America Corporation) and its subsidiaries, as of June 30, 2007 and 2006, and for each of the three years in the period ended June 30, 2007 included in this prospectus and in the registration statement, have been audited by Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein. These financial statements and the report of Mahoney Cohen & Company, CPA, P.C. are included in reliance upon their report given upon the authority of Mahoney Cohen & Company, CPA, P.C. as experts in auditing and accounting.

LEGAL MATERS

The validity of the securities offered by this prospectus will be passed upon by Berenbaum, Weinshienk & Eason, P.C., Denver, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission relating to the issuance of shares of our common stock covered by this prospectus.  As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered our securities.  The registration statement may contain additional information that may be important to you.  Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC.

We also file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Host America Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Host America Corporation and Subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for each of the three years in the period ended June 30, 2007.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Host America Corporation and Subsidiaries as of June 30, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As more fully described in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from continuing operations, has negative cash flows from operations, has a stockholders’ deficiency at June 30, 2007 and is currently involved in significant litigations that can have an adverse effect on the Company’s operations.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

/s/ Mahoney Cohen & Company, CPA, P.C.
Mahoney Cohen & Company, CPA, P.C.
New York, New York
September 27, 2007

HOST AMERICA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2007 AND 2006

ASSETS
	2007	2006
CURRENT ASSETS
Cash	$458,705	$280,267
Accounts receivable, net of allowance for doubtful accounts of $102,326 and $164,364 at June 30, 2007 and 2006, respectively	2,449,707	2,628,731
Inventories	426,878	362,343
Prepaid expenses and other current assets	87,580	524,825
Assets of discontinued operations held for disposition	4,689,813	4,785,703
Total current assets	8,112,683	8,581,869

EQUIPMENT AND IMPROVEMENTS, net	502,580	773,013

OTHER ASSETS
Other	-	9,336
Deferred financing costs, net	226,979	203,487
Intangible assets, net	157,500	217,500
	384,479	430,323
Total Assets	$8,999,742	$9,785,205

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Demand note payable	$473,223	$378,646
Current portion of long-term debt	1,267,382	354,991
Current portion of unsecured debt	1,231,600	250,000
Accounts payable	3,958,996	3,571,908
Accrued expenses	2,487,760	2,988,438
Debt advances	675,000	-
Liabilities of discontinued operation to be assumed	2,243,111	2,279,326
Total current liabilities	12,337,072	9,823,309

LONG-TERM LIABILITIES
Long-term debt, less current portion	276,171	497,542
Unsecured debt, less current portion	1,744,626	2,728,136
	2,020,797	3,225,678
Total liabilities	14,357,869	13,048,987

COMMITMENTS & CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred stock, $.001 par value, 2,000,000 shares authorized	-	-
Preferred stock, Series B, $.001 par value, 266,667 shares issued and outstanding	267	267
Common stock, $.001 par value, 80,000,000 shares authorized; 10,878,514 and 7,626,514 issued and outstanding at June 30, 2007 and 2006, respectively	10,879	7,627
Additional paid-in capital	42,415,018	38,407,699
Accumulated deficit	(47,784,291)	(41,679,375)
Total stockholders' deficiency	(5,358,127)	(3,263,782)
Total Liabilities and Stockholders’ Equity (Deficiency)	$8,999,742	$9,785,205

See accompanying notes to the consolidated financial statements.

HOST AMERICA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	2007	2006	2005
NET REVENUES	$7,194,392	$9,654,349	$3,199,661

OPERATING COSTS AND EXPENSES
Cost of revenues	6,581,367	8,987,026	3,417,278
Selling, general and administrative expenses	6,171,517	8,677,263	4,572,359
Depreciation and amortization	202,615	270,191	222,711
Research and development costs	146,377	919,406	93,087
Goodwill impairment charges	-	-	2,592,968
	13,101,876	18,853,886	10,898,403

Loss from operations	(5,907,484)	(9,199,537)	(7,698,742)

OTHER INCOME (EXPENSE)
Fair value gain (loss) on warrant	(74,405)	(1,295,160)	1,082,757
Other income	58,949	33,188	14,591
Amortization and write off of deferred financing costs	(225,224)	(1,094,064)	(593,787)
Amortization and write off of debt discount	(602,532)	(1,996,966)	(1,108,714)
Interest expense	(625,874)	(566,281)	(897,564)
	(1,469,086)	(4,919,283)	(1,502,717)

Loss from continuing operations	(7,376,570)	(14,118,820)	(9,201,459)

Income (loss) from operations classified as discontinued	1,303,654	1,181,906	(289,633)
Loss on sale of discontinued operations	-	-	(172,063)
Income (loss) from discontinued operations	1,303,654	1,181,906	(461,696)
Net loss	(6,072,916)	(12,936,914)	(9,663,155)

Preferred stock dividends	(32,000)	(32,004)	(32,000)

Net loss applicable to common stockholders	$(6,104,916)	$(12,968,918)	$(9,695,155)

Earnings (loss) per share - basic and diluted:
Loss from continuing operations	$(0.81)	$(2.02)	$(2.11)
Earnings (loss) from discontinued operations	0.14	0.17	(0.11)
Net (loss) per share	$(0.67)	$(1.85)	$(2.22)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	9,149,417	7,024,536	4,374,918

See accompanying notes to the consolidated financial statements.

HOST AMERICA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficiency)

Balance, June 30, 2004	266,667	$267	4,056,991	$4,057	$20,924,003	$(19,015,302)	$1,913,025
Issuance of common stock:
In connection with the conversion of Laurus debt and interest payable			169,531	170	605,056		605,226
Upon exercise private placement warrants			169,420	169	338,671		338,840
In connection with private placement offerings			82,525	82	249,583		249,665
Upon exercise of options			16,250	16	34,890		34,906
Pursuant to RS Services acquisition			431,777	432	2,022,874		2,023,306
Beneficial conversion in connection with Laurus Fund financing					113,386		113,386
Beneficial conversion in connection with private placement offering					28,744		28,744
Value assigned to warrants in connection with Laurus Fund financing					77,000		77,000
Options issued for services rendered					340,675		340,675
Convertible preferred stock series “B” dividend declared						(32,000)	(32,000)
Net loss						(9,663,155)	(9,663,155)

Balance, June 30, 2005	266,667	267	4,926,494	4,926	24,734,882	(28,710,457)	(3,970,382)

Issuance of common stock:
In connection with the conversion of Laurus debt and interest payable	1,502,885	1,503	7,576,215		7,577,718
Upon exercise private placement warrants	76,597	77	(77)		-
In connection with private placement offerings	540,000	540	674,460		675,000
Laurus exercise of warrants	303,038	303	1,811,864		1,812,167
Laurus release and cancellation agreement	20,000	20	29,580		29,600
Pursuant to 2004 asset purchase agreement - FoodBrokers	62,500	63	240,375		240,438
Pursuant to legal claims	175,000	175	341,075		341,250
Upon exercise of options	20,000	20	46,793		46,813
Beneficial conversion in connection with Laurus Fund financing			138,583		138,583
Reclassification of warrant liability			2,216,542		2,216,542
Options issued for services rendered			103,523		103,523
Expense of Stock Options as compensation			493,884		493,884
Convertible preferred stock series “B” dividend declared				(32,004)	(32,004)
Net loss				(12,936,914)	(12,936,914)

HOST AMERICA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY) (continued)
FOR THE YEARS ENDED JUNE 30, 2007 2006AND 2005

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficiency)

Balance, June 30, 2006	266,667	$267	7,626,514	$7,627	$38,407,699	$(41,679,375)	$(3,263,782)
Issuance of common stock:
In connection with private placement offerings, net of issuance costs			2,742,000	2,742	2,694,406		2,697,148
To investment company			63,000	63	38,937		39,000
In connection with employee compensation			75,000	75	141,675		141,750
Upon exercise of warrants			372,000	372	-		372
Reclassification of warrant liability					743,709		743,709
Warrants issued for deferred financing costs					114,886		114,886
Expense of stock options as compensation					72,742		72,742
Options issued for services rendered and payment of accrued expenses					200,964		200,964
Convertible preferred stock series “B” dividend declared						(32,000)	(32,000)
Net loss						(6,072,916)	(6,072,916)

Balance, June 30, 2007	266,667	$267	10,878,514	$10,879	$42,415,018	$(47,784,291)	$(5,358,127)

See accompanying notes to the consolidated financial statements.

HOST AMERICA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,072,916)	$(12,936,914)	$(9,663,155)
Income (loss) from discontinued operations	1,303,654	1,181,906	(289,633)
Loss on sale of discontinued operations	-	-	(172,063)
Loss from continuing operations	(7,376,570)	(14,118,820)	(9,201,459)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	398,607	466,312	296,776
Impairment charge	-	-	2,592,968
Bad debt expense and write-off of note receivable – related party	76,760	168,551	192,450
Write off of UCC lien on technology	-	771,230	-
Revaluation of warrant liability	74,405	1,295,160	(1,082,757)
Amortization and write off of debt discount	602,532	1,996,966	1,108,714
Non-cash compensation	280,150	627,007	417,675
Amortization and write off of deferred financing costs	225,224	1,094,064	593,787
Non-cash interest expense	127,097	13,641	-
Beneficial conversion charge to interest expense	-	138,583	113,386
Loss on disposal of property and equipment	-	43,445	23,766
Inventory obsolescence	-	-	123,844
Changes in operating assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	102,264	(184,315)	(1,685,668)
Increase in inventories	(64,535)	(146,592)	(86,046)
(Increase) decrease in prepaid expenses and other current assets	437,245	(410,069)	(143,768)
Decrease in other assets	9,336	150,500	3,026
Increase in accounts payable	387,088	1,354,839	389,295
Increase (decrease) in accrued expenses	(358,372)	1,700,779	1,066,340
Net cash used in operating activities of continuing operations	(5,078,769)	(5,038,719)	(5,277,671)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of discontinued operations, net	-	-	878,522
Purchases of equipment and improvements	(68,174)	(164,454)	(155,213)
Payment for purchase of UCC lien on technology	-	(400,000)	-
Payment for purchase of RS Services, net of cash received	-	-	(278,654)
Decrease in restricted cash	-	1,630,000	2,370,000
Net cash provided by (used in) investing activities of continuing operations	(68,174)	1,065,546	2,814,655

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from demand note	94,577	378,646	-
Proceeds from issuance of common stock, net	2,697,520	2,533,980	623,411
Proceeds from secured debt	1,350,000	-	-
Proceeds from unsecured debt	-	-	250,000
Repayment of unsecured debt	(250,000)	-	-
Advances on debt	675,000	-	-
Payments for deferred financing costs	(133,830)	-	(13,959)
Principal payments on long-term debt	(478,124)	(252,258)	(1,233,845)
Net cash provided by (used in) financing activities of continuing operations	3,955,143	2,660,368	(374,393)

HOST AMERICA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005

	2007	2006	2005
Net cash used in continuing operations	$(1,191,800)	$(1,312,805)	(2,837,409)
Net cash provided by discontinued operations:
Net cash provided by operating activities	1,529,120	982,466	595,276
Net cash used in investing activities	(60,015)	(44,654)	(449,908)
Net cash used in financing activities	(98,867)	(117,748)	(330,556)
Total net cash provided by (used in) discontinued operations	1,370,238	820,064	(185,188)

NET INCREASE (DECREASE) IN CASH	178,438	(492,741)	(3,022,597)

Cash, beginning of year	280,267	773,008	3,795,605
Cash, end of year	$458,705	$280,267	$773,008

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	2007	2006	2005
Cash paid during the year for:
Interest – continuing operations	$486,941	$410,994	$590,990
Interest – discontinued operations	41,755	45,147	38,913
Income taxes – continuing operations	250	250	250
Income taxes– discontinued operations	93,927	33,494	21,853

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES AND OTHER INFORMATION:

The Company purchased all of the outstanding stock of RS Services and certain assets of FoodBrokers for $2,678,679 in 2005. The FoodBrokers assets are part of the assets held for sale with Lindley Food Service.   In connection with the acquisitions, liabilities were assumed as follows:

	2007	2006	2005
Fair value of assets acquired	$-	$-	$5,259,062
Less, liabilities assumed	-	-	2,580,383
Net purchase price	$-	$-	$2,678,679

Equipment acquired through assumption of notes payable and capital leases	$6,902	$102,446	$645,669
Issuance of common stock upon conversion of long-term debt and accrued interest	-	7,577,718	605,226
Dividends on preferred stock	32,000	32,004	32,000
Issuance of common stock in connection with the FoodBrokers acquisition	-	240,438	-
Reclassification of warrant liability to additional paid in capital	743,709	2,216,542	-
Issuance on note on purchase of UCC lien on technology	-	371,230	-
Issuance of common stock for legal claims previously accrued	-	341,250	-
Debt settlement on disposal of property and equipment	13,034	-	-
Repayment of accrued expense through issuance of stock options	174,306	-	-
Warrants issued for deferred financing costs	114,886	-	-
See accompanying notes to the consolidated financial statements.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Host America Corporation (“Host”) was incorporated in Delaware on February 6, 1986 with the name University Dining Services, Inc.  On March 9, 1998, Host filed a certificate of amendment changing its name to Host America Corporation, and during fiscal 1999 changed its state of incorporation from Delaware to Colorado.  Host is a contract food management and energy management organization, which specializes in providing management of corporate dining rooms and cafeterias and such ancillary services as special event catering and office coffee service to business and industry accounts located in the Northeast area of the United States.  In July 2000, Host purchased all of the issued and outstanding shares of Lindley Food Service Corporation (“Lindley”).  Lindley provides unitized meals primarily under fixed-price contracts for governmental programs.  On March 28, 2002, Host purchased all of the issued and outstanding shares of SelectForce, Inc. (“SelectForce”), a regional employment and drug screening company located in Oklahoma City, Oklahoma.  On March 31, 2005, Host and T.E.D. Corporation (“Purchaser”) entered into a Share Purchase Agreement whereby Host sold to the Purchaser all of its shares in SelectForce.  Host decided to sell SelectForce in order to concentrate its resources on its food and energy management operations, to streamline its overall operation and to raise capital.  On December 23, 2003, Host purchased all of the issued and outstanding shares of GlobalNet Energy Investors, Inc. (“GlobalNet”).  GlobalNet, which is located in Carrollton, Texas, promoted energy saving products and technology.  On October 29, 2004, Host purchased the operating assets of FoodBrokers, Inc. (“FoodBrokers”), a food service company located in Bridgeport, Connecticut. On February 16, 2005, GlobalNet Acquisition Corp. (“Global”), a newly-formed, wholly-owned subsidiary of Host, acquired and merged with RS Services, an Oklahoma corporation, pursuant to the terms and conditions of the Agreement of Merger and Plan of Reorganization dated September 29, 2004.  As a result, Global, as the surviving corporation, changed its name to RS Services, Inc. (“RS Services”), a Connecticut corporation, and will conduct the electrical services business.  On April 7, 2005, GlobalNet was merged into RS Services.  As used herein, “RS Services” or “RS” refers to RS Services, Inc. before the Merger and RS Services, Inc. together with Global after the Merger.  On April 17, 2007, Host entered into an asset purchase agreement to sell substantially all the assets of the food service division. (See Note 4)

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Host and its wholly-owned subsidiaries since the date of acquisition (collectively the “Company”).  The consolidated financial statements reflect the accounts and results of corporate dining and unitized meals as discontinued operations in the 2007, 2006 and 2005 accompanying financial statements, as those assets are classified as assets held for disposition and liabilities to be assumed.  The consolidated financial statements also reflect the results of operations of SelectForce in 2005 as discontinued operations. All material intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. Actual results could differ from those estimates.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ACCOUNTS RECEIVABLE

Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. We specifically reserve for customers with known disputes or collectibility issues. The remaining reserve recorded in the allowance for doubtful accounts is our best estimate of the amount of probable losses in our existing accounts receivable based on our actual write-off experience.

INVENTORIES

Inventories consist primarily of electrical components and are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

Inventories from continuing operations consist of the following at June 30:

	2007	2006
Raw materials	$87,908	$362,343
Finished goods	338,970	-
Totals	$426,878	$362,343

EQUIPMENT AND IMPROVEMENTS

Equipment and improvements are stated at cost.  Upon retirement or disposition of depreciable properties, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the results of operations.  Depreciation and amortization are computed by applying the straight-line method over the estimated useful lives of the related assets:

Equipment and fixtures	3-5 years
Vehicles	3-5 years
Leasehold improvements:	Lesser of life of the asset or life of lease

Maintenance, repairs, small tools and minor renewals are charged to operations as incurred. Expenditures which substantially increase the useful lives of the related assets are capitalized.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

DEFERRED FINANCING COSTS

Costs incurred in connection with obtaining the debt described in Notes 10 and 11, have been deferred and are being amortized over the term of the related borrowings, using the straight-line method.  Additionally, capitalized costs in connection with obtaining the Laurus debt have been expensed in July 2005 as a result of the conversion of the Laurus debt into equity.

INTANGIBLE ASSETS

Intangible assets consist of the following:

Covenant Not to Compete

The carrying value of the covenant not to compete, acquired pursuant to the RS Services acquisition on February 16, 2005, expires on February 16, 2010, and is amortized on the straight line method over 5 years.

GOODWILL

Goodwill and intangible assets deemed to have an indefinite useful life are subject to an annual review for impairment.  Goodwill and other intangible assets with indefinite useful lives are deemed impaired only when the carrying amount of a reporting unit exceeds the fair value, including goodwill, and the carrying amount of the goodwill exceeds the estimated fair value which is determined based on models that incorporate estimates of future profitability and cash flows.  As of June 30, 2005 all goodwill has been fully impaired.

IMPAIRMENT OF LONG-LIVED ASSETS

Impairment losses on long-lived tangible and intangible assets that do not have indefinite lives, such as equipment, patented technology and customer lists, are generally recognized when events or changes in circumstances which may not be recoverable, such as the occurrence of significant adverse changes in the environment in which the Company’s business operates, indicate that the sum of the undiscounted cash flows estimated to be generated by such assets are less than their carrying amount.  Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.  The Company has determined that all intangible assets in fiscal 2005 required full impairment with the exception of the covenant not to compete relating to the RS Services acquisition.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

WARRANT LIABILITY

As the valuation of the warrant liability under the Black Scholes method produced adjustments to the fair value of the Laurus and Shelter Island warrant, Host recorded those respective fair value adjustments as a component of the Statement of Operations.  Under the Black Scholes method, the mark-to-market approach was utilized to record the fair value gain or loss by including the term of the warrant of 10 years, the market value of the CAFE stock, aggregate volatility rate and the average risk free interest rate for each measurement period.  During the measurement period up to the sale of a substantial portion of the Laurus position during the first quarter of fiscal 2006, Host experienced an increase in its stock price, which created the fair value loss as the liability had increased, versus gains in fair value in 2005, when its stock price was declining, and created a decrease in liability during the fiscal 2005 year. In fiscal 2007, during the measurement period up until the conversion of Shelter Island’s warrants into the Company’s common stock, Shelter Island’s warrant was recorded as a liability.  As Host experienced an increase in its stock price, this created a fair value loss.

BENEFICIAL CONVERSION RIGHTS

The Company accounts for the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt and equity instruments with non-detachable conversion options pursuant to the consensus for EITF Issue No. 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF Issue No. 00-27 Application of Issue No. 98-5 to Certain Convertible Instruments. Such beneficially converted value is allocated to additional paid-in capital and the resulting discount is charged to interest expense or preferred stock dividends using the effective yield method over the period to the stated maturity or redemption date, if any.  If there is no stated maturity or redemption date, the discount is charged over the period to the first date the instrument may be converted.  Such value is determined after first allocating an appropriate portion of the proceeds received to any other detachable instruments included in the exchange.

The beneficial conversion calculation was determined by identifying the fair value of the respective warrants associated with the debt placements and adding that value to the fair value of the debt to determine a total fair value. Host then subtracted the warrant value and recorded the value as a warrant liability.  Host subtracted the warrant fair value from the total value to determine the relative fair value of the debt portion that will be beneficially converted.  The shares entitled to receive are calculated based on the fair value of the debt divided by the fixed conversion price as per the debt placement contracts.  The price per share value the holder is entitled to receive is the relative fair value divided by shares the holder is entitled to receive.  This price per share value is compared against the closing price of Host’s stock on the measurement date (contract date).  The difference is the value of the shares to be beneficially converted, based on the market price per share on the contract date subtracted by the allocated price per share on conversion.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

BENEFICIAL CONVERSION RIGHTS (Continued)

The market price of Host’s shares when Host committed to the initial Laurus contract was $5.05 per share and when Host amended the Laurus contract was $4.00 per share.  Host recorded a beneficial conversion charge from the amendment to interest expense of $113,386 and $138,583 in fiscal 2005 and 2006 respectively.  This allocation to debt discount was amortized over the life of the loan specific to the monthly amount conversion criteria pursuant to the terms of the Laurus note, as the Laurus terms specify monthly conversions exercisable based on the average closing price of common shares for five (5) trading days prior to conversion to be greater than or equal to 110% of the fixed conversion price of $5.03 in order for conversion to be exercisable for the Term Note A and $5.83 for the Term Note B.  The closing price of Host common shares did not meet the initial conversion criteria until fiscal 2006, when the unamortized balance was fully recognized as interest expense.  The conversion expense to interest for the amended portion of the Laurus note was recognized when principal was actually converted in those years as a result of the conversion terms as mentioned above in Term Note A and Term Note B as a variable to the stock price.  Additionally, the Note was not convertible at inception as a registration statement was not effective.

The market price of Host’s shares when Host committed to the June 17, 2005 private placement was $3.14 per share and when Host committed to the June 23, 2005 private placement was $3.02 per share.  There were no warrants issued with respect to these private placements.  Host recorded a beneficial conversion charge to interest expense in aggregate of $28,744 in fiscal 2006.  There was no expense recorded to interest expense in fiscal 2007 and 2005 relating to this beneficial conversion.

REVENUE RECOGNITION

The Company derives its revenues from continuing operations from electrical customer contracts for service work performed and from the conservation products delivered. The Company derives its revenues from discontinued operations from business dining management and the sale and delivery of unitized meals.  We recognize revenue when persuasive evidence of an arrangement exists, we have delivered the product or performed the service, the fee is fixed or determinable and collectibility is reasonably assured.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

REVENUE RECOGNITION (Continued)

Energy Management.  Our energy management division recognizes revenues from contract installations on a percentage of completion basis and the installation of computerized products when the products are delivered and the installation is complete. Contract installations with the RS Services, Inc. subsidiary specifically included construction contracts that extended beyond the fiscal reporting periods.  These contracts are mainly for construction projects from the ‘ground up’.  Host accounted for these projects on a percentage of completion basis, which is governed by SOP 81-1.  As work in progress continues, the contracts specify for progress payments and the acceptance of the work from the buyer as delivered.  The measurement of performance during the recognition process is calculated by the contract value of the total work to date.  The contract billings require a set invoicing schedule either on a monthly and/or quarterly basis.  Revenue is recognized based on the performance rendered at the measurement date.  During the fiscal year ended 2007, and in accordance with SOP 81-1, Host has incurred costs and estimated earnings in excess of billings of $54,408 and $325,774, at June 30, 2007 and 2006, respectively, which is included in accounts receivable.

Discontinued Operations. Host recognized business dining revenue at the time the cafeteria and catering services are performed.  In addition, Host recognizes commissions on vending sales from third parties during the period in which the commissions are earned. Host’s calculation of net revenues includes reductions for credit card discount fees and customer sales discounts on payments.  Host recognizes reductions for credit card discount fees from charges associated with credit card merchant service providers against our respective gross credit card sales, and recognizes customer sales discounts on payments for select clients who pay on a timely basis on a 3/14 net discount.  The net reductions are 0.2% or less of total revenue.  Most of Lindley’s unitized meals programs are awarded through a competitive bidding process for fixed priced contracts of various governmental agencies.  Lindley recognizes revenues generated by these senior feeding and school breakfast and lunch programs when the meals are delivered daily to the various congregate feeding sites and schools, respectively.  All food service operation revenues are reflected in discontinued operations in the consolidated statements of operations.

RESEARCH AND DEVELOPMENT

Research and development costs related to our energy management division are expensed when incurred.  The amount charged to expense for the years ended June 30, 2007, 2006 and 2005 was $146,377, $919,406 and $93,087 respectively.

INCOME TAXES

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax liabilities and assets are determined based on the temporary differences between the consolidated financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount realizable.  The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets or liabilities.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

NET LOSS PER COMMON SHARE

The Company presents “basic” earnings (loss) per share and, if applicable, “diluted” earnings per share pursuant to the provisions of SFAS No. 128, Earnings per Share.  Basic earnings (loss) per share is calculated by dividing net income or loss applicable to common shareholders by the weighted average number of common shares outstanding during the period.

The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options and warrants and the conversion of convertible securities, were issued during the period and appropriate adjustments were made for the application of the treasury stock method and the elimination of interest and other charges related to convertible securities.  Diluted earnings per common share are not presented as the effects of potentially dilutive convertible preferred stock, stock options and stock warrants are anti-dilutive.

The 2007 preferred stock dividend declared of $32,000 has been added to the net loss of $6,072,916 for the year ended June 30, 2007 to calculate the net loss applicable to common stockholders of $6,104,916 and the corresponding net loss per common share of $0.67.  The 2006 preferred stock dividend declared of $32,004 has been added to the net loss of $12,936,914 for the year ended June 30, 2006 to calculate the net loss applicable to common stockholders of $12,968,918 and the corresponding net loss per common share of $1.85.  The 2005 preferred stock dividend declared of $32,000 has been added to the net loss of $9,663,155 for the year ended June 30, 2005 to calculate the net loss applicable to common stockholders of $9,695,155 and the corresponding net loss per common share of $2.22.

Convertible preferred shares subject to potential dilution totaled 266,667 for 2007, 2006 and 2005.  Shares under stock purchase options totaled 1,219,778, 1,171,978 and 1,403,078 for 2007, 2006 and 2005 respectively.  Shares under warrants totaled 3,494,929, 2,414,779 and 2,763,518 for 2007, 2006 and 2005 respectively.

SEGMENT INFORMATION

The Company’s primary operating segments are the energy management segments of RS Services and energy conservation management consisting of the EnerLume-EM™.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

DERIVATIVES

The Company accounts for derivative values arising from the issuance of convertible debt and equity instruments with non-detachable conversion options and registration rights agreements pursuant to SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities and incorporating the consensus of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, and EITF 05-04, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19.  Such value is allocated with each respective derivative according to the method and manner prescribed within the above standard and consensus.

STOCK COMPENSATION PLANS

In December 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 123(R) (revised 2004), Share-Based Payment, which amends FASB Statement No. 123. The new standard requires the Company to expense employee stock options and other share-based payments over the service periods.  The new standard may be adopted in one of three ways - the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. The Company has adopted the standard as required on July 1, 2005 utilizing the modified prospective transition method and recorded the effects for stock option awards granted to officers, directors and employees (collectively “employees”) in accordance with the provisions of SFAS 123(R), and related interpretations of the Emerging Issues Task Force (the “EITF”) of the Financial Accounting Standards Board (the “FASB”). The fair value of any options, warrants or similar equity instruments issued is estimated based on the Black-Scholes option-pricing model.

The Company recorded the cost of stock options in the June 30, 2007 fiscal year of $72,742 and 493,884 in fiscal 2006.  Had compensation cost for the Company’s stock option plans for June 30, 2005 been determined in accordance with the fair value-based method prescribed under SFAS 123 and amortized over the vesting period, the Company’s net loss and net loss per share for the full year ended June 30, 2007, 2006 and 2005 would have approximated the pro forma amounts indicated below:

	2007	2006	2005
Net loss – as reported	$(6,072,916)	$(12,936,914)	$(9,663,155)
Add: Total stock-based employee compensation expense, included in reported net loss, net of taxes	72,742	493,884	-
Deduct: Total stock-based employee compensation determined under fair value based method for all awards, net of taxes	(72,742)	(493,884)	(87,827)
Pro forma net loss	(6,072,916)	(12,936,914)	(9,750,982)
Preferred stock dividends	(32,000)	(32,004)	(32,000)

Pro forma net loss applicable to common Stockholders	$(6,104,916)	$(12,968,918)	$(9,782,982)
Net loss per common share, as reported	$(0.67)	$(1.85)	$(2.22)
Pro forma net loss per common share applicable to common stockholders	$(0.67)	$(1.85)	$(2.24)

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

STOCK COMPENSATION PLANS (Continued)

The fair value of stock options issued by the Company and all pro-forma disclosures have been determined using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0% for 2007, 2006 and 2005; expected volatility range of 68% to 74% for 2007, 68% to 72% for 2006, and 72% for 2005; average risk-free interest rate range of 3.83% to 5.03% for 2007, 3.83% to 4.18% for 2006, and 4.2% for 2005; and expected option holding period of 10 years for 2007, 2006 and 2005.

ADVERTISING

The Company expenses advertising costs when incurred.  Advertising costs incurred for continuing operations for the years ending June 30, 2007, 2006 and 2005 were $8,463, $20,426 and $12,183, respectively.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2006, the FASB issued SFAS Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of SFAS No. 109 (“FIN 48”).  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The evaluation of a tax position in accordance with FIN 48 is a two-step process.  We first will be required to determine whether it is more likely than not that a tax position, if any, will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  A tax position that meets the “more likely than not” recognition threshold will then be measured to determine the amount of benefit or tax to recognize in the financial statements based upon the largest amount of benefit or tax that is greater than 50 percent of being realized upon ultimate settlement.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Company is currently evaluating the effect that FIN 48 may have on its financial statements.

In September 2006, the FASB issued SFAS 157 Fair Value Measurements.  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. The effective date is for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements.

HOST AMERICA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENTLY ISSUED ACCOUNTING STANDARDS (Continued

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. This statement does not permit application of this Statement retrospectively to fiscal years preceding the effective date unless the entity chooses early adoption. The Company is currently evaluating the effect, if any, of SFAS 159 on its financial statements.

No other new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the consolidated financial statements.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 -	GOING CONCERN

The Company incurred net losses of $6,072,916, $12,936,914 and $9,663,155 for the years ended June 30, 2007, 2006 and 2005, respectively, and had an accumulated deficit of $47,784,291 as of June 30, 2007. The 2006 loss included charges of $4,185,392 related to the liquidation of the Laurus debt.  The 2005 losses included a full impairment of significantly all intangibles of $3,695,024.  The Company had $5,078,769, $5,038,719 and $5,277,671 of cash that was used in operating activities of continuing operations during 2007, 2006 and 2005, respectively.

In addition, as described in Note 15, the Company is currently involved in significant litigation that can have an adverse effect on the Company’s operations.  The Company has been named defendant in numerous litigations, including shareholder lawsuits. If an adverse ruling with any or all of these legal matters occurs, the Company may be forced to make material payments, restructure operations, sell off a significant portion of its assets or take other necessary and appropriate matters to ensure its ability to continue operations.

As discussed above, the Company has suffered recurring losses from continuing operations, has negative cash flows from operations, has a stockholders’ deficiency at June 30, 2007 and is currently involved in significant litigations that can have an adverse effect on the Company’s operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

The Company plans to improve cash flow through continued focus, deployment and promotion of its energy management segment and the underlying technology associated with our newly designed light controller.  The Company also plans to continue its efforts to identify ways of reducing operating costs and to increase liquidity through additional equity and debt financings and has entered into agreements with institutional investment firms that could provide additional equity and debt financings. Additionally, the Company has entered into asset purchase agreements to sell substantially all the assets of the food service division.  The completion of these financings and the operational initiatives are expected to improve the Company’s cash flow and to help foster the implementation of the Company’s current initiatives and business plan.

NOTE 3 -	ACQUISITIONS

RS SERVICES

On February 16, 2005, Host acquired RS Services, Inc. pursuant to the terms and conditions of the Agreement of Merger and Plan of Reorganization dated September 29, 2004.  RS Services is an electrical contracting firm, which also has the initial capacity to assemble the Company’s future energy saving products in Duncan, Oklahoma.  RS Services’ panel shop is U.L. recognized and assembles the Company’s specialized panels.  Some of the factors Host considered in determining its decision to acquire RS Services were: RS had an established business in the electrical and energy management field with experience in the installation and servicing of energy savings products; RS had a U.L. approved panel shop and RS had a history of contract installations for national accounts. RS Services will conduct its electrical installation and energy management business as a wholly-owned subsidiary of Host.  The results of operations of RS Services have been included in the consolidated financial statements since the date of acquisition.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3 -	ACQUISITIONS (Continued)

RS SERVICES (Continued)

The aggregate purchase price of $2,351,623 consisted of $200,000 in cash, 431,777 shares of restricted common stock valued at $2,023,307 and direct acquisition costs of $128,316.  The value of the 431,777 shares of restricted common stock was determined based on five consecutive trading days including two days prior to and two days after, September 29, 2004.  In addition to the aforementioned Host common stock and cash consideration, Ronald Sparks, the former sole shareholder of RS Services, is eligible to earn additional cash and Host common stock based on the performance of Host’s energy management segment.

Mr. Sparks will receive an additional $200,000 in cash and $872,500 worth of Host’s restricted common stock if the energy management division generates a total of $20 million in sales for the 24-month period after the closing date of the merger.  If $30 million in divisional sales are reached for the 30-month period after the closing date of the merger, another $200,000 in cash and $336,250 worth of Host’s restricted common stock will be issued to Mr. Sparks.  If $40 million in divisional sales are reached in the 36-month period after the closing date of the merger, $536,250 worth of Host common stock will be issued to Mr. Sparks.  If over $40 million division sales goal is reached for the 36-month period after the closing date of the merger, Host will issue to Mr. Sparks additional common stock based on a ratio of sales achieved with the numerator of the sales achieved and the denominator of $40 million in sales, as described in the merger agreement, multiplied by $536,250 worth of Host common stock.  If the $40 million division sales goal is not reached for the 36-month period after the closing date of the merger, but division sales exceed $30 million, Host will issue to Mr. Sparks additional common stock based on a ratio of sales achieved, as described in the merger agreement.  These “earn-out” periods expire three years from the closing date of the merger.  Any such amounts earned will result in a charge to operations as compensation expense.

Concurrent with the closing of the merger, Host entered into an employment agreement with Mr. Sparks providing that Mr. Sparks will serve as the President of RS Services and receive an initial annual salary of $125,000, incentive stock options to purchase 18,000 shares of Host’s common stock and such other executive benefits as are afforded to similar officers of Host and its subsidiaries.  The employment agreement is for a period of three years and provides Mr. Sparks with certain severance benefits in the event of his termination.

The Company has also entered into a Covenant Not to Compete with Mr. Sparks for a term of five years from the acquisition date.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3 -	ACQUISITIONS (Continued)

RS SERVICES (Continued)

The following information reflects the unaudited pro forma results of operations of the Company for the years ended June 30, 2005, assuming that the aforementioned acquisitions had occurred as of the beginning of 2005.  These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have been achieved nor are they necessarily indicative of future results of operations.

2005
(Pro Forma)
Net revenues	$5,437,079
Loss from continuing operations	(9,823,043)
Net loss	(10,284,740)
Loss applicable to common stockholders*	(10,316,740)
Loss per common share – basic and diluted	$(2.36)

* Includes $32,000 of preferred stock dividends.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4 -	DISCONTINUED OPERATIONS OF FOOD SERVICE DIVISION

SALE OF CORPORATE DINING

On April 17, 2007, Host entered into an Asset Purchase Agreement (the "Host Purchase Agreement”) with Host America Corporate Dining, Inc. (the “Host Purchaser”) for the sale of substantially all of the assets relating to the corporate dining business that specializes in the management of corporate dining rooms and cafeterias and such ancillary services as special event catering and office coffee services. The proposed sale of assets includes the “Host America” name. The President of the Host Purchaser is Timothy Hayes, the Director of Operations of our corporate dining division. The consideration to be paid pursuant to the Host Purchase Agreement consists of cash in the amount of $1.2 million, which is subject to adjustment based on the number of corporate dining accounts and the amount of inventory two days prior to closing and subject to an escrow of $196,097 out of the total purchase price consideration paid by the Host Purchaser to the Company at closing for a period of 120 calendar days after the closing date, subject to a release upon the determination by one of the Company’s current customers as to whether or not it will terminate one or more of its current corporate dining contracts.

Completion of the transaction is subject to, among other things, the Host Purchaser obtaining satisfactory financing, our receipt of shareholder approval to consummate the transaction contemplated by the agreement, the receipt of shareholder approval to amend our articles of incorporation to change our corporate name, the execution of a non-compete agreement by the Company, as well as all other customary closing conditions. In addition, Mr. David Murphy, the Company’s Chief Executive Officer is required to enter into a covenant not to compete for a period of five (5) years with the Host Purchaser. Mr. Murphy will receive $34,218 payable in 60 monthly installment payments from the Host Purchaser as consideration for entering into the agreement. As a result of this transaction, Host anticipates to realize a gain on the sale.

The Corporate Dining accounts are classified as assets held for disposition in the consolidated financial statements as of June 30, 2007 and 2006.

Summarized operating data for the discontinued operations of Corporate Dining are as follows:

	Fiscal Year 2007	Fiscal Year 2006	Fiscal Year 2005
Net revenue	$12,896,238	$12,112,976	$13,135,230
Income before taxes	744,623	642,885	609,216
Income taxes	15,000	12,000	9,000
Income from discontinued operations	$729,623	$630,885	$600,216

HOST AMERICA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4 -	DISCONTINUED OPERATIONS OF FOOD SERVICE DIVISION

SALE OF CORPORATE DINING (Continued)

Summarized balance sheet data of Corporate Dining as of June 30, 2007 and 2006 is as follows:

	June 30, 2007	June 30, 2006

Inventory	$198,897	$205,205
Other assets	75,173	-
Equipment	23,369	27,182

Assets of discontinued operations held for disposition	$297,439	$232,387

SALE OF UNITIZED MEALS

On April 17, 2007, Host and the subsidiary Lindley Food Services Corporation, (collectively, the “Lindley Seller”) entered into an Asset Purchase Agreement (the “Lindley Purchase Agreement”) with Lindley Acquisition Corporation (the “Lindley Purchaser”) for the sale of substantially all of the assets relating to the Lindley Food Services subsidiary that engages in contract packaging, school meals and senior feeding services. The President of the Lindley Purchaser is Gilbert Rossomando, the President of the Lindley Food Services subsidiary and a current director of Host. The Vice President of the Lindley Purchaser is Mark Cerreta, the Executive Vice President of the Lindley Food Services subsidiary. The consideration to be paid  pursuant to the Lindley Purchase Agreement consists of initial stated cash in the amount of $2.5 million, which is subject to adjustment based on the net asset value of the Lindley subsidiary two days prior to closing.  If the closing occurred as of June 30, 2007 the purchase price under the Asset Purchase Agreement would be $2.3 million.

Completion of the transaction is subject to, among other things, the Lindley Purchaser obtaining satisfactory financing, the receipt of shareholder approval to consummate the transaction contemplated by the agreement, the execution of non-compete agreements by the Company and Lindley Food Services, as well as all other customary closing conditions.  As a result of this transaction, Host anticipates to realize a nominal gain on the sale.

The unitized meals accounts are classified as assets held for sale in the consolidated financial statements as of June 30, 2007.

HOST AMERICA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4 -	DISCONTINUED OPERATIONS OF FOOD SERVICE DIVISION (Continued)

SALE OF UNITIZED MEALS (Continued)

Summarized operating data for the discontinued operations of unitized meals are as follows:

	Fiscal Year 2007	Fiscal Year 2006	Fiscal Year 2005
Net revenue	$15,546,377	$15,228,113	$14,458,945
Income (loss) before taxes	619,031	599,021	(1,031,913)
Income taxes	45,000	48,000	30,000
Income (loss) from discontinued operations	$574,031	$551,021	$(1,061,913)

Summarized balance sheet data of Unitized Meals as of June 30, 2007 is as follows:

	June 30, 2007	June 30, 2006

Cash	$345,606	$337,879
Accounts receivable	2,734,653	2,747,301
Inventory	441,501	433,277
Other assets	463,902	483,275
Equipment	406,711	551,584
Assets held for disposition	4,392,374	4,553,316

Accounts payable	1,481,293	1,432,407
Accrued expenses	135,474	194,475
Long-term debt	626,344	652,444
Liabilities to be assumed	2,243,111	2,279,326
Net assets of discontinued operations	$2,149,263	$2,273,990

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 -	INTANGIBLE ASSETS

At June 30, 2007 and 2006, intangible assets consist of a noncompete agreement of $157,500 and $217,500, respectively, which is net of accumulated amortization of $142,500 and $82,500, respectively.

Future amortization expense for each of the fiscal years succeeding June 30, 2007 is as follows:

Year ending June 30,
2008	60,000
2009	60,000
2010	37,500
$157,500

Aggregate amortization of intangible assets for the years ended June 30, 2007, 2006 and 2005 totaled $60,000, $45,000 and $37,500 respectively.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 -	FINANCIAL INSTRUMENTS

CONCENTRATIONS OF CREDIT RISK

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable.

•
Cash – The Company places its cash and temporary cash investments with high credit quality institutions.  At times, balances may be in excess of the federal depository insurance limit.  The Company has cash balances on deposit with banks at June 30, 2007 that exceed federal depository insurance limits by approximately $705,000.

•
Accounts receivable – Two major customers comprise approximately 39.5% of accounts receivable as of June 30, 2007, and three major customers comprise approximately 38.8% of accounts receivable as of June 30, 2006.  Net revenues from individual customers which exceeded ten percent of total net revenues were 30.2%, 22.2% and 18.0% in fiscal 2007, 41.8% and 11.9% in fiscal 2006, and 36.0%, 23.6% and 11.0% for fiscal 2005. The Company reviews a customer’s credit history before extending credit and typically does not require collateral.  The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Such losses have been within management’s expectations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (SFAS) No. 107, Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments for which the determination of fair value is practicable.  SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The carrying amount of the Company’s financial instruments approximates their fair value as outlined below:

• Cash, accounts receivable and accounts payable – The carrying amounts approximate their fair value because of the short maturity of those instruments.

•
Warrant liability - The warrants issued by the Company pursuant to the Shelter Island and the Laurus transaction were classified as a liability on the Consolidated Balance Sheets prior to June 2007 when Shelter Island converted their warrants and January 2006 when the Company entered into the Release and Cancellation Agreement with Laurus. The estimated fair value of this liability was calculated using the Black Scholes model at each reporting date. The warrants were reclassified to stockholders’ equity as set forth in ETIF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 -	FINANCIAL INSTRUMENTS (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

• Long-term debt – The carrying amounts approximate their fair value as the interest rates on the debt approximate the Company’s current incremental borrowing rate.

• Unsecured debt – The carrying amounts approximate their fair value as the interest rates on the debt approximate the Company’s current incremental borrowing rate.

• Demand note – The carrying amount approximates the fair value as the interest rates on the debt is equal to the prime rate plus 1%.

The Company’s financial instruments are held for other than trading purposes.

NOTE 7 -	EQUIPMENT AND IMPROVEMENTS

A summary of equipment and improvements from continuing operations as of June 30, 2007 and 2006 is as follows:

	2007	2006
Equipment and fixtures	$692,320	$630,271
Vehicles	793,484	787,359
Leasehold improvements	50,966	50,966
	1,536,770	1,468,596
Less: accumulated depreciation and amortization	1,034,190	695,583
	$502,580	$773,013

Equipment and improvements for continuing operations include amounts acquired under capital leases of $68,992 and $62,090 with related accumulated depreciation of $55,612 and $41,865 as of June 30, 2007 and 2006, respectively.

Depreciation and amortization expense for equipment and improvements included in continuing operations for the years ended June 30, 2007, 2006 and 2005 totaled $338,607, $421,312 and $259,275 respectively.

NOTE 8 -	ACCRUED EXPENSES

Accrued expenses consist of the following as of June 30, 2007 and 2006:

	June 30, 2007	June 30, 2006
Payroll and related costs	$281,783	$266,174
Legal settlements and legal fees	1,800,000	2,170,445
Other	405,977	551,819
Total Accrued Expenses	$2,487,760	$2,988,438

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9 -	DEMAND NOTE PAYABLE

RS Services has a revolving line of credit with a bank which provides for borrowings up to a maximum on $500,000 and matures on November 5, 2007.  Interest is calculated based on a variable rate index equal to the Wall Street Journal prime rate daily plus 1% per annum (9.25% at June 30, 2007).  The note is collateralized by certain assets of RS and has an outstanding balance of $473,223 and $378,646 at June 30, 2007 and 2006, respectively.

NOTE 10 -	SECURED DEBT

Secured debt from continuing operations consists of the following as of June 30, 2007 and 2006:

	2007	2006
Secured Term Promissory Note with Shelter Island Opportunity Fund, LLC net of unamortized discount of $427,764 (a)	$812,236	$-

Various vehicle notes payable at stated interest rates ranging from 6.5% to 13%, maturing through fiscal 2011. The notes are collateralized by the related vehicles, with a carrying value of $275,971.	404,769	524,677

Secured Promissory Notes (b)	300,000	-

Note payable Burton Sack (c)	-	293,891

Notes payable shareholder. There are two outstanding promissory notes to a 3.6% shareholder. These notes, which bear interest at 15%, mature in fiscal 2006 and fiscal 2007.	21,001	21,001

Various capital leases payable at stated interest rates ranging from 8.0% to 18.0%, maturing through fiscal 2008. The capital leases are collateralized by the related equipment. with a carrying value of $13,380	5,547	12,964
Total at June 30, 2007	1,543,553	852,533
Less: current portion	1,267,382	354,991
	$276,171	$497,542

Aggregate amount of maturities of secured debt at June 30, 2007 are as follows:

Year ending June 30,
2008	$1,267,382
2009	146,333
2010	113,472
2011	16,366
$1,543,553

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10 -	SECURED DEBT (Continued)

Interest expense associated with secured debt was $304,648, $237,031 and $573,026 for the fiscal years ended 2007, 2006 and 2005 respectively.

(a)
On December 19, 2006, the Company entered into a Securities Purchase Agreement with Shelter Island Opportunity Fund, LLC (the “Investor”), an accredited investor, for the issuance of a Secured Term Promissory Note for $1,240,000, at an original issue discount of $1,000,000. The note may be prepaid in whole or in part at any time without penalty, but in no event later than 365 days from the date of issuance. The final maturity date of the note shall be 365 days from December 19, 2006 on which date the entire indebtedness evidenced by the note, including, without limitation, the unpaid principal balance and unpaid interest accrued thereon, shall be due and payable.

In connection with the issuance of the note, the Company issued to Shelter Island a Common Stock Purchase Warrant for 372,000 shares of Host’s common stock exercisable for a five-year period at a conversion price in the aggregate of $372. The Company also granted Shelter Island a registration right for all of the common stock underlying the warrant, which initial registration statement is required to be filed with the SEC within 60 days of the closing of the transaction, and be declared effective within 90 days from the date of filing on June 1, 2007. Host filed a registration statement for the common stock underlying the warrants, and on June 6 Shelter Island converted their warrants into common stock.

The Company initially recorded the fair value of the warrants of $669,304, at the date of issuance, as long-term liability as it was assumed that the Company would be required to net-cash settle the underlying securities with a corresponding reduction in the note. The Company was required to carry these warrants on its balance sheet at fair value until conversion and recorded unrealized changes in the values of these warrants are reflected in the consolidated statement of operations as “Fair value gain (loss) on warrant.”  This non-cash loss totaled $74,405 for the year ended June 30, 2007.

The obligations of the Company under the note are guaranteed by Lindley Food Services, Inc., a wholly-owned subsidiary of the Company, pursuant to a Subsidiary Guaranty and a Term Note Security Agreement dated December 19, 2006. The agreements provide for the subsidiary’s full guarantee to pay the obligations underlying the note, as well as a grant to Shelter Island of a continuing security interest in all of the assets of Lindley. In addition, the obligations of the Company under the note are secured by a security interest in the accounts receivables of Lindley pursuant to the Term Note Security Agreement, as well as 300 shares of common stock and 300 shares of preferred stock of Lindley, pursuant to a Stock Pledge Agreement dated December 19, 2006.  It is anticipated for this note be paid in full upon the sale of Lindley’s assets.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10 -	SECURED DEBT (Continued)

(b)
On July 5, 2006, the Company completed the private placement of $350,000 aggregate principal amount of Secured Promissory Notes with five individuals within the Company, including certain officers and directors of the Company, and entered into a Security Agreement with respect to the notes.  These notes are secured by a first lien on Host’s corporate dining receivables.   The notes bear interest at the rate of ten percent (10%) per annum and may be prepaid in whole or in part at any time without penalty, but in no event later than 180 days from the date of issuance. The final maturity date of the notes was 180 days from July 5th, on which date the entire indebtedness evidenced by the notes, including, without limitation, the unpaid principal balance and unpaid interest accrued thereon, was due and payable.

On January 11, 2007, Host entered into a Modification Agreement with four of the five individuals within the Company, including certain officers and directors of the Company, holding outstanding Secured Promissory Notes, which were to be due in full within 180 days of the signing of the notes on July 5, 2006. On January 11, 2007, the balance of the notes was $300,000.  The Modification Agreement extends the final maturity date of the outstanding notes to January 5, 2008, and provides that all indebtedness owing by the Company to Shelter Island Opportunity Fund, LLC must be paid in full before any principal payments may be made under the notes.

(c)
On December 9, 2005, pursuant to a sale and assignment agreement, Host acquired all of Burton M. Sack’s right, title and interest to a $550,000 loan Mr. Sack had previously made to K.W.M. on May 9, 2003.  The loan was secured by a first security interest in certain technology purportedly owned by K.W.M. pertaining to an energy saving light controller and certain other assets. We acquired the interests in the loan from Mr. Sack to secure ownership of the energy saving light controller technology previously marketed by our RS Services subsidiary.

Under the terms of the sale agreement, we paid Mr. Sack the total principal and interest amount of $771,230, $400,000 of which was paid in cash at the closing and the remainder of which was paid by a promissory note in the principal amount of $371,230.  The note currently bore  an interest at a rate of 8.5%, which interest rate was subject to increases in an amount equal to the amount which the Prime Rate, as reported in the Money Rate Section of the Wall Street Journal. The note was paid in full on June 29, 2007.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11 -	UNSECURED DEBT

	Unsecured debt consists of the following as of June 30, 2007 and 2006:
	2007	2006

Unsecured debt due January 31, 2008, net of unamortized debt discount of $43,400 and $130,200, respectively. On November 1, 2002, the Company commenced a private placement offering of $1,500,000 or sixty units at $25,000 per unit.  Each unit consisted of one 12% unsecured promissory note in the amount of $25,000 due January 31, 2008 and a warrant to purchase 7,080 shares of common stock at an exercise price of $2.00 per share, exercisable from December 31, 2003 until January 31, 2008.  Interest began to accrue on January 1, 2003 and is payable semi-annually on June 30 and December 31. The principal balance of the notes payable to officers, directors, and other affiliated persons totaled $450,000 and $575,000 at June 30, 2007 and 2006, respectively.  The Company sold a total of 59 units and received gross proceeds of $1,475,000 from the offering and it issued warrants to purchase 417,720 shares.  The Company paid $122,500 to the Selling Agent for commissions in connection with the 49 units that were sold by the Selling Agent.  The fair value of the warrants of $434,000 has been recorded as debt discount, resulting in a reduction in the carrying value of the related debt.  The debt discount is being amortized on a straight-line basis over the period of the related debt at an annual amount of $86,800.
	$ 1,231,600	$ 1,144,800

Unsecured debt due January 31, 2009, net of unamortized debt discount of $255,374 and $416,664, respectively. On January 8, 2004, the Company commenced a private placement offering of $2,000,000 or eighty units at $25,000 per unit.  Each unit consisted of one 7.5% unsecured promissory note in the amount of $25,000 due January 31, 2009 and warrants to purchase 7,500 shares of common stock at an exercise price of $10.00 per share, exercisable from December 31, 2004 until January 31, 2009.  Interest began to accrue from the date of issuance, payable semi-annually on June 30 and December 31.  Unsecured notes payable to directors and other affiliated persons totaled $150,000 and $175,000 at June 30, 2007 and 2006, respectively.  The Company sold a total of 80 units and received gross proceeds of $2,000,000 from the offering and issued warrants to purchase 600,000 shares.  The fair value of the warrants of $803,467 has been recorded as debt discount, resulting in a reduction in the carrying value of the related debt.  The debt discount is being amortized on a straight-line basis over the period of the related debt at an annual amount of $161,289.
	1,744,626	1,583,336

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11 -	UNSECURED DEBT (Continued)
		2007	2006

On January 15, 2005, Host issued and sold one unit in a private placement to a former member of its Board of Directors.  The unit consisted of 24,390 shares of its common stock sold at $4.10 per share, the approximate fair value, or $100,000 and one 7.5% unsecured convertible promissory note sold at the gross face amount of $100,000.  The outstanding principal balance due on the promissory note was convertible at the election of the holder into shares of Host’s common stock at anytime after January 19, 2006 at $4.10 per share.  The promissory note was paid in fiscal 2007 and not converted.  The offer and sale was made by Host’s officers and directors and no commission or other remuneration was paid in connection with the private placement.
		$ -	$ 100,000

On June 7, 2005, Host issued and sold two units in a private placement to a former and a current member of its Board of Directors.  The first unit consisted of 37,037 shares of its common stock sold at $2.70 per share, the approximate fair value, or $100,000 and one 8.5% unsecured convertible promissory note sold at the gross face amount of $100,000.  The outstanding principal balance due on the promissory note was convertible at the election of the holder into shares of Host’s common stock at anytime after June 16, 2006 at $2.70 per share.  The promissory note was paid in fiscal 2007 and not converted.  The offer and sale was made by Host’s officers and directors and no commission or other remuneration was paid in connection with the private placement.  The second unit consisted of 21,098 shares of its common stock sold at $2.37 per share, the approximate fair value of the shares, or $50,000 and one 8.5% unsecured convertible promissory note sold at the face amount of $50,000.  The outstanding principal balance due on the promissory note was convertible at the election of the holder into shares of Host’s common stock at anytime after June 21, 2006 at $2.37 per share.  The promissory note was paid in fiscal 2007 and not converted.  The offer and sale was made by Host’s officers and directors and no commission or other remuneration was paid in connection with the private placement.
		-	150,000

	Total, net of unamortized debt discount of $298,774 and $546,864 respectively.	2,976,226	2,978,136

	Less: Current Portion	1,231,600	250,000
		$1,744,626	$2,728,136

HOST AMERICA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11 -	UNSECURED DEBT (Continued)

Interest expense, including amortization of debt discount associated with the unsecured debt was $569,314, $604,718 and $572,031 for the fiscal years ended 2007, 2006 and 2005 respectively.

Aggregate amount of maturities of the unsecured debt before debt discount for each of the three fiscal years succeeding June 30, 2007 are as follows:

Year ending June 30,
2008	$1,275,000
2009	2,000,000

$3,275,000

NOTE 12 -	DEBT ADVANCES

On June 29, 2007 Host recorded $675,000 of a total sale of $850,000 of subordinated secured convertible promissory notes (“Notes”) in a private placement that closed on July 23, 2007 to a limited number of accredited investors.  The Notes will bear interest at the rate of 12.00% per annum, payable semi-annually on December 31 and June 30.  The Notes will mature on June 30, 2008, and the unpaid principle balance due and interest accruing on the Notes is convertible at the option of the holder into our common stock at $2.12 per share.  The offer and sale of the Notes was conducted by the officers and directors of the Company who did not receive a commission or other remuneration. As of June 30, 2007 this liability was unsecured.  On July 23, 2007 the security for the payment of the Notes and the performance by the Company of its obligations is a security interest in all of the Company’s right, title and interest in the patent pending and brand name rights relating to the Company’s EnerLume-EM™ energy saving-device.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 -	STOCKHOLDERS’ EQUITY

STOCK OPTIONS

On March 10, 2005, the Company adopted the 2005 Stock Option Plan reserving 500,000 shares of the Company’s common stock for issuance pursuant to options at an exercise price equal to the market value at the date of grant.

The Company granted 100,000 stock options during fiscal 2007 with an exercise price ranging from $1.55 to $2.05 per share.  All of the granted stock options were issued to employees with vesting dates immediate or not exceeding 3 years.  All stock options granted have a 10 year exercise period.  Host recorded a charge to expense of $72,742 in 2007 in accordance with SFAS 123R based upon the fair value of these options.  Additionally, the Company recorded an aggregate options forfeiture of 478,222 from all stock option plans as actual terminations according to the plan policy.

HOST AMERICA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12 -	STOCKHOLDERS’ EQUITY (Continued)

STOCK OPTIONS (Continued)

A summary of the status of the Company’s stock options and changes during each year is presented below.  In all instances, the exercise price of the options equals the market price of the stock on the grant date:

The following table summarizes information about the stock options outstanding and exercisable:

	June 30, 2007			June 30, 2006			June 30, 2005
	Outstanding	Price	Weighted	Outstanding	Price	Weighted	Outstanding	Price	Weighted
			Average			Average			Average
			Exercise			Exercise			Exercise
			Price			Price			Price
Outstanding at beginning of year	1,171,978	$1.39-7.40	$3.47	1,403,078	$1.39-7.40	$4.19	1,030,650	$2.00-7.40	$4.42
Granted	100,000	$1.55-2.05	1.68	276,500	$2.87-3.15	2.91	388,678	1.39-4.04	3.45
Exercised	-	$-	-	(20,000)	$2.00-2.69	2.34	(16,250)	2.00-2.69	2.15
Forfeited	(52.200)	$2.87-7.30	5.08	(487,600)	2.00-7.40	4.66	-	-	-
Outstanding at end of year	1,219,778	$1.39-4.70	$3.26	1,171,978	$1.39-7.40	$3.47	1,403,078	$1.39-7.40	$4.15
Exercisable at end of year	1,124,215	$1.39-7.40	$3.38	1,148,145	$1.39-7.40	$3.44	1,386,578	$1.39-7.40	$4.15
Weighted average fair value of options issued during the year	$1.36			$2.23			$4.25

	Outstanding:			Exercisable:
Range of	Number	Weighted Avg.	Weighted	Exercisable	Weighted Avg.	Weighted
Exercise	Outstanding	Remaining	Avg. Exercise	at June 30,	Remaining	Avg. Exercise
Prices	at 6/30/07	Contractual Life	Price	2007	Contractual Life	Price
$1.39 -1.55	250,000	8.43 years	$1.44	175,000	8.00 years	$1.44

$2.00 to $2.87	490,100	5.89 years	$2.47	473,100	5.75 years	$2.47

$3.04 to $3.92	234,378	7.74 years	$3.72	234,378	7.74 years	$3.72

$4.00 to $5.00	81,250	3.55 years	$4.16	81,250	3.55 years	$4.16

$5.82	1,800	6.35 years	$5.82	1,800	6.35 years	$5.82

$7.05 to $7.40	162,250	6.75 years	$7.29	158,687	6.75 years	$7.29
	1,219,778			1,124,215

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 -	STOCKHOLDERS’ EQUITY (Continued)

STOCK OPTIONS (Continued)

The total intrinsic value of options exercised during the years ended June 30, 2006 and 2005 was $46,813 and $34,906 respectively.  The total fair value of shares vested during the years ended June 30, 2007, 2006 and 2005 were $72,742 $493,884 and $87,827 respectively.  The aggregate intrinsic value of options outstanding and options currently exercisable at June 30, 2007 and 2006 was $3,975,178 and $3,798,068 respectively.

A summary of the status of the Company’s non-vested shares as of June 30, 2007 and changes during the year ended June 30, 2007 is presented below:

		Weighted
		Average Grant
Non Vested Shares:	Shares	Date Fair Value

Non vested at July 1, 2006	23,833	$2.32
Granted	100,000	1.68
Vested	(28,270)	5.81

Non Vested at June 30, 2007	95,563	$1.85

All stock options are granted at fair market value of the common stock at the grant date.  As of June 30 2007, there was $137,562 of total unrecognized compensation cost related to non-vested share based compensation arrangements granted under the plans.  The cost is expected to be recognized over a weighted average period of approximately 2.5 years.

On March 10, 2005, the Company adopted the 2005 Stock Option Plan (the “2005 Plan”), which was subsequently approved by the shareholders at the 2005 Annual Meeting.  The purpose of the 2005 Plan is to provide a means whereby directors and selected employees, officers, agents, consultants and independent contractors of the Company or any subsidiary thereof, each as defined through reference to a 50% ownership threshold, may be granted incentive stock options and/or nonqualified stock options to purchase shares of common stock in order to attract and retain the services or advice of such directors, employees, officers, agents, consultants, and independent contractors and to provide an additional incentive for such persons to exert maximum efforts for the success of the Company and its affiliates by encouraging stock ownership.

The maximum number of shares of common stock with respect to which awards may be presently granted pursuant to the 2005 Plan is 500,000 shares.  Shares issuable under the 2005 Plan may be either treasury shares or authorized but unissued shares.  The number of shares available for issuance will be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in the capitalization of the Company.  As of June 30, 2007 the Company issued 493,328 shares under the 2005 Plan.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 -	STOCKHOLDERS’ EQUITY (Continued)

PREFERRED STOCK

In fiscal 2004, the Board of Directors of Host authorized and approved the designation, issuance and sale of 266,667 shares of series B convertible preferred stock (the “series B stock”).  Host privately offered and sold 266,667 shares of the series B stock to an individual investor for a gross aggregate purchase price of $400,000, or $1.50 per share.

The series B stock has various preferences and conversion rights, including the right to receive a cumulative dividend at the rate of 8% per share per annum, payable semi-annually on or before the last day of Host’s fiscal quarters ending December 31 and June 30.  Accordingly, the Company recorded a $32,000 dividend liability in accrued expenses, which has been reflected as an increase to the accumulated deficit during the fiscal year ended June 30, 2007 for an aggregate liability of $124,804.  Furthermore, the series B stock is convertible for a period of five years from the issue date into shares of Host’s common stock according to the conversion ratio set forth in the Articles of Amendment to the Articles of Incorporation of Host, which were filed with the Colorado Secretary of State on August 11, 2003.  The conversion price will initially be equal to the purchase price as defined, subject to anti-dilution provisions.  Except as required by law, the series B stock will vote together with the common stock.  Each series B share shall have a right to that number of votes equal to the number of shares of common stock issuable, upon conversion of such stock.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 -	STOCKHOLDERS’ EQUITY (Continued)

COMMON STOCK AND WARRANTS

The Company issued 20,000 and 16,250 shares of common stock for options exercised during the fiscal years ended June 30, 2006 and 2005, respectively.  During fiscal years ended June 30, 2006 and 2005, the Company received $46,813 and $34,906 respectively, in gross proceeds from these options, which were exercised at various prices ranging from $2.00 to $2.69 per share.

In fiscal 2005, in accordance with the terms of its Securities Purchase Agreement, Laurus Master Fund, Ltd., exercised its right to convert both principal and interest payable by the Company into shares of Host’s common stock.  Accordingly, Host issued 10,000 shares of its common stock at the initial “Fixed Conversion Price” of $5.03 per share in payment of $30,000 of principal and $20,300 of accrued interest on the Laurus Note A.  Host also issued 34,325 shares of its common stock at a mutually agreed upon one-time conversion price of $3.40 per share in payment of $99,032 of principal and $17,673 of accrued interest on the Laurus Note A.  In addition, in accordance with the terms of Amendment No. 1 and Consent to its Securities Purchase Agreement, Host issued 125,206 shares of its common stock at $3.50 per share in payment of $341,904 of principal, and $96,317 of accrued interest.

In fiscal 2005, in accordance with the terms of Amendment No. 1 and Consent to its Securities Purchase Agreement with Laurus Master Fund, Ltd., Host issued Laurus warrants to purchase 25,000 shares of its common stock exercisable through June 23, 2014 at $5.98 per share, which were subsequently cancelled (see below).

In fiscal 2005, the Company issued 169,420 shares of common stock for private placement warrants exercised.  The Company received $338,840 in gross proceeds from the exercise of these warrants, which were exercised at $2.00 per share.

On January 19, 2005, Host sold 24,390 shares of its common stock with a gross fair value of $100,000 and a 7.5% per annum, unsecured, subordinated convertible promissory note with a face amount of $100,000 to Mr. C. Michael Horton, a former director through a private placement.  Mr. Horton purchased the unit for $200,000.  The note was paid in fiscal 2007.

On June 17, 2005, Host sold 37,037 shares of its common stock with a gross fair value of $100,000 and an 8.5% per annum, unsecured, subordinated convertible promissory note with a face amount of $100,000 to Mr. Patrick Healy, a current director through a private placement.  Mr. Healy purchased the unit for $200,000.  The note was paid in fiscal 2007.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 -	STOCKHOLDERS’ EQUITY (Continued)

COMMON STOCK AND WARRANTS (Continued)

On June 23, 2005, Host sold 21,098 shares of its common stock with a gross fair value of $50,000 and an 8.5% per annum, unsecured, subordinated convertible promissory note with a face amount of $50,000 to Mr. Horton, through a private placement.  Mr. Horton purchased the unit for $100,000.  The note was paid in fiscal 2007.

The discount value of the shares of common stock issued to two directors was based on variables associated with the higher than normal risk associated with Host’s common stock due to the declining market price of Host’s shares, the risks of going concern and the restricted nature of the shares associated with the registration and the timing of liquidity under Rule 144.  The price of the shares issued on January 19, 2005 was $3.86, the price of the shares issued on June 17, 2005 was $3.14, and the price of the shares issued on June 23, 2005 was $3.02.  The notes issued on June 17, 2005 and June 23, 2005 were convertible below the market value and had a beneficial conversion feature which was recorded at fair value pursuant to the consensus for EITF Issue No. 98-5.

In July 2005, Laurus exercised their right to convert their notes into 1,502,885 shares of our common stock at conversion prices of $3.50, $5.03 and $5.48 and exercised a total of 303,038 warrants at $5.98 per share.  Liabilities of approximately $7.8 million net of debt discount were converted into equity and Host received approximately $1.8 million from the exercise of the warrants.  A non-cash charge of approximately $2.7 million has been recorded in fiscal 2006 associated with the write off of the unamortized debt discount and deferred financing charges.

On January 11, 2006, Host America signed a Release and Cancellation Agreement with Laurus Master Funds, Ltd.  The agreement provides that in consideration for the issuance of 20,000 shares of our common stock, Laurus consents to the cancellation of a warrant to purchase 25,000 shares of our common stock issued in February 2005 and agrees to release all security interests and liens which Host and its subsidiaries previously granted to Laurus in connection with prior financing agreements between the parties.  The agreement also gives Laurus piggyback registration rights with respect to the 20,000 shares described above and with respect to 146,962 additional shares underlying a warrant currently held by Laurus.

On February 17, 2006 and May 10, 2006, Host closed a private placement of 440,000 and 100,000 shares of common stock and 132,000 and 30,000 common stock purchase warrants respectively, to a limited number of accredited investors.  The securities were sold at a price of $1.25 per share for aggregate proceeds of $675,000.  The warrants are exercisable for an indefinite period from closing at an exercise price of $1.75 per share.  The offer and sale was made by the Company’s officers and directors and a 7% commission was paid to a Broker in connection with the transaction.

HOST AMERICA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 -	STOCKHOLDERS’ EQUITY (Continued)

COMMON STOCK AND WARRANTS (Continued)

During the first quarter of fiscal 2006, Laurus exercised 303,038 warrants at an exercise price of $5.98 per share and H.C. Wainwright & Co., the placement agency that assisted the Company in the Laurus financing, and three of its principals, exercised 182,701 warrants in a cashless exercise that resulted in the net issuance of 76,597 common shares at an exercise price of $5.43 per share.

On March 16, 2006, Host issued 175,000 shares of restricted common stock in partial consideration for the settlement of a lawsuit.  The shares of common stock that were issued in the settlement of the litigation were based on Host’s share market price on the settlement date.

On March 22, 2006, Host issued 62,500 shares of common stock to FoodBrokers in accordance with the terms of the October 29, 2004 Asset Purchase Agreement.

On July 31, 2006, Host closed a private placement of 500,000 shares of common stock and 150,000 common stock purchase warrants to a limited number of accredited investors.  The warrants are exercisable for a period of the later of five years or two years after the shares underlying the warrants are listed and registered for resale pursuant to an effective registration at an exercise price of $1.75 per share.  The securities were sold at a price of $1.00 per share for aggregate proceeds of $500,000.  The offer and sale was made by our officers and directors and no commissions were paid in connection with the transaction.

On October 11, 2006, Host completed a private placement of 627,000 shares of common stock and 188,100 common stock purchase warrants to a limited number of accredited investors.  The warrants are exercisable for a period of the later of five years or two years after the shares underlying the warrants are listed and registered for resale pursuant to an effective registration at an exercise price of $1.75 per share. The securities were sold at a price of $1.00 per share for aggregate proceeds of $627,000.  The offer and sale was conducted on behalf of Host by a NASD licensed broker-dealer who received a sales commission of 33,000 shares of common stock and 9,900 common stock purchase warrants exercisable at $1.75 per share.

On October 12th through the 19th, 2006, Host closed a private placement of an aggregate 60,000 shares of common stock and 18,000 common stock purchase warrants to a limited number of accredited investors. The securities were sold at a price of $1.00 per share for aggregate proceeds of $60,000.  The warrants are exercisable for a period of the later of five years or two years after the shares underlying the warrants are listed and registered for resale pursuant to an effective registration at an exercise price of $1.75 per share. The offer and sale was conducted on behalf of Host by a NASD licensed broker-dealer who received a sales commission of 5% of the gross proceeds of the offering and 9,000 common stock purchase warrants exercisable at $1.75 per share.

HOST AMERICA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 -	STOCKHOLDERS’ EQUITY (Continued)

COMMON STOCK AND WARRANTS (Continued)

On December 22, 2006, Host closed a private placement of 100,000 shares of common stock and 30,000 common stock purchase warrants to a limited number of accredited investors.  The securities were sold at a price of $1.00 per share for aggregate proceeds of $100,000.  The warrants are exercisable for a period of the later of five years or two years after the shares underlying the warrants are listed and registered for resale pursuant to an effective registration at an exercise price of $1.75 per share.  The offer and sale was conducted on behalf of the Company by a NASD licensed broker-dealer who received a sales commission of 7.75% of the gross proceeds of the offering and 7,750 common stock purchase warrants exercisable at $1.75 per share

On February 23, 2007, pursuant to an employment contract, Host granted 100,000 shares of the Company’s common stock to the newly appointed Chief Financial Officer, Mr. Michael C. Malota, which vest 50,000 shares on February 23, 2007, 25,000 shares on August 23, 2007 and 25,000 shares on February 23, 2008, provided he is employed by the Company.  The Company also granted 25,000 shares of Host common stock to a newly hired sales executive in the Company’s energy management division.

On March 30, 2007, Host closed a private placement of 700,000 shares of common stock and 210,000 common stock purchase warrants to a limited number of accredited investors.  The securities were sold at a price of $1.00 per share for aggregate proceeds of $700,000.  The warrants are exercisable for a period of the later of five years or two years after the shares underlying the warrants are listed and registered for resale pursuant to an effective registration at an exercise price of $1.75 per share.  The offer and sale of the common stock and warrants was conducted by our officers and directors who did not receive any commissions or special remuneration and by a NASD-licensed broker-dealer who received a sales commission of $15,112 and 15,112 warrants exercisable under the same terms as those warrants sold as part of the offering.

On April 19, 2007, Host closed the sale of 755,000 shares of common stock and 226,500 common stock purchase warrants to a limited number of accredited investors. The securities were sold at a price of $1.00 per share for aggregate proceeds to us of $755,000. The warrants are exercisable for a period of the later of five years or two years after the shares underlying the warrants are listed and registered for resale pursuant to an effective registration at an exercise price of $1.75 per share. The offer and sale of the common stock and warrants was conducted by our officers and directors who did not receive any commissions or special remuneration and by a NASD-licensed broker-dealer who received a sales commission of $18,988 and 18,988 warrants exercisable under the same terms as those warrants sold as part of the offering.

On June 5, 2007, pursuant to the Securities Purchase Agreement with Shelter Island Opportunity Fund, LLC, Host issued to Shelter Island upon exercise of its warrant 372,000 shares of Host’s common stock at a conversion price of $372.

HOST AMERICA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 -	STOCKHOLDERS’ EQUITY (Continued)

COMMON STOCK AND WARRANTS (Continued)

The following table summarizes information about the warrants outstanding at June 30, 2007:

	June 30, 2007			June 30, 2006			June 30, 2005
	Outstanding	Price	Weighted	Outstanding	Price	Weighted	Outstanding	Price	Weighted
			Average			Average			Average
			Exercise			Exercise			Exercise
			Price			Price			Price
Outstanding at beginning of year	2,414,779	$1.75-10.00	$6.19	2,763,518	$2.00-10.00	$6.37	2,710,422	$2.00-10.00	$6.17
Granted	1,452,150	.001-1.75	1.30	162,000	1.75	1.75	222,516	5.49	5.49
Exercised	(372,000)	.001	.001	(485,739)	5.43-6.23	5.77	(169,420)	2.00	2.00
Forfeited/cancelled	-	-	-	(25,000)	5.98	5.98	-	-	-
Outstanding at end of year	3,494,929	$1.75-10.00	$4.82	2,414,779	$1.75-10.00	$6.19	2,763,518	$2.00-10.00	$6.37

During fiscal 2007 and fiscal 2005 no warrants were cancelled or expired.

The following table summarizes information about the warrants outstanding at June 30, 2007:

Range of Exercise Prices	Number Outstanding at 6/30/07	Weighted Avg. Exercise Price
$1.75 to $2.00	1,469,210	$1.79

$5.43 to $5.98	1,221,007	$5.50

$6.23	146,962	$6.23

$10.00	657,750	$10.00
	3,494,929

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14 -	INCOME TAXES

The provision for income taxes consists of current state income taxes of approximately $60,000, $60,000 and $39,000 for the years ended June 30, 2007, 2006 and 2005, respectively, which is included in discontinued operations.

As of June 30, 2007, the Company has federal net operating loss carryforwards of approximately $22,222,000, and state operating loss carryforwards of approximately $14,380,000 expiring through fiscal 2027.

Expected tax expense based on the federal statutory rate is reconciled with the actual expense for the years ended June 30, 2007, 2006 and 2005 as follows:

	2006	2005	2004
Statutory federal income tax benefit	34.00%	34.00%	34.00%
Statutory state income tax benefit	5.20%	5.40%	5.40%
Permanent difference impairment charge	0%	0%	-15.10%
Interest paid with equity	-4.4%	-10.50%	-0.60%
Other permanent differences	-0.6%	-3.10%	1.10%
Valuation allowance on net deferred tax assets	-34.2%	-25.80%	-24.80%

Federal Income Tax Expense	0%	0%	0%

The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets are presented below:

	As of June 30,
	2007	2006
Net deferred tax assets:
Net operating loss carryforwards federal	$7,555,560	$5,560,742
Net operating loss carryforwards state	806,700	587,834
Inventory obsolescence	-	190,890
Accrued legal costs	712,980	859,713
Reserves allowance	60,403	84,977
Fixed Asset depreciation	410,023	173,540
Accrued vacation	43,253	54,402
Total net deferred tax asset	9,588,919	7,512,098
Valuation allowance	(9,588,919)	(7,512,098)
Net deferred tax asset	$-	$-

The Company establishes a valuation allowance in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes.  The Company continually reviews the adequacy of the valuation allowance and recognizes a benefit from income taxes only when reassessment indicates that it is more likely than not that the benefits will be realized.  For the years ended June 30, 2007, 2006 and 2005, the Company increased the valuation allowance by approximately $2,077,000 $3,339,000 and $2,393,000 respectively.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15 -	COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company has several non cancelable operating leases for its office, production and warehouse facilities, including leases with related parties (See Note 16). Rent expense charged to continuing operations aggregated $129,770, $176,666 and $130,544 for the years ended June 30, 2007, 2006 and 2005, respectively.

Future minimum lease payments on all non cancelable operating leases from continuing operations for each of the fiscal years succeeding June 30, 2007 are as follows:

Year ending June 30,
2008	$99,832
2009	65,687
2010	29,327
2011	4,327
2012	1,803
$200,976

EMPLOYMENT CONTRACTS

On February 23, 2007, David J. Murphy was appointed Chief Executive Officer of Host America and his employment agreement effective January 21, 2004, was amended on February 23, 2007 to reflect his new title and current salary of $190,000 per year. Other terms of the agreement dated January 21, 2004 that carried over to the amended agreement  includes a term extending through January 21, 2009, participation in the Company’s stock option plans on a basis consistent with other officers of the Company and his salary may be increased by the Compensation Committee from time to time. In addition, the employment agreement provides that if Mr. Murphy were to terminate employment for good reason or if the Company terminated his employment for any reason except good cause (as defined), the Company would pay severance benefits constituting his salary and fringe benefits throughout the term of the agreement or for two years, whichever is greater. If such termination occurred after a change of control, the Company would pay a special severance benefit equal to six months salary, plus fringe benefits, for every calendar year of his employment with the Company. In the event that Mr. Murphy’s employment terminated because of his disability, the Company would pay a severance benefit of one year’s salary plus benefits. The employment agreement provides that any disputes will be settled by binding arbitration rather than court action.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15 -	COMMITMENTS AND CONTINGENCIES (Continued)

EMPLOYMENT CONTRACTS (Continued)

On February 23, 2007, Michael C. Malota was appointed Chief Financial Officer and Secretary. Mr. Malota was employed as Director of Special Operations of the Company from July 2005 to February 2007 under a prior employment contract.  In connection with Mr. Malota’s employment, he and the Company entered into an employment agreement dated February 23, 2007. The material terms of the employment agreement are as follows: Mr. Malota will serve as Chief Financial Officer and Secretary of the Company commencing on February 23, 2007, until September 30, 2008, unless terminated earlier or renewed. The term will automatically extend for successive periods of one year each, unless either party gives written notice to the Company.  Mr. Malota will receive an annual salary of $165,000, subject to performance reviews by the Chief Executive Officer. Mr. Malota will receive health, life and disability insurance on terms offered to other officer’s of the Company and expense reimbursement for reasonable travel and other expenses for the Company’s benefit. Mr. Malota will receive 100,000 shares of the Company’s common stock which vested 50,000 shares on February 23, 2007, 25,000 shares on August 23, 2007 and 25,000 shares on February 23, 2008, provided he is employed by the Company. Mr. Malota will also be entitled to participate in any employee benefit plans including stock option plans or receive bonuses or incentive compensation under terms and conditions to be determined by the Board of Directors in its discretion.

The Company has extended employment agreements with the President and Vice President of Lindley extending to August 2008.  Both individuals receive an expense account, an automobile expense allowance, related business expenses and all other benefits afforded other employees.  The Company also provides health and disability insurance to each of these individuals.  In accordance with the terms of their employment contract, the officers were each entitled to an initial salary of $135,000 per year to be increased annually by 5%.  On June 30, 2007, the annual salaries of the President and Vice President of Lindley were $180,352 in accordance with the terms of their employment agreements. Both the President and Vice President of Lindley are principles of Lindley Acquisition Corp, buyers pursuant to the Asset Purchase Agreement of Lindley Food Service’s unitized meals (See Note 4).

In 2005, Host entered into an employment agreement with Mr. Sparks of RS Services providing that Mr. Sparks will serve as the President of RS Services and receive an initial annual salary of $125,000, incentive stock options to purchase 18,000 shares of Host’s common stock and such other executive benefits as are afforded to similar officers of Host and its subsidiaries. The employment agreement is for a period of three years beginning February 16, 2005, contains a five year non-competition provision and provides Mr. Sparks with certain severance benefits in the event of his termination.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15 -	COMMITMENTS AND CONTINGENCIES (Continued)

PURCHASE COMMITMENT (Continued)

In June 2005, Host accepted a proposal from Pyramid Technologies, an outside developer and supplier to engineer, design and upgrade our new energy management technology.  The terms of the proposal includes initial consideration of $500,000, payable in installments including $250,000 upon date of acceptance, and $50,000 per month for the 5 months following the date of the agreement.  Upon completion of the project, Host energy management division will compensate Pyramid $100,000 upon delivery of all prototypes and $200,000 upon delivery of pilot units and units ready for customers.  Pyramid will also receive a royalty fee of $50 on the use of time access proprietary software on the first 20,000 controllers ordered from Pyramid. In the event that on the date three years after the first date that Host sells the proprietary software, and if Host shall not have paid Royalty Fees to Pyramid in an amount equal to at least $500,000, then Host shall pay to Pyramid an amount equal to $700,000 less the aggregate amount of Royalty Fees paid by Host to Pyramid.  As incentive for timely completion, on September 19, 2006, Host granted 175,000 stock options to Pyramid.  All amounts except for royalty payments as per the proposal, are development costs and have been expensed as incurred as per FASB Statement No. 2, Accounting for Research & Development Costs.  In fiscal 2006, Host paid $480,000 to Pyramid in accordance with the agreement.

The options granted to Pyramid were issued at an exercise price of $1.39 which was the share price of CAFE common stock on the date of the option.  The options are exercisable for a period of 10 years and are fully vested.  The options were valued according to the Black Scholes method and were treated as additional research and development expense as the expense was pursuant to development costs of our light controller.  At fiscal year end June 2006, Pyramid met the incentive targets required under the agreement and we accrued $174,306 to research and development for timely completion under the Black Scholes valuation method.  The final targets were met in the first quarter fiscal 2007.

FRANCHISE AGREEMENT

On June 25, 2005, RS Services entered into a license agreement with TEGG Corporation, (“TEGG”).  TEGG, headquartered in Pittsburgh, Pennsylvania, has developed a comprehensive system for diagnostic testing, servicing and maintaining of electrical distribution systems in business and industry.  TEGG provides its services through a network of licensed or franchised electrical contractors, of which RS Services is now a member by virtue of the license agreement.  The license agreement provides that RS Services is authorized to provide TEGG services and utilize TEGG’s proprietary systems in the geographic location specified in the license agreement, which primarily consists of the Tulsa, Oklahoma metropolitan area.  Pursuant to the license agreement, TEGG will provide RS Services with training, business recommendations, access to TEGG’s proprietary systems and methods, computer software and account referrals.  RS Services will pay TEGG an initial license fee of $84,000 and a six year royalty fee, payable monthly totaling $243,000, commencing on contract signing through February 2011.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15 -	COMMITMENTS AND CONTINGENCIES (Continued)

FRANCHISE AGREEMENT (Continued)

The agreement with TEGG had been signed and finalized in 2005.  Host has elected to delay the start of their marketing efforts for the franchise services of TEGG and is currently in negotiations with them to alter their relationship and to focus on how TEGG and the Company can work together on other projects, specifically in energy conservation.  The initial license fee of $84,000 was paid and expensed in fiscal 2005.  In addition, Host also has been expensing, when incurred, the payments due TEGG each month for the royalty fee.

LEGAL MATTERS

The Company has established an accrual for all maximum estimated potential losses that it expects to incur from the below actions pursuant to SFAS 5, “Accounting for Contingencies”.

Federal Class and Derivative Actions

In August 2005 and September 2005, twelve putative class action complaints were filed in the United States District Court for the District of Connecticut, naming as defendants the Company, Geoffrey W. Ramsey, and David J. Murphy.  One or more of the complaints also named Gilbert Rossomando, Peter Sarmanian, Roger D. Lockhart and EnergyNsync, Inc.   On September 21, 2005, as amended on September 26, 2005, the Court issued a Consolidation and Scheduling Order, consolidating the actions under the caption, In re Host America Securities Litigation, Civil Action No. 05-cv-1250 (VLB) (the “Class Action”).  On February 12, 2007, lead plaintiffs filed an amended Consolidated Complaint for Violations of the Securities Laws (“Consolidated Complaint”), which named as defendants Host, Geoffrey W. Ramsey, David J. Murphy, Peter Sarmanian and Roger D. Lockhart, and purported to be brought on behalf of all persons who purchased the publicly traded securities of the Company between July 12, 2005 and September 1, 2005.  In general, plaintiffs alleged that Host’s July 12, 2005 press release contained materially false and misleading statements regarding Host’s commercial relationship with Wal-Mart. The complaint alleged that the statements harmed the purported class by artificially inflating the price of Host’s securities and that certain defendants personally benefited from the inflated price by selling stock during the alleged class period.  Plaintiffs sought unspecified damages based on alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and under Section 20A.  On March 27, 2007, all defendants filed motions to dismiss the Class Action.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15 -	COMMITMENTS AND CONTINGENCIES (Continued)

LEGAL MATTERS (Continued)

Host was also named as a nominal defendant in two shareholder derivative actions filed in the United States District Court for the District of Connecticut.  The captions of those actions were Michael Freede v. Geoffrey Ramsey, et al., Civil Action No. 05-01326 (JBA)(filed August 19, 2005) and Joella W. Cheek v. Geoffrey Ramsey, et al., Civil Action No. 05-01326 (JBA)(filed September 13, 2005). The plaintiffs did not make presuit demand on the Board of Directors.  By order dated October 20, 2005, the court consolidated the derivative actions (hereinafter, the “Federal Derivative Action”), and administratively consolidated that action with the Class Action under the caption,  In re Host America Securities Litigation, Civil Action No. 05-cv-1250 (VLB). On June 22, 2006, the plaintiffs filed a Verified Amended Derivative Complaint, which named as defendants Geoffrey Ramsey, David Murphy, Anne Ramsey, Peter Sarmanian, Gilbert Rossomando, Roger Lockhart,  Host directors C. Michael Horton, Nicholas M. Troiano, Patrick J. Healy, and John D’Antona, and Host itself as a nominal defendant. The Verified Amended Derivative Complaint was based on substantially the same allegations as the Class Action Consolidated Complaint.  It asserted causes of action for breach of fiduciary duty, gross negligence, abuse of control, gross mismanagement, breach of contract, unjust enrichment, and insider trading. The complaint sought an unspecified amount of damages and other relief purportedly on behalf of Host.   On March 27, 2007, all defendants filed motions to dismiss the Federal Derivative Action.

On May 22 and 23, 2007, Host America, its past and present directors and officers named as defendants in the Class and Derivative Actions (the “Host America defendants”), and the plaintiffs filed agreements to settle and fully resolve all claims against the Host America defendants in both actions.  In the Class Action, the Host defendants will use the available proceeds from a directors and officers insurance policy, and have released the carrier from further liability for claims concerning the Company’s July 12, 2005 press release, provided that the settlements are finally approved.  Under the Derivative Action settlement, Host has agreed to adopt certain corporate governance policies and to pay plaintiffs’ attorneys fees.  The parties have asked the Court to grant preliminary approval of both settlements.  If preliminary approval is granted, the settlements will remain subject to additional requirements, including issuance of notice to Class members and Host stockholders and final approval by the Court.  There is no assurance that the Court will grant the requisite approvals, or that the settlements will become final.  The Company will use to fund the proposed settlement payment in part from the proceeds of the Company's insurance policy, which amounts have been accrued in Fiscal 2007.  If the settlement agreements are approved in their present form, the available proceeds from defendants’ insurance policy will be used up, and the insurer will be released from further liability for any claims concerning the Company’s July 12, 2005 press release.

The Company believes that final settlement of the Class and Derivative actions is probable.  If the settlement does not occur and litigation against the Company continues, the Company believes that it has meritorious defenses and intends to defend the case vigorously. If the litigation continues, the Company cannot estimate whether the result of the litigation would have a material adverse effect on its financial condition, results of operations or cash flows.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15 -	COMMITMENTS AND CONTINGENCIES (Continued)

LEGAL MATTERS (Continued)

State Court Derivative Action

Host was also named as a nominal defendant in a separate derivative action filed in the Connecticut Superior Court for the Judicial District of New Haven in Bart Hester v. Geoffrey W. Ramsey, et al., filed on or about September 28, 2005 (“Hester” action).  The action named as defendants Geoffrey Ramsey, David Murphy, Anne Ramsey, Peter Sarmanian, Gilbert Rossomando, Roger Lockhart, C. Michael Horton, Nicholas M. Troiano, Patrick J. Healy, and John D’Antona.  The Hester complaint contained allegations and claims substantially similar to those of the Federal Derivative Action described above, and asserted six counts for breach of fiduciary duty for insider selling and misappropriation.  On June 13, 2006, the Superior Court granted Host’s motion to stay all proceedings in Hester in light of the earlier filed Federal Derivative Action.  The Hester action will remained stayed until further order of the Court.

By motion filed on August 8, 2007, Hester has sought to intervene in the Federal Derivative Action purportedly for the purpose of objecting to the settlement. Defendants will oppose the motion.

State Court Individual Suit

On May 2, 2006, 47 plaintiffs who alleged that they had purchased Host securities at artificially inflated prices in reliance on the July 12, 2005 press release brought suit in the Connecticut Superior Court for the Judicial District of New Haven, naming Host as the sole defendant in  Enrique Joe Contreras, et al., v. Host America Corp., Civil Action No. 064013754-S.  The Contreras complaint is based on substantially the same allegations as the Class Action. The complaint asserts causes of action for fraud, fraudulent non-disclosure, fraudulent misrepresentations, negligent misrepresentation, and respondeat superior liability.   On January 18, 2007, the Company filed a request to revise the complaint, and has also moved to stay discovery pending a disposition on its contemplated motion to dismiss.  The Company believes it has substantial and meritorious defenses to the action.

Federal Court Individual Suit

On June 25, 2007, substantially the same group of plaintiffs in the state court Contreras matter filed a complaint in the United States District Court for the District of Connecticut against David J. Murphy, Geoffrey Ramsey, Peter Sarmanian, and Roger D. Lockhart in the matter Anil Sawant, et al. v. Geoffrey W. Ramsey, et. al., Civil Action No. 07-cv-980 (CFD).  The Company is not named as a defendant.  The Sawant complaint asserts the same allegations and claims as the Class Action Consolidated Complaint.   The Company is not aware of any service of the Sawant complaint on any defendant.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15 -	COMMITMENTS AND CONTINGENCIES (Continued)

LEGAL MATTERS (Continued)

SEC Investigation

On July 19, 2005, the staff of the Securities and Exchange Commission’s Fort Worth Office initiated an informal inquiry into the facts and circumstances surrounding a press release issued by the Company on July 12, 2005.  On July 22, 2005, the SEC issued a Formal Order of Investigation into the issuance of the press release and initiated a suspension in the trading of the Company’s securities.  On July 17, 2007, Host announced that the staff of the Fort Worth Regional Office of the Securities and Exchange Commission notified the Company that the Commission’s investigation has been terminated as to the Company and no enforcement action has been recommended to the Commission.

Geoffrey Ramsey Arbitration

On December 12, 2005, Geoffrey Ramsey, former President and Chief Executive Officer of the Company, filed a Demand for Arbitration with the American Arbitration Association arising from the Company’s termination of his employment in November of 2005. Mr. Ramsey alleged that the Company terminated his employment without just cause in violation of his employment contract and the covenant of good faith and fair dealing. He seeks severance and fringe benefits until 2009, as well as attorneys’ fees and other economic damages.  Mr. Ramsey initially sought special severance equal to six months of his salary for each calendar year that he was employed by the Company, but subsequently withdrew this claim.

The arbitration was heard on March 26th, 27th, 28th, April 2nd and April 3rd, 2007. Simultaneous briefs were filed on May 29, 2007 and the Arbitrator issued a ruling on July 19, 2007 finding that the Company had just cause to terminate Mr. Ramsey’s employment and that Mr. Ramsey was entitled to thirteen weeks of salary from September 2, 2005 through November 28, 2005.  The Company has provided payment to Mr. Ramsey for his thirteen weeks of salary on August 16, 2007, which has been recorded and accrued at June 30, 2007.

Anne and Debra Ramsey Arbitration

On December 2, 2005, a Demand for Arbitration was filed by Anne Ramsey and Debra Ramsey alleging that their employment was terminated in breach of employment agreements that they purportedly entered into with the Company.  Anne Ramsey, the sister of Geoffrey Ramsey, was the Company’s former Human Resource Director and has served on the Board of Directors since June 18, 2007. Debra Ramsey is the wife of Geoffrey Ramsey and was a former administrative assistant for the Company. The Company terminated both individuals on November 23, 2005.  On or about March 20, 2006, the Company instituted an injunction proceeding in the New Haven Superior Court to permanently enjoin this arbitration on the basis that the Company never authorized the employment agreements relied upon by Anne and Debra and therefore such contracts were void. The matter was tried in November, 2006 and the Court rendered a decision on January 8, 2007 denying a permanent injunction. On January 26, 2007 the Company filed an appeal of the Superior Court decision in the Connecticut Appellate Court and thereafter filed a Motion for Stay with the Superior Court which was granted.   On July 5, 2007 the Company filed its brief with the Appellate Court and it is anticipated that oral argument will occur in the next few months.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15 -	COMMITMENTS AND CONTINGENCIES (Continued)

LEGAL MATTERS (Continued)

Other

In addition, there exists routine litigation incidental to the Company’s business, none of which is anticipated to have a material adverse impact on our financial position, results of operations, liquidity or cash flows.

NOTE 16 -	401K PLAN

The Company maintains a 401(k) defined contribution plan which covers all participating employees who have a minimum of one year of service.  The Company provides a cash match benefit at the rate of five percent of the participating employees’ gross contributions.  Employees become fully vested in the Company’s contribution after six years of service.  The Company’s contribution for the years ended June 30, 2007, 2006 and 2005 totaled $1,392, $1,190 and $1,681, respectively.

NOTE 17 -	RELATED PARTY TRANSACTIONS

AGREEMENT FOR SALE OF FOOD SERVICE BUSINESSES

Gilbert Rossomando, a current director and the President of the Lindley subsidiary, and Mark Cerreta, the Executive Vice President of the Lindley subsidiary, are the principals of Lindley Acquisition Corp, the buyer of the Lindley Food Service assets.   Mr. Rossomando refrained from voting with respect to the Board of Directors’ approval of the Lindley Sale Agreement and the related recommendation to our shareholders.  Timothy Hayes, Host’s current Director of Operations of the Corporate Dining segment, is the principal of Host America Corporate Dining, Inc, the Corporate Dining buyer.  In connection with the Corporate Dining Sale, David Murphy, the Company’s President and Chief Executive Officer, will enter into a non-competition agreement with Corporate Dining Buyer for a period of five (5) years following the closing of the Corporate Dining Sale.  Corporate Dining Buyer will pay Mr. Murphy $34,218 as consideration for entering into the non-competition agreement.

HOST AMERICA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17 -	RELATED PARTY TRANSACTIONS (Continued)

LEASES

The Company leases land and real property from a partnership owned by Gilbert Rossomando, a current director and President of Lindley Food Service under a newly extended lease agreement which commenced in 2000 and expires in 2010.  The terms of the lease calls for an initial annual payment of $37,080 payable in monthly installments and increasing at a rate of 3% annually for the first five years. RS Services leases its facility from an employee of the Company under a lease agreement with an initial five-year term, which commenced in February 2005, at $60,000 per year, with three subsequent renewal options for two years each.  This lease will terminate pursuant to the sale of substantially all the assets of Lindley Food Service (see note 4).

PRIVATE PLACEMENTS

On July 23, 2007, Host closed the sale of $850,000 of subordinated secured convertible promissory notes (“Notes”) in a private placement to a limited number of accredited investors.  The Notes will bear interest at the rate of 12.00% per annum, payable semi-annually on December 31 and June 30.  The Notes will mature on June 30, 2008, and the unpaid principle balance due and interest accruing on the Notes is convertible at the option of the holder into our common stock at $2.12 per share.  The offer and sale of the Notes was conducted by the officers and directors of the Company who did not receive a commission or other remuneration. As of June 30, 2007 this liability was unsecured.  On July 23, 2007 the security for the payment of the Notes and the performance by the Company of its obligations is a security interest in all of the Company’s right, title and interest in the patent pending and brand name rights relating to the Company’s EnerLume-EM™ energy saving-device.  A total of $475,000 of $850,000 of the Notes was purchased by two directors of the Company on the same terms and conditions as the other purchasers.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 -	INDUSTRY SEGMENT INFORMATION

The Company has two major reportable segments: energy services and energy conservation.  RS Services is the energy services segment and EnerLume-EM™ is the energy conservation segment. The business dining segment which is operated by Host and the unitized meals which is operated by Lindley Food Service have been classified as assets held for sale and are reported as discontinued operations on the consolidated statement of operations..  The segments were determined based on the components of the Company’s business that are evaluated separately by management. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.  The discontinued operations also include the results of the SelectForce segment which was sold on March 31, 2005.

Business segment financial information as of and for the year ended June 30, 2007 is as follows:

	Energy Services	Energy Conservation	Corporate	Total
Sales to unaffiliated customers	$6,492,489	$701,903	$-	$7,194,392
Segment loss	(2,044,706)	(286,985)	(5,044,879)	(7,376,570)
Depreciation and amortization	357,746	3,455	37,406	398,607
Provision for income taxes	-	-	-	-
Segment assets	2,012,753	630,279	1,666,897	4,309,929
Capital expenditures	1,197	31,091	35,886	68,174

Business segment financial information as of and for the year ended June 30, 2006 is as follows:

	Energy Services	Energy Conservation	Corporate	Total
Sales to unaffiliated customers	$9,654,349	$-	$-	$9,654,349
Segment loss	(3,289,292)	-)	(10,829,528)	(14,118,820))
Depreciation and amortization	419,991	-	46,321	466,312
Provision for income taxes	-	-	-	-
Segment assets	3,554,027	-	1,445,475	4,999,502
Capital expenditures	132,501	-	33,324	165,825

Business segment financial information as of and for the year ended June 30, 2005 is as follows:

	Energy Services	Energy Conservation	Corporate	Total
Sales to unaffiliated customers	$3,199,661	$-	$-	$3,199,661
Segment loss	(5,216,176)	-	(3,985,282)	(9,201,459)
Impairment charge	2,592,968	-	-	2,592,968
Depreciation and amortization	260,251	-	36,525	296,776
Provision for income taxes	-	-	-	-

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19 -	SELECTED QUARTERLY DATA (UNAUDITED)

Unaudited quarterly data for the years ended June 30, 2007 and 2006 follows.  Fiscal 2007 and 2006 reflects the results for the food service assets held for sale as discontinued operations (see Note 4).

	Fiscal 2007 Quarter Ended
	June 30, 2007	March 31, 2007	Dec 31, 2006	Sept 30, 2006
Net revenues	$1,912,722	$1,312,545	$1,636,158	$2,332,967
Loss from continuing operations	(1,628,975)	(2,094,359)	(2,051,412)	(1,601,824)
Income (loss) from discontinued operations	411,423	224,852	436,041	231,338
Net loss	(1,217,552)	(1,869,507)	(1,615,371)	(1,370,486)
Basic and diluted EPS:
Continuing operations	(0.16)	(0.23)	(0.23)	(0.20)
Discontinued operations	0.04	0.02	0.05	0.03
Net loss	(0.12)	(0.21)	(0.18)	(0.17)

	Fiscal 2006 Quarter Ended
	June 30, 2006	March 31, 2006	Dec 31, 2005	Sept 30, 2005
Net revenues	$3,460,328	$2,651,921	$1,382,315	$2,159,785
Loss from continuing operations	(1,525,625)	(1,665,966)	(2,974,821)	(7,952,408)
Income (loss) from discontinued operations	189,703	399,049	269,755	323,399
Net loss	(1,335,922)	(1,266,917)	(2,705,066)	(7,629,009)
Basic and diluted EPS:
Continuing operations	(0.20)	(0.24)	(0.44)	(1.21)
Discontinued operations	(0.02)	0.06	0.04	0.05
Net loss	(0.18)	(0.18)	(0.40)	(1.16)

NOTE 20 -	SUBSEQUENT EVENTS

Private Placement

On July 23, 2007, Host closed the sale of $850,000 of subordinated secured convertible promissory notes (“Notes”) in a private placement to a limited number of accredited investors.  The Notes will bear interest at the rate of 12.00% per annum, payable semi-annually on December 31 and June 30.  The Notes will mature on June 30, 2008, and the unpaid principle balance due and interest accruing on the Notes is convertible at the option of the holder into our common stock at $2.12 per share.  The offer and sale of the Notes was conducted by the officers and directors of the Company who did not receive a commission or other remuneration. As of June 30, 2007 this liability was unsecured.  On July 23, 2007 the security for the payment of the Notes and the performance by the Company of its obligations is a security interest in all of the Company’s right, title and interest in the patent pending and brand name rights relating to the Company’s EnerLume-EM™ energy saving-device.

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 20 -	SUBSEQUENT EVENTS (Continued)

EnerLume Corp

On July 5, 2007 Host incorporated under the laws of the State of Connecticut EnerLume Corp., which is a wholly owned subsidiary of Host America Corporation.  EnerLume Corp. will be the subsidiary responsible for all sales, marketing and research and development of the Company’s energy conservation products.

SEC Investigation Completed

On July 17, 2007, Host announced that the staff of the Fort Worth Regional Office of the Securities and Exchange Commission (the “Commission”) notified Host that the Commission’s investigation, which was previously announced on July 19, 2005, has been terminated and no enforcement action has been recommended to the Commission.

Expiration of Warrants

On July 23, 2007, Host announced that the publicly traded warrants to purchase common stock (“Warrants”) expired by their terms on July 21, 2007.  The Warrants were out of the money with a strike price of 5.50.  Accordingly, Host filed a Form 15 with respect to the warrants with the Securities and Exchange Commission pursuant to Rule 12g-4(a)(1)(i).  The Warrants were traded under the symbol CAFEW.PK.  Host common stock is currently traded under the symbol CAFÉ.OB

NOTE 21 -	VALUATION AND QUALIFYING ACCOUNTS

Year ended June 30, 2007	Balance at Beginning of Period	Additions (Deletions)		Balance at End of Period
Accounts Receivable:
Allowance for doubtful accounts	$164,364	$(59,038)		$102,326

Deferred Tax Asset:
Valuation Allowance	7,512,098	2,076,821	(1)	9,588,919

Year ended June 30, 2006	Balance at Beginning of Period	Additions		Balance at End of Period
Accounts Receivable:
Allowance for doubtful accounts	$2,326	$162,038		$164,364

Deferred Tax Asset:
Valuation Allowance	4,173,431	3,338,667	(1)	7,512,098

HOST AMERICA CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 21 -	VALUATION AND QUALIFYING ACCOUNTS (Continued)

Year ended June 30, 2005	Balance at Beginning of Period	Additions		Balance at End of Period
Accounts Receivable:
Allowance for doubtful accounts	$6,000	$(3,674)		$2,326

Deferred Tax Asset:
Valuation Allowance	1,780,272	2,393,159	(1)	4,173,431

(1)	Valuation allowance directly offsets deferred tax assets.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
	September 30, 2007 (Unaudited)	June 30, 2007 (Audited)
CURRENT ASSETS
Cash and cash equivalents	$462,264	$458,705
Accounts receivable, net of allowance for doubtful accounts of $141,005 and $102,326 at September 30 and June 30, 2007	2,101,860	2,449,707
Inventories	424,066	426,878
Prepaid expenses and other current assets	60,763	87,580
Assets of discontinued operations held for disposition	4,595,018	4,689,813
Total current assets	7,643,971	8,112,683

EQUIPMENT AND IMPROVEMENTS, net	430,164	502,580

OTHER ASSETS
Other	10,000	-
Deferred financing costs, net	141,423	226,979
Intangible assets, net	142,500	157,500
	293,923	384,479
Total Assets	$8,368,058	$8,999,742

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Demand note payable	$473,223	$473,223
Current portion of long-term debt	2,159,705	1,267,382
Current portion of unsecured debt	1,253,300	1,231,600
Accounts payable	3,587,925	3,958,996
Accrued expenses	2,654,910	2,487,760
Debt advances	-	675,000
Liabilities of discontinued operation to be assumed	2,374,692	2,243,111
Total current liabilities	12,503,755	12,337,072

LONG-TERM LIABILITIES
Long-term debt, less current portion	241,380	276,171
Unsecured debt, less current portion	1,784,948	1,744,626
	2,026,328	2,020,797
Total liabilities	14,530,083	14,357,869

COMMITMENTS & CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY (DEFICIENCY)
Preferred stock, $.001 par value, 2,000,000 shares authorized	-	-
Preferred stock, Series B, $.001 par value, 266,667 shares issued and outstanding	267	267
Common stock, $.001 par value, 80,000,000 shares authorized; 10,903,514 and 10,878,514 issued and outstanding at September 30 and June 30, 2007, respectively	10,904	10,879
Additional paid-in capital	42,759,171	42,415,018
Accumulated deficit	(48,932,367)	(47,784,291)
Total stockholders’ deficiency	(6,162,025)	(5,358,127)
Total Liabilities and Stockholders’ Equity (Deficiency)	$8,368,058	$8,999,742

See accompanying notes to the condensed consolidated financial statements.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)

	2007	2006

NET REVENUES	$2,177,061	$2,332,967

OPERATING COSTS AND EXPENSES
Cost of revenues	1,485,955	2,047,448
Selling, general and administrative expenses	1,452,151	1,492,761
Depreciation and amortization	43,034	55,359
Research and development costs	2,364	137,117
	2,983,504	3,732,685

Loss from operations	(806,443)	(1,399,718)

OTHER INCOME (EXPENSE)
Other income	961	2,058
Amortization of deferred financing costs	(85,556)	(23,378)
Amortization of debt discount	(229,348)	(62,022)
Interest expense	(238,923)	(118,764)
	(552,866)	(202,106)
Loss from continuing operations	(1,359,309)	(1,601,824)

Income from operations classified as discontinued	219,233	231,338

Net loss	(1,140,076)	(1,370,486)

Preferred stock dividends	(8,000)	(8,000)

Net loss applicable to common stockholders	$(1,148,076)	(1,378,486)

Net earnings (loss) per share – basic and diluted:
Loss per share from continuing operations	$(0.13)	$(0.20)
Earnings per share from discontinued operations	0.02	0.03

Net loss per share	$(0.11)	$(0.17)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	10,880,416	8,071,840

See accompanying notes to the condensed consolidated financial statements.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,140,076)	$(1,370,486)
Income from discontinued operations	219,233	231,338
Loss from continuing operations	(1,359,309)	(1,601,824)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	92,841	103,640
Bad debt expense	37,379	13,751
Non cash interest expense	104,500	-
Non cash rent expense	-	22,084
Amortization of debt discount	229,348	62,022
Non-cash compensation	112,141	89,431
Amortization of deferred financing costs	85,556	23,378
Loss on disposal of property and equipment	597	-
Changes in operating assets and liabilities	118,175	123,565
Net cash used in operating activities of continuing operations	(578,772)	(1,163,953)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of equipment	300	-
Purchases of equipment and improvements	(6,321)	(4,910)
Net cash used in investing activities of continuing operations	(6,021)	(4,910)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from demand note	-	113,600
Proceeds from issuance of common stock, net	-	905,000
Proceeds from long-term debt	175,000	350,000
Principal payments on long-term debt	(32,258)	(35,858)
Net cash provided by financing activities of continuing operations	142,742	1,332,742

Net cash provided by (used) in continuing operations	(442,051)	163,879

Net cast provided by discontinued operations:
Net cash provided by operating activities	483,575	234,508
Net cash used in investing activities	(9,159)	(15,543)
Net cash used in financing activities	(28,806)	(25,111)
Total net cash provided by discontinued operations	445,610	193,854

NET INCREASE IN CASH	3,559	357,733

Cash, beginning of period	458,705	280,267

Cash, end of period	$462,264	$638,000

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED) (Continued)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
	2007	2006

Cash paid during the quarter for:
Interest – continuing operations	$33,785	$24,984
Interest – discontinuing operations	10,586	10,544
Income taxes– continuing operations	-	-
Income taxes– discontinuing operations	9,900	16,553

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

	2007	2006

Equipment acquired through assumption of notes payable and capital leases	$-	$6,910
Dividends on preferred stock	8,000	8,000
Promissory note issued for rental expense	-	22,084
Debt forgiven on disposal of property – discontinued operations	-	13,034
Beneficial conversion charge on convertible debt	232,037	-

See accompanying notes to the condensed consolidated financial statements.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

EnerLume Energy Management Corp., formerly Host America Corporation, (“EnerLume”, “Host” or the “Company”) was incorporated in Delaware on February 6, 1986 under the name University Dining Services, Inc.  On March 9, 1998, the Company filed a certificate of amendment changing its name to Host America Corporation, and during fiscal 1999 changed its state of incorporation from Delaware to Colorado.  On October 24, 2007, Host America Corporation filed a certificate of amendment changing its name from Host America Corporation to EnerLume Energy Management Corp.  Currently, EnerLume is an energy management organization, which specializes in providing management of electricial energy conservation and services.  In July 2000, the Company purchased all of the issued and outstanding shares of Lindley Food Service Corporation (“Lindley”).  Lindley provided unitized meals primarily under fixed-price contracts for governmental programs.  On March 28, 2002, the Company purchased all of the issued and outstanding shares of SelectForce, Inc. (“SelectForce”), a regional employment and drug screening company located in Oklahoma City, Oklahoma.  On March 31, 2005, the Company and T.E.D. Corporation (“Purchaser”) entered into a Share Purchase Agreement whereby the Company sold to the Purchaser all of its shares in SelectForce.  The Company decided to sell SelectForce in order to concentrate its resources on its food and energy management operations, to streamline its overall operation and to raise capital.  On December 23, 2003, the Company purchased all of the issued and outstanding shares of GlobalNet Energy Investors, Inc. (“GlobalNet”).  GlobalNet, located in Carrollton, Texas, promoted energy saving products and technology.  On October 29, 2004, the Company purchased the operating assets of FoodBrokers, Inc. (“FoodBrokers”), a food service company located in Bridgeport, Connecticut. On February 16, 2005, GlobalNet Acquisition Corp. (“Global”), a newly-formed, wholly-owned subsidiary, acquired and merged with RS Services, an Oklahoma corporation, pursuant to the terms and conditions of the Agreement of Merger and Plan of Reorganization dated September 29, 2004.  As a result, Global, as the surviving corporation, changed its name to RS Services, Inc. (“RS Services”), a Connecticut corporation, which conducts the electrical services business.  On April 7, 2005, GlobalNet was merged into RS Services.  As used herein, “RS Services” or “RS” refers to RS Services, Inc. before the Merger and RS Services, Inc. together with Global after the Merger.  On October 26 and October 31, 2007, the Company sold substantially all the assets of its Corporate Dining and Lindley unitized meals food service division. (See Note 2).

GOING CONCERN

The Company incurred net losses of $1,140,076 and $1,370,486 for the quarter ended September 30, 2007 and 2006, respectively. The Company had $578,772 and $1,163,953 of cash that was used in operating activities in continuing operations for the three months ended September 30, 2007 and 2006, respectively.  At September 30, 2007 the Company had a working capital deficiency and a stockholders’ deficiency of $4,859,784 and $6,162,025 respectively.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

GOING CONCERN (Continued)

In addition, as described in Note 7, the Company is currently involved in significant litigation that can have an adverse effect on the Company’s operations.  The Company has been named defendant in numerous litigations, including shareholder lawsuits. If an adverse ruling with any or all of these legal matters occurs, the Company may be forced to make material payments, restructure operations, sell off a significant portion of its assets or take other necessary and appropriate matters to ensure its ability to continue operations.

As discussed above, the Company has suffered recurring losses from continuing operations, has negative cash flows from operations, has a stockholders’ deficiency at September 30, 2007 and is currently involved in significant litigations that can have an adverse effect on the Company’s operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

The Company plans to improve cash flow through continued focus, deployment and promotion of its energy management segment and the underlying technology associated with our newly designed light controller.  The Company also plans to continue its efforts to identify ways of reducing operating costs and to increase liquidity through additional equity and debt financings and has entered into agreements with institutional investment firms that could provide additional equity and debt financings. Additionally, the Company sold substantially all the assets of the food service division.  The completion of these financings and the operational initiatives are expected to improve the Company’s cash flow and to help foster the implementation of the Company’s current initiatives and business plan.

BASIS OF PRESENTATION

The condensed consolidated financial statements of EnerLume Energy Management Corp. and subsidiaries for the three months ended September 30, 2007 and 2006 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting.  These condensed consolidated financial statements are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) and disclosures necessary to present fairly the financial position, results of operations and cash flows for the periods presented.  The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted in accordance with the rules and regulations of the SEC.  These condensed consolidated financial statements should be read in conjunction with the audited financial statements, and accompanying notes, included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007, previously filed under the name Host America Corporation.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of EnerLume and its wholly-owned subsidiaries since the date of acquisition.  The consolidated financial statements reflect the accounts and results of corporate dining and unitized meals as discontinued operations for the three months ended September 30, 2007 and 2006 within the accompanying financial statements, as those assets are classified as assets held for disposition and liabilities to be assumed.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. Actual results could differ from those estimates.

INVENTORIES

Inventories consist primarily of electrical components and are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

Inventories consist of the following as of September 30 and June 30, 2007:

	September 30, 2007	June 30, 2007

Raw materials	$92,596	$87,908
Finished goods	331,470	338,970

Totals	$424,066	$426,878

REVENUE RECOGNITION

The Company derives its revenues from continuing operations from electrical customer contracts for service work performed and from the conservation products delivered. The Company derives its revenues from discontinued operations from business dining management and the sale and delivery of unitized meals (food service division).  We recognize revenue when persuasive evidence of an arrangement exists, we have delivered the product or performed the service, the fee is fixed or determinable and collectibility is reasonably assured.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

REVENUE RECOGNITION (Continued)

Energy Management.  Our energy management division recognizes revenues from contract installations on a percentage of completion basis and the installation of computerized products when the products are delivered and the installation is complete. Contract installations with the RS Services, Inc. subsidiary specifically included service related contracts that extended beyond the fiscal reporting periods.  EnerLume accounted for these projects on a percentage of completion basis, which is governed by SOP 81-1.  As work in progress continues, the contracts specify for progress payments and the acceptance of the work from the buyer as delivered.  The measurement of performance during the recognition process is calculated by the contract value of the total work to date.  The contract billings require a set invoicing schedule either on a monthly and/or quarterly basis.  Revenue is recognized based on the performance rendered at the measurement date.  The Company has incurred costs and estimated earnings in excess of billings of $42,088 and $54,408 at September 30, 2007 and June 30, 2007, respectively, which are included in accounts receivable.

Discontinued Operations. The Company recognizes business dining revenue at the time the cafeteria and catering services are performed.  In addition, the Company recognizes commissions on vending sales from third parties during the period in which the commissions are earned. The Company’s calculation of net revenues includes reductions for credit card discount fees and customer sales discounts on payments.  The Company recognizes reductions for credit card discount fees from charges associated with credit card merchant service providers against our respective gross credit card sales, and recognizes customer sales discounts on payments for select clients who pay on a timely basis on a 3/14 net discount.  The net reductions are 0.2% or less of total revenue.  Most of Lindley’s unitized meals programs are awarded through a competitive bidding process for fixed priced contracts of various governmental agencies.  Lindley recognizes revenues generated by these senior feeding and school breakfast and lunch programs when the meals are delivered daily to the various congregate feeding sites and schools, respectively.  All food service operation revenues are reflected in discontinued operations in the consolidated statements of operations.

RESEARCH AND DEVELOPMENT

Research and development costs related to our energy management division are charged to expense when incurred.  The amount charged to expense for the three months ended September 30, 2007 and 2006 was $2,364 and $137,117 respectively.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the temporary differences between the consolidated financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount realizable.  The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets or liabilities.

NET EARNINGS (LOSS) PER COMMON SHARE

The Company presents “basic” earnings (loss) per share and, if applicable, “diluted” earnings (loss) per share pursuant to the provisions of SFAS 128, Earnings per Share.  Basic earnings (loss) per share is calculated by dividing net income or loss (including dividend requirements on the Company’s outstanding preferred stock) by the weighted average number of common shares outstanding during each period.

Net loss per common share was computed based upon 10,880,416 and 8,071,840 weighted average number of common shares outstanding during the three months ended September 30, 2007 and 2006, respectively.

The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options and warrants and the conversion of convertible securities, were issued during the period and appropriate adjustments were made for the application of the treasury stock method and the elimination of interest and other charges related to convertible securities.  Diluted earnings (loss) per common share are not presented as the potentially dilutive convertible preferred stock, stock options and stock warrants are anti-dilutive.

The September 30, 2007 preferred stock dividend declared of $8,000 has been added to the net loss of $1,140,076 for the quarter ended September 30, 2007 to calculate the net loss applicable to common stockholders of $1,148,076 and the corresponding net loss per common share of $0.11.  The 2006 preferred stock dividend declared of $8,000 has been added to the net loss of $1,370,486 for the quarter ended September 30, 2006 to calculate the net loss applicable to common stockholders of $1,378,486 and the corresponding net loss per common share of $0.17.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

NET EARNINGS (LOSS) PER COMMON SHARE (Continued)

Convertible preferred shares subject to potential dilution totaled 266,667 for the quarters ended September 30, 2007 and 2006. Shares under stock purchase options totaled 1,143,278 and 1,171,478 for the quarters ended September 30, 2007 and 2006, respectively.  Shares under warrants totaled 2,344,929 and 2,701,279 for the quarters ended September 30, 2007 and 2006, respectively.  Convertible notes subject to potential dilution totaled 82,524 shares for the quarter ended September 30, 2006.

SEGMENT INFORMATION

The Company’s primary operating segments are the energy services segments of RS Services and energy conservation management segment consisting of EnerLume Corp.

STOCK COMPENSATION PLANS

In December 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 123(R) (revised 2004), Share-Based Payment, which amends FASB Statement No. 123. The new standard requires the Company to expense employee stock options and other share-based payments over the service periods.  The new standard may be adopted in one of three ways: the modified prospective transition method; a variation of the modified prospective transition method; or the modified retrospective transition method. We have adopted the standard as required on July 1, 2005 utilizing the modified prospective transition method and recorded the effects for stock option awards granted to officers, directors and employees (collectively “employees”) in accordance with the provisions of SFAS 123(R), and related interpretations of the Emerging Issues Task Force (the “EITF”) of the FASB. The fair value of any options, warrants or similar equity instruments issued is estimated based on the Black-Scholes option-pricing model.

The Company recorded the cost of stock options in the September 30, 2007 period of $6,141 and in the September 30, 2006 period of $23,773.  There were no stock options granted to employees during the September 30, 2007 and 2006 period.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENTLY ISSUED ACCOUNTING STANDARDS

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes – An Interpretation of SFAS No. 109’’ (‘‘FIN 48’’). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with Statement 109 and prescribes a recognition threshold and measurement attribute for the financial statement disclosure of tax positions taken, or expected to be taken, on a tax return.  Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company adopted the provisions of FIN 48 on July 1, 2007 and the adoption did not have a material impact on the consolidated financial statements.  The Company classifies any interest and penalty payments or accruals within operating expenses on the financial statements. There were no accruals of interest and penalties, nor were there any unrecognized tax benefits at the date of adoption of FIN 48. The Internal Revenue Service has yet to review the Company's income tax returns; however, management believes that the probability of material changes to the tax returns filed by the Company are remote.

In September 2006, the FASB issued SFAS 157 Fair Value Measurements.  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this Statement does not require any new fair value measurements.  However, for some entities, that application of this Statement will change current practice.  The effective date is for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)

NOTE 1 -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

In February 2007, the FASB issued SFAS 159, The Fair Value Option For Financial Assets and Financial Liabilities-Including an amendment of FASB Statements No. 115.  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates.  A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements.  This Statement does not permit application of this Statement retrospectively to fiscal years preceding the effective date unless the entity chooses early adoption.  The Company is currently evaluating the effect, if any, of SFAS 159 on its financial statements.

No other new accounting pronouncement issued or effective during this interim period has had or is expected to have a material impact on the consolidated financial statements.

SALE OF CORPORATE DINING

On October 19, 2007, the holders of a majority of shares of the Company’s outstanding common stock approved the sale of substantially all of the assets comprising our contract food management division pursuant to the Asset Purchase Agreement dated April 17, 2007 and amended on August 31, 2007 by and between the Company, Timothy Hayes and an entity formed by Mr. Hayes to facilitate the transaction. The transaction closed on October 26, 2007 and the principal assets of this division sold in the transaction consisted of the corporate name, customer accounts, inventory, equipment, intellectual property and promotional and marketing materials.

The Asset Purchase Agreement provided for a cash purchase price of $1.2 million dollars subject to certain adjustments prior to closing based upon the remaining corporate dining accounts and inventory on hand from the date of the original agreement and the closing. In addition, $196,097 of the total purchase price is being held in an escrow account for a period of 120 calendar days from closing to determine the number of key accounts that have been retained by this division. Based upon the aforementioned adjustments made at closing, the final cash purchase price paid to the Company was $1,137,077 which includes the amount in escrow.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)

NOTE 2 -	DISCONTINUED OPERATIONS OF FOOD SERVICE DIVISION (Continued)

SALE OF CORPORATE DINING (Continued)

Mr. Hayes formerly served as the director of operations for the corporate dining division and resigned from the Company effective at the closing date. The Company believes the sale was fair to the Company and its shareholders based upon a fairness opinion provided by Marshall & Stevens, an independent valuation firm. In addition, the Company’s audit committee reviewed the transaction and the Company’s board of directors approved the transaction based upon the conclusion the terms were no less favorable than generally available to an independent third party.

David Murphy, the Company’s chief executive officer and a director, entered into a non-compete agreement with the purchaser for a period of five years and was paid $34,218 over a five year period as consideration for entering into a non-compete agreement.

The Corporate Dining accounts are classified as discontinued operations in the consolidated financial statements as of and for the three months ended September 30, 2007 and 2006, and were subsequently sold on October 26, 2007 (See Note 9).

Summarized operating data for the discontinued operations of Corporate Dining are as follows:

	Sept 30, 2007	Sept 30, 2006
Net revenue	$2,937,382	$3,157,447
Income before taxes	140,638	187,830
Income taxes	3,000	3,000
Income from discontinued operations	$137,638	$184,830

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 2 -	DISCONTINUED OPERATIONS OF FOOD SERVICE DIVISION (Continued)

SALE OF CORPORATE DINING (Continued)

Summarized balance sheet data of Corporate Dining as of September 30, and June 30, 2007 is as follows:

	Sept 30, 2007	June 30, 2007

Inventory	$166,552	$198,897
Other assets	82,904	75,173
Equipment	20,869	23,369

Assets of discontinued operations held for disposition	$270,325	$297,439

SALE OF UNITIZED MEALS

On October 19, 2007, the holders of a majority of shares of the Company’s outstanding common stock approved the sale of substantially all the assets of Lindley Food Services Corporation, our supplier of fresh unitized meals to schools and senior feeding programs. Pursuant to the Asset Purchase Agreement dated April 17, 2007, the Company sold to Lindley Acquisition Corporation substantially all the assets and liabilities of this division which consisted of equipment, inventory, accounts receivable, intellectual property, contracts and agreements, cash and real estate and capital services leases. The transaction closed on October 31, 2007.

The Asset Purchase Agreement provided for a cash purchase price of $2,500,000 subject to an adjustment based on the net asset value of the division two days prior to closing. As a result of the aforementioned adjustments, the Company received net proceeds of $2,251,202 from the sale of this division.

Prior to the transaction, Gilbert Rossomando was the president of this division and Mark Cerreta was the executive vice president of this division. Messrs. Rossomando and Cerreta are the sole shareholders of Lindley Acquisition Corporation. Mr. Rossomando will remain a director of the Company, however, Messrs. Rossomando and Cerreta resigned as officers of the Company effective at the closing date. The Company believes the sale was fair to the Company and its shareholders based upon a fairness opinion provided by Marshall & Stevens, an independent valuation firm. In addition, the Company’s audit committee reviewed the transaction and the Company’s board of directors approved the transaction based upon the conclusion the terms were no less favorable than generally available to an independent third party.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 2 -	DISCONTINUED OPERATIONS OF FOOD SERVICE DIVISION (Continued)

SALE OF UNITIZED MEALS (Continued)

The unitized meals accounts are classified as discontinued operations in the consolidated financial statements as of and for the three months ended September 30, 2007 and 2006, and were subsequently sold as of October 31, 2007 (See Note 9).

Summarized operating data for the discontinued operations of unitized meals are as follows:

	Sept 30, 2007	Sept 30, 2006
Net revenue	$3,793,967	$3,624,396
Income before taxes	93,595	58,508
Income taxes	12,000	12,000
Income from discontinued operations	$81,595	$46,508

Summarized balance sheet data of Unitized Meals as of September 30, and June 30, 2007 is as follows:

	Sept 30, 2007	June 30, 2007

Cash	$353,481	$345,606
Accounts receivable	2,650,521	2,734,653
Inventory	493,244	441,501
Other assets	477,343	463,902
Equipment	350,104	406,711
Assets held for disposition	4,324,693	4,392,374

Accounts payable	1,628,078	1,481,293
Accrued expenses	149,076	135,474
Long-term debt	597,538	626,344
Liabilities to be assumed	2,374,692	2,243,111
Net assets of discontinued operations	$1,950,001	$2,149,263

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 3 -	DEMAND NOTE PAYABLE

RS Services has a revolving line of credit with a bank that provides for borrowings up to a maximum of $500,000 and a maturity of less than one year.  Interest is calculated based on a variable rate index equal to the Wall Street Journal prime rate daily plus 1% per annum (8.75% at September 30, 2007).  The note is collateralized by certain assets of RS and has an outstanding balance of $473,223 at September 30, 2007.

NOTE 4 -	SECURED DEBT

On July 23, 2007, the Company closed the sale of $850,000 of subordinated secured convertible promissory notes (“Notes”) in a private placement to a limited number of accredited investors. The Notes bear interest at the rate of 12.00% per annum, payable semi-annually on December 31 and June 30. The Notes will mature on June 30, 2008, and the unpaid principal balance due and interest accruing on the Notes is convertible at the option of the holder into the Company’s common stock at $2.12 per share. The offer and sale of the Notes was conducted by the officers and directors of the Company who did not receive a commission or other remuneration. As security for the payment of the Notes and the performance by the Company of its obligations, the Company assigned to the Note holders a security interest in all of its right, title and interest in the patent pending and brand name rights relating to the Company’s EnerLume | EM™ energy saving-device. On June 30, 2007, a portion of the proceeds of the Notes were held as current liabilities and were classified as debt advances.

Pursuant to EITF No. 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, an embedded beneficial conversion feature has been recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in-capital.  That amount is calculated at the commitment date of July 23, 2007 as the difference between the conversion price and the fair value of the common stock.  The recorded discount resulting from allocation of proceeds to the beneficial conversion feature is amortized and recognized as interest expense over the minimum period from the date of issuance to the date at which the debt holder can realize that return using the effective yield method.   The market price of the Company’s shares when the Company committed to the July 23, 2007 private placement was $2.70 per share and the exercise price of the Note is at $2.12 per share. On July 23, 2007, the Company recorded a beneficial conversion feature charge of $232,037.  There were no warrants issued with respect to these private placements.  For the three months ended September 30, 2007 the beneficial interest recorded as interest expense was $44,500.

NOTE 5 -	STOCKHOLDERS’ EQUITY

The Company did not grant any stock options during the quarter and recorded forfeitures of 76,500 as actual terminations according to the plan policy.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 5 -	COMMON STOCK AND WARRANTS

On July 23, 2007, EnerLume announced that the publicly traded warrants to purchase common stock (“Warrants”) expired by their terms on July 21, 2007.  The Warrants were out of the money with a strike price of $5.50.  Accordingly, EnerLume filed a Form 15 with respect to the warrants with the Securities and Exchange Commission pursuant to Rule 12g-4(a)(1)(i).  The Warrants were traded under the symbol CAFEW.PK.

On September 12, 2007, EnerLume granted 100,000 shares of common stock vesting at various dates through June 1, 2008 as retainer to an institutional investment firm for engagement fees pursuant to a one year contract.  The securities issued on September 12, 2007 were issued at a market price of $2.00 and recorded as expense at fair value of $50,000.

NOTE 6 -	INCOME TAXES

The provision for income taxes for discontinued operations consists of current state income taxes of $15,000 each for the three months ended September 30, 2007 and 2006.

As of September 30, 2007, the Company has federal net operating loss carryforwards of approximately $23,014,000 expiring through fiscal 2028.

The Company establishes a valuation allowance in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes.  The Company continually reviews the adequacy of the valuation allowance and recognizes a benefit from income taxes only when reassessment indicates that it is more likely than not that the benefits will be realized.  At September 30, 2007, the Company has recorded a valuation allowance for all of its net deferred tax assets and for the quarter ended September 30, 2007 the Company increased the valuation allowance by approximately $331,000.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 7 -	CONTINGENCIES

LEGAL MATTERS

The Company has established an accrual for all maximum estimated potential losses that it expects to incur from the below actions pursuant to SFAS 5, “Accounting for Contingencies”.

Federal Class and Derivative Actions

In August 2005 and September 2005, twelve putative class action complaints were filed in the United States District Court for the District of Connecticut, naming as defendants the Company, Geoffrey W. Ramsey, and David J. Murphy.  One or more of the complaints also named Gilbert Rossomando, Peter Sarmanian, Roger D. Lockhart and EnergyNsync, Inc.  On September 21, 2005, as amended on September 26, 2005, the Court issued a Consolidation and Scheduling Order, consolidating the actions under the caption, In re Host America Securities Litigation, Civil Action No. 05-cv-1250 (VLB) (the “Class Action”).  On February 12, 2007, lead plaintiffs filed an amended Consolidated Complaint for Violations of the Securities Laws (“Consolidated Complaint”), which named as defendants Host, Geoffrey W. Ramsey, David J. Murphy, Peter Sarmanian and Roger D. Lockhart, and purported to be brought on behalf of all persons who purchased the publicly traded securities of the Company from July 12, 2005 to September 1, 2005.  In general, plaintiffs alleged that the Company’s July 12, 2005 press release contained materially false and misleading statements regarding Host’s commercial relationship with Wal-Mart. The complaint alleged that the statements harmed the purported class by artificially inflating the price of Host’s securities through close of trading on July 22, 2005, and that certain defendants personally benefited from the inflated price by selling stock during the alleged class period.  Plaintiffs sought unspecified damages based on alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and under Section 20A.  On March 27, 2007, all defendants filed motions to dismiss the Class Action.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 7 -	CONTINGENCIES (Continued)

LEGAL MATTERS (Continued)

Federal Class and Derivative Actions (Con’t)

The Company was also named as a nominal defendant in two shareholder derivative actions filed in the United States District Court for the District of Connecticut.  The captions of those actions were Michael Freede v. Geoffrey Ramsey, et al., Civil Action No. 05-01326 (JBA)(filed August 19, 2005) and Joella W. Cheek v. Geoffrey Ramsey, et al., Civil Action No. 05-01326 (JBA)(filed September 13, 2005). The plaintiffs did not make presuit demand on the Board of Directors.  By order dated October 20, 2005, the court consolidated the derivative actions (hereinafter, the “Federal Derivative Action”), and administratively consolidated that action with the Class Action under the caption,  In re Host America Securities Litigation, Civil Action No. 05-cv-1250 (VLB). On June 22, 2006, the plaintiffs filed a Verified Amended Derivative Complaint, which named as defendants Geoffrey Ramsey, David Murphy, Anne Ramsey, Peter Sarmanian, Gilbert Rossomando, Roger Lockhart,  Host directors C. Michael Horton, Nicholas M. Troiano, Patrick J. Healy, and John D’Antona, and Host itself as a nominal defendant. The Verified Amended Derivative Complaint was based on substantially the same allegations as the Class Action Consolidated Complaint.  It asserted causes of action for breach of fiduciary duty, gross negligence, abuse of control, gross mismanagement, breach of contract, unjust enrichment, and insider trading. The complaint sought an unspecified amount of damages and other relief purportedly on behalf of Host.  On March 27, 2007, all defendants filed motions to dismiss the Federal Derivative Action.

On May 22 and 23, 2007, the Company and its past and present directors and officers named as defendants in the Class and Derivative Actions (the “Host America defendants”), and the plaintiffs filed agreements to settle and fully resolve all claims against the Host America defendants in both actions.  On October 18 and 19, 2007, the District Court granted preliminary approval of the Class and Derivative settlements.  The Court has scheduled fairness hearings on the settlements for January 28, 2008.  The Class Action settlement calls for a gross payment of $2.45 million, of which $1.7 million will be funded by defendants’ insurer, to the class in exchange for a release of all claims against the Host America defendants based on the July 12, 2005 press release.  Under the Derivative Action settlement, the Company has agreed to adopt certain therapeutic corporate governance policies and to payment of plaintiffs’ attorneys fees and costs of $140,000.  The settlements remain subject to additional requirements, including issuance of notice to Class members and the Company stockholders and final approval by the Court.  There is no assurance that the settlements will become final.  If the settlement agreements are granted final approval, the available proceeds from the Host defendants’ insurance policy will be exhausted.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 7 -	CONTINGENCIES (Continued)

LEGAL MATTERS (Continued)

State Court Derivative Action

On or about September 28, 2005, the Company was named as a nominal defendant in a separate derivative action filed in the Connecticut Superior Court in Bart Hester v. Geoffrey W. Ramsey, et al.,  Docket No. UWY-CV-05-5001448-S (“Hester” action).  The action named as defendants Geoffrey Ramsey, David Murphy, Anne Ramsey, Peter Sarmanian, Gilbert Rossomando, Roger Lockhart, C. Michael Horton, Nicholas M. Troiano, Patrick J. Healy, and John D’Antona.  The Hester complaint contained allegations and claims substantially similar to those of the Federal Derivative Action described above, and asserted six counts for breach of fiduciary duty for insider selling and misappropriation.  On June 13, 2006, the Superior Court granted Host’s motion to stay all proceedings in Hester in light of the earlier filed Federal Derivative Action.  The Hester action will remained stayed until further order of the Superior Court.

By motion filed on August 8, 2007, Hester sought to intervene in the Federal Derivative Action purportedly for the purpose of objecting to the settlement. Defendants have opposed Hester’s motion.

State Court Individual Suit

On May 2, 2006, 47 plaintiffs who alleged that they had purchased the Company’s securities at artificially inflated prices in reliance on the July 12, 2005 press release brought suit in the Connecticut Superior Court, naming Host as the sole defendant in  Enrique Jose Contreras, et al., v. Host America Corp., Docket No. No. UWY-CV-06-4013754-S (“Contreras” action). The Contreras complaint is based on substantially the same allegations as the Class Action. The complaint asserts causes of action for fraud, fraudulent non-disclosure, fraudulent misrepresentations, negligent misrepresentation, and respondeat superior liability.  On January 18, 2007, the Company filed a request to revise the complaint, and has also moved to stay discovery pending a disposition on its contemplated motion to dismiss.  The Company believes it has substantial and meritorious defenses to the action.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 7 -	CONTINGENCIES (Continued)

LEGAL MATTERS (Continued)

Federal Court Individual Suit

On June 25, 2007, substantially the same group of plaintiffs in the state court Contreras matter filed a complaint in the United States District Court for the District of Connecticut against David J. Murphy, Geoffrey Ramsey, Peter Sarmanian, and Roger D. Lockhart in the matter Anil Sawant, et al. v. Geoffrey W. Ramsey, et. al., Civil Action No. 07-cv-980 (RNC).  The Sawant complaint asserts substantially the same allegations and claims as the Class Action Consolidated Complaint.  The Company is not named as a defendant in the Sawant suit.

Anne and Debra Ramsey Arbitration

On December 2, 2005, a Demand for Arbitration was filed by Anne Ramsey and Debra Ramsey alleging that their employment was terminated in breach of employment agreements that they purportedly entered into with the Company.  Anne Ramsey, the sister of Geoffrey Ramsey, was the Company’s former Human Resource Director and had served on the Board of Directors until June 18, 2007. Debra Ramsey is the wife of Geoffrey Ramsey and was a former administrative assistant for the Company. The Company terminated both individuals on November 23, 2005.  On or about March 20, 2006, the Company instituted an injunction proceeding in the New Haven Superior Court to permanently enjoin this arbitration on the basis that the Company never authorized the employment agreements relied upon by Anne and Debra and therefore such contracts were void. The matter was tried in November, 2006 and the Court rendered a decision on January 8, 2007 denying a permanent injunction. On January 26, 2007 the Company filed an appeal of the Superior Court decision in the Connecticut Appellate Court and thereafter filed a Motion for Stay with the Superior Court which was granted.   On July 5, 2007 the Company filed its brief with the Appellate Court and it is anticipated that oral argument will occur in the next few months.

SEC Investigation

On July 19, 2005, the staff of the Securities and Exchange Commission’s Fort Worth Office initiated an informal inquiry into the facts and circumstances surrounding a press release issued by the Company on July 12, 2005.  On July 22, 2005, the SEC issued a Formal Order of Investigation into the issuance of the press release and initiated a suspension in the trading of the Company’s securities.  On July 17, 2007, Host announced that the staff of the Fort Worth Regional Office of the Securities and Exchange Commission notified the Company that the Commission’s investigation has been terminated as to the Company and no enforcement action has been recommended to the Commission.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) (Continued)

NOTE 7 -	CONTINGENCIES (Continued)

LEGAL MATTERS (Continued)

Geoffrey Ramsey Arbitration

On December 12, 2005, Geoffrey Ramsey, former President and Chief Executive Officer of the Company, filed a Demand for Arbitration with the American Arbitration Association arising from the Company’s termination of his employment in November of 2005. Mr. Ramsey alleged that the Company terminated his employment without just cause in violation of his employment contract and the covenant of good faith and fair dealing. He seeks severance and fringe benefits until 2009, as well as attorneys’ fees and other economic damages.  Mr. Ramsey initially sought special severance equal to six months of his salary for each calendar year that he was employed by the Company, but subsequently withdrew this claim.

The arbitration was heard on March 26th, 27th, 28th, April 2nd and April 3rd, 2007. Simultaneous briefs were filed on May 29, 2007 and the Arbitrator issued a ruling on July 19, 2007 finding that the Company had just cause to terminate Mr. Ramsey’s employment and that Mr. Ramsey was entitled to thirteen weeks of salary from September 2, 2005 through November 28, 2005.  The Company has provided payment to Mr. Ramsey for his thirteen weeks of salary on August 16, 2007.

Other

In addition, there exists routine litigation incidental to the Company’s business, none of which is anticipated to have a material adverse impact on our financial position, results of operations, liquidity or cash flows.

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 8 -	INDUSTRY SEGMENT INFORMATION

The Company has two major reportable segments: energy services and energy conservation.  RS Services is the energy services segment and EnerLume Corp. is the energy conservation segment. The business dining segment which is operated by EnerLume and the unitized meals which is operated by Lindley Food Service have been classified as assets held for sale and are reported as discontinued operations on the consolidated statement of operations.  The segments were determined based on the components of the Company’s business that are evaluated separately by management. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Business segment financial information as of and for the three months ended September 30, 2007 is as follows:

	Energy Services	Energy Conservation	Corporate	Total
Sales to unaffiliated customers	$2,161,919	$15,142	$-	$2,177,061
Segment profit (loss)	177,183	(207,005)	(1,329,487)	(1,359,309)
Depreciation and amortization	82,619	2,719	7,503	92,841
Provision for income taxes	-	-	-	-
Segment assets	2,057,702	433,169	1,282,169	3,773,040

Business segment financial information for the three months ended September 30, 2006 is as follows:

	Energy Services	Energy Conservation	Corporate	Total
Sales to unaffiliated customers	$2,332,967	$-	$-	$2,332,967
Segment profit (loss)	(502,058)	-	(1,099,766)	(1,601,824)
Depreciation and amortization	93,495	-	10,145	103,640
Provision for income taxes	-	-	-	-

ENERLUME ENERGY MANAGEMENT CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 9 -	SUBSEQUENT EVENTS

SALE OF CORPORATE DINING

On October 19, 2007, the holders of a majority of shares of the Company’s outstanding common stock approved the sale of substantially all of the assets comprising our contract food management division pursuant to the Asset Purchase Agreement dated April 17, 2007 and amended on August 31, 2007 by and between the Company, Timothy Hayes and an entity formed by Mr. Hayes to facilitate the transaction. The transaction closed on October 26, 2007 and the principal assets of this division sold in the transaction consisted of the corporate name, customer accounts, inventory, equipment, intellectual property and promotional and marketing materials.

SALE OF UNITIZED MEALS

On October 19, 2007, the holders of a majority of shares of the Company’s outstanding common stock approved the sale of substantially all the assets of Lindley Food Services Corporation, our supplier of fresh unitized meals to schools and senior feeding programs. Pursuant to the Asset Purchase Agreement dated April 17, 2007, the Company sold to Lindley Acquisition Corporation substantially all the assets and liabilities of this division which consisted of equipment, inventory, accounts receivable, intellectual property, contracts and agreements, cash and real estate and capital services leases. The transaction closed on October 31, 2007.

CORPORATION NAME CHANGE

At a special meeting of shareholders of the Company held on October 19, 2007, the holders of a majority of shares of the Company’s outstanding common stock approved a proposal that the Company amend its articles of incorporation and change its name from “Host America Corporation” to “EnerLume Energy Management Corp.”.  On October 24, 2007, the Company filed articles of amendment to amend its articles of incorporation with the office of the Secretary of State of the State of Colorado to effect this change of name.

Prospective investors may rely only on the information contained in this prospectus. Neither EnerLume Energy Management Corp. nor the selling shareholders have authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

AGEMENT CORP.
Common Stock

PROSPECTUS

February 6, 2008